    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1997

                                            REGISTRATION STATEMENT NO. 333-15639
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM F-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ARAMEX INTERNATIONAL LIMITED
             (Exact name of registrant as specified in its charter)

           BERMUDA                         4513                      NOT APPLICABLE
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)      Identification Number)
      incorporation or
        organization)

                            ------------------------

                                          CT CORPORATION SYSTEM
  2 BADR SHAKER ALSAYYAB STREET               1633 BROADWAY
    UM UTHAYNA, AMMAN, JORDAN            NEW YORK, NEW YORK 10019
       (011) 962-6-5522192                    (212) 246-5070
  (Address, including zip code,        (Name, address and telephone
 and telephone number, including                  number
            area code,                    of agent for service)
    of Registrant's principal
        executive offices)

                            ------------------------

                                   COPIES TO:

         LAWRENCE B. FISHER, ESQ.                SAMUEL B. FORTENBAUGH III, ESQ.
    ORRICK, HERRINGTON & SUTCLIFFE LLP             MORGAN, LEWIS & BOCKIUS LLP
             666 Fifth Avenue                            101 Park Avenue
         New York, New York 10103                    New York, NY 10178-0060
              (212) 506-5000                              (212) 309-6000
           (212) 506-5151 (Fax)                        (212) 309-6273 (Fax)

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 8, 1997


PROSPECTUS
                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    Aramex International Limited (the "Company") is hereby offering (the "Offering") 1,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop after consummation of this Offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price per share of Common Stock will be between $7.00 and $8.00. See "Risk Factors" and "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. Application has been made for listing of the Common Stock on the Nasdaq National Market under the symbol "ARMXF."
                            ------------------------

             THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE
               OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                           CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                  PRICE TO               DISCOUNT              PROCEEDS TO
                                                   PUBLIC           AND COMMISSIONS(1)         COMPANY(2)
Per Share.................................            $                      $                      $
Total(3)..................................            $                      $                      $

(1) Does not include additional compensation payable to Commonwealth Associates, the representative of the Underwriters (the "Representative") in the form of a non-accountable expense allowance, a corporate advisory fee and certain warrants. See "Underwriting" for information concerning such additional compensation and certain indemnification and contribution arrangements with the Underwriters.

(2) Before deducting expenses payable by the Company estimated at $450,000, not including the non-accountable expense allowance.

(3) Certain shareholders (the "Selling Shareholders") have granted the Underwriters an option (the "Over-Allotment Option"), exercisable for 45 days after the date of this Prospectus to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will total
    $      ; the Underwriting Discount and Commissions will total $      ; and
    the Proceeds to the Selling Shareholders will total $      . See
    "Underwriting."

    The shares of Common Stock are being offered by the Underwriters named herein when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Commonwealth Associates, New York, New York,
on or about January   , 1997.
                            ------------------------

                            COMMONWEALTH ASSOCIATES

                The date of this Prospectus is January   , 1997

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES: (I) THE "COMPANY" OR "ARAMEX" REFERS TO ARAMEX INTERNATIONAL, LIMITED, A HONG KONG COMPANY, AND ITS CONSOLIDATED SUBSIDIARIES PRIOR TO THE REORGANIZATION (DESCRIBED UNDER "THE COMPANY'S ORGANIZATION") AND ARAMEX INTERNATIONAL LIMITED AND ITS CONSOLIDATED SUBSIDIARIES FOLLOWING THE REORGANIZATION, AND (II) ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND NO EXERCISE OF THE WARRANTS TO PURCHASE 100,000 SHARES OF COMMON STOCK ISSUED TO THE REPRESENTATIVE IN CONNECTION WITH THIS OFFERING (THE "REPRESENTATIVE'S WARRANTS"). ALL REFERENCES IN THIS PROSPECTUS TO "$" SHALL MEAN UNITED STATES DOLLARS. FOR THE PURPOSES OF THIS PROSPECTUS, THE "MIDDLE EAST" SHALL INCLUDE THE FOLLOWING COUNTRIES:
BAHRAIN, CYPRUS, EGYPT, IRAN, IRAQ, ISRAEL, JORDAN, KUWAIT, LEBANON, OMAN, THE PALESTINIAN TERRITORIES, QATAR, SAUDI ARABIA, SUDAN, SYRIA, TURKEY, THE UNITED ARAB EMIRATES, AND YEMEN.

                                  THE COMPANY

    Aramex provides express delivery and freight forwarding services from its main hubs in Dubai, London, New York and Amman primarily to, from and within destinations in the Middle East and the Indian Sub-Continent. Aramex has approximately 800 full-time employees and operates through a network of 36 stations/offices and 11 service providers located in 29 countries, and holds a majority interest in a direct marketing and mail order business, Middle East Direct Marketing ("MED"), which operates five SHOP THE WORLD DIRECT catalog centers. The Company's strategy is to focus on its core business and to expand its services in certain areas of the Middle East to include (i) warehouse management in designated free trade zone locations, (ii) inter-modal regional transportation and distribution (offering the options of express air freight forwarding and ground distribution); (iii) inventory management; and (iv) local warehousing. From 1991 to 1995, the Company's revenues grew from $17.2 million to $43.6 million. The Company generated revenues of $43.6 million and $35.9 million, with corresponding net income of $1.5 million and $1.4 million, for the year ended December 31, 1995 ("1995") and the nine months ended September 30, 1996 (the "Nine Month Period"), respectively. Aramex uses commercial airline service to carry its express parcels and freight, resulting in lower capital costs and greater pricing flexibility. Aramex is a founding member of the Overseas Express Carriers Network (the "OEC"), which is a global alliance among certain leading independent express companies that functions as a worldwide delivery network for its members. In October 1996, Airborne Freight Corporation ("Airborne"), the parent of Airborne Express, the third largest domestic air express delivery carrier in the United States and a member of the OEC, invested $2.0 million for 8.9% of the Company's Common Stock at $6.56 per share.

    The Company has been operating in the Middle East since 1982. According to Boeing Commercial Airplane Group ("Boeing") in its 1996/1997 WORLD AIR CARGO FORECAST, it has been estimated that real gross domestic product ("GDP") for the Middle East will grow at approximately 3.5% per year to $740 billion by 2015. Because of its strategic location at the crossroads of Asia, Europe, and Africa, the Middle East is becoming a major center for world air freight distribution. It was reported by Boeing that, in early 1996, total air traffic through Dubai, where the Company operates one of its major hubs, increased 23% and transshipments increased 41% from 1995. The Company believes it is well positioned to benefit from the economic growth forecasted for the Middle East which should result in an increased demand for express, freight forwarding and regional trucking services.

INTERNATIONAL SMALL PARCEL EXPRESS SERVICE

    Express shipments consist of small packages, typically ranging in weight between 0.5 and 50 kilograms, with time-sensitive delivery requirements. The Company offers its express delivery services on an international basis to both retail and wholesale express accounts and has its own computer tracking system, which permits rapid tracking of a customer's express shipments. Customers may also track their shipments directly on-line on the Company's web-site on the world wide web (www.aramex.com). At September 30, 1996, the Company had approximately 20,000 retail express accounts and 640 wholesale express accounts.

    Retail express customers include individual and commercial accounts such as trading companies, pharmaceutical companies, banks, service and information companies and manufacturing and regional distribution companies. Revenues from retail accounts were $13.7 million (or 31% of total revenues) and $11.7 million (or 32% of total revenues) for 1995 and the Nine Month Period, respectively. None of the Company's retail customers accounted for more than 1.2% of the Company's total revenues for 1995 or the Nine Month Period.

    Wholesale customers consist primarily of express delivery companies (such as Airborne Express, Emery, Purolator Canada, and United Parcel Service), which originate express packages that have a Middle Eastern destination and require Aramex's network in the region to deliver their customers' shipments. Unlike certain of its competitors, Aramex does not repackage these shipments. This is attractive to the Company's wholesale customer because it enables the customer to preserve its corporate identity with the end user. Based upon its knowledge of the Middle East market, management believes that Aramex is the leading independent wholesaler to the Middle East. Revenues from wholesale accounts were $11.6 million (or 27% of total revenues) and $9.5 million (or 26% of total revenues) for 1995 and the Nine Month Period, respectively.

FREIGHT FORWARDING

    The Company offers a wide range of freight forwarding services, including air and ocean freight forwarding, consolidation, warehousing, customs clearance and breakbulk services. Aramex provides "door to door" service from, to and within the Middle East and the Indian Sub-Continent. A significant portion of the Company's freight forwarding business involves consignee sales (imports) and, to a lesser extent, exports. Freight forwarding shipments (or "cargo" shipments) typically have gross weights in excess of 50 kilograms, require customs clearance and are less time-sensitive than express shipments. Revenues from the Company's freight forwarding operations were $14.3 million (or 33% of total revenues) and $10.4 million (or 29% of total revenues) for 1995 and the Nine Month Period, respectively. Of the Company's more than 500 freight forwarding accounts, none exceeded 1% of the total 1995 or Nine Month Period freight forwarding revenues, respectively.

SHOP THE WORLD DIRECT CATALOG CENTERS (MED)

    In 1995, Aramex launched MED, a direct marketing and mail order catalog service on a test basis in Amman, Jordan, with the objective of developing distribution and sales of international mail order products throughout the Middle East. The catalogs are featured in the Company's SHOP THE WORLD DIRECT catalog centers where salespeople assist customers in selecting and ordering merchandise. At September 30, 1996, MED had exclusive rights to sell and distribute products from approximately 20 catalogs including Brooks Brothers, The Chef's Catalog, Hammacher Schlemmer, J.C. Penney, and Littlewoods (UK) and others in the Middle East (with the exception of Saudi Arabia, Kuwait and the Gulf States in the case of J.C. Penney). The Company operates SHOP THE WORLD DIRECT catalog centers in Jordan, Kuwait, Egypt, Lebanon and Qatar, where the Company sells, processes and delivers mail order products to its customers. Commission revenue generated from such sales by MED accounted for $0.6 million (or 2% of total revenue) for the Nine Month Period. In addition to generating commissions on each sale of a product, MED generates package delivery revenue for the Aramex express delivery network.

DOMESTIC AND REGIONAL GROUND EXPRESS TRANSPORTATION SERVICES

    The Company has developed an extensive regional network for the delivery of small parcels for its customers which include local distributors, pharmaceutical companies, banks and a TV home shopping service. Revenues from intracountry operations were $2.0 million (or 5% of total revenues) and $2.1 (or

6% of total revenues ) for 1995 and the Nine Month Period, respectively. Aramex plans to expand its ground transportation network to offer cross-border trucking and ground transportation for small parcels and fast-moving consumer goods in the region, servicing what the Company perceives to be a highly underdeveloped market. In developing a parcel shuttle service linking the main cities in the Middle East, Aramex expects to lower the cost of linehauling by reducing air freight movement and thereby offer its customers lower prices and the option of deferred service. Management believes the addition of such complementary businesses should help strengthen the core business of Aramex.

GROWTH STRATEGY

    The Company's business strategy is to provide a full range of international and domestic express, freight forwarding, logistics, ground transportation and mail order services to its customers. The Company believes that it competes in an industry and a region characterized by a growing need among customers for more comprehensive services. By offering a wide range of distinct delivery and transportation services at a reasonable price, the Company plans to position itself as a leading provider of express, freight forwarding and logistics services in its core markets.

    The express, transportation and logistics services businesses require extensive and ongoing investments in technological and systems infrastructure. The Company historically has made significant investments in its technology systems to provide a strong platform for enhanced service and future growth. In connection with the introduction of logistics and other services, the Company has commenced a reengineering of its station operations, which includes a number of ongoing technological initiatives such as: (i) the installation of upgraded information systems; (ii) the development of Aramex's own private communications network; (iii) the replacement of manual processing with bar coding scanner technology for all its offices around the world; and (iv) the development of a customized software package to provide customers and suppliers with direct electronic connections to the Aramex network.

    The Aramex management team has been carefully building the Company's infrastructure, creating the technology and management systems, employee base and strategic alliances required both to support future growth in the Company's current business lines and to serve as a platform for the expansion into the following new businesses and emerging markets:

           LOGISTICS MANAGEMENT. The increased use of intermodalism (two or more means of transportation) in freight forwarding has been coupled with a corresponding increased demand for outsourced logistics management services. Based upon the results of a pilot program implemented at its headquarters, Aramex plans to introduce, on a Company-wide basis, a new service concept, the "One Stop Shop," as a total logistical solution to its customers' transport needs. Aramex is currently undertaking a major re-engineering effort designed to transform the structure of its stations from a department setup (e.g., express, freight forwarding, etc.) into cross-functional personalized customer teams offering multi-modal regional transportation and distribution as well as inventory management services. Additionally, with a portion of the proceeds of this Offering, the Company plans to open warehousing and distribution centers in designated regional free trade zones. The Company will target its existing customers as well as potential customers requiring high value and timely delivery, including aviation, automobile, computer and electronics companies, light assembly factories and wholesale freight forwarders.

           GEOGRAPHIC EXPANSION. The Company is implementing a strategy focused on expanding its geographic presence in the Middle East, the Indian Sub-Continent, and other emerging markets such as North Africa and certain former Soviet Central Asian Republics. Each of these emerging markets is characterized by large populations and growing economies which are liberalizing and opening their markets to the private sector and to foreign investors. The Company plans to expand its distribution network in these regions, Aramex management believes it can (i) enhance its regional market share and presence; (ii) expand its customer base; and
       (iii) further reduce its
       geographic revenue concentration. The Company has targeted a portion of the proceeds from the Offering to acquire an equity interest in the operations of its current service providers or joint ventures located in India, Sri Lanka, Pakistan and Turkey. Recently, the Company entered into an agreement with a service provider in Uzbekistan to commence operations in early 1997 and plans to commence negotiations to establish joint ventures in certain North African countries and other Central Asian Republics such as Kazakhstan and Azerbaijan.

           ADDITIONAL MED SHOP THE WORLD DIRECT CATALOG CENTERS. In an effort to add additional sources of revenue and as a natural extension of the basic express business, the Company plans to open additional catalog centers with a portion of the proceeds from the Offering and to commence local advertising of its mail order services. The Company's goal is to open at least five additional catalog centers in the next twelve months with a long-term view to including a catalog center in or near each of its stations in the Middle East. The Company plans to continue to seek to offer similar value-added customized special services to its growing customer base.

    The Company's principal executive office is located at 2 Badr Shaker Alsayyab Street, Um Uthayna, Amman, Jordan and the Company's telephone number is 962-6-5522192.

                            ------------------------

   ARAMEX-Registered Trademark- is a registered service mark of the Company.
       This Prospectus includes trademarks and service marks of companies other than those of the Company.

                                  THE OFFERING

Common Stock Offered Hereby..................  1,000,000 shares

Common Stock to be Outstanding after the
  Offering(1)................................  4,429,688 shares

Use of Proceeds..............................  For expansion, working capital and other general corporate purposes. See "Use of
                                               Proceeds" and "Certain Transactions."

Proposed Nasdaq Symbol.......................  "ARMXF"

Risk Factors.................................  The Common Stock offered hereby involves a high degree of risk. Prospective investors
                                               should carefully consider the factors
                                               discussed under the heading "Risk Factors."

------------------------

(1) Excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options having an exercise price at or above the initial public offering price of the Common Stock and 100,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants at an exercise price of 120% of the initial offering price. See "Management" and "Underwriting."

    THE COMPANY IS ORGANIZED UNDER THE LAWS OF THE ISLANDS OF BERMUDA AND IS HEADQUARTERED IN JORDAN. CERTAIN OF THE COMPANY'S DIRECTORS, OFFICERS AND CONTROLLING PERSONS, AND SELLING SHAREHOLDERS AS WELL AS CERTAIN OF THE EXPERTS NAMED IN THIS PROSPECTUS RESIDE OUTSIDE THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THEIR ASSETS AND THE ASSETS OF THE COMPANY ARE LOCATED OUTSIDE THE UNITED STATES, INCLUDING BERMUDA AND JORDAN. AS A RESULT, IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR TO ENFORCE JUDGMENTS AGAINST THE COMPANY OR SUCH PERSONS OBTAINED IN UNITED STATES COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS BEEN ADVISED BY CONYERS, DILL & PEARMAN, BERMUDA COUNSEL TO THE COMPANY, THAT THE ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS OBTAINED IN ACTIONS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS AND THE ENFORCEABILITY, IN ORIGINAL ACTIONS, OF LIABILITIES AGAINST THE COMPANY OR SUCH PERSONS PREDICATED SOLELY UPON THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES WOULD REQUIRE THE COMMENCEMENT OF A SEPARATE ACTION IN THE BERMUDA COURTS. THERE IS UNCERTAINTY AS TO WHETHER THE COURTS OF BERMUDA OR JORDAN WOULD (i) ENFORCE JUDGMENTS OF UNITED STATES COURTS OBTAINED AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES OR (ii) ENTERTAIN ORIGINAL ACTIONS BROUGHT IN BERMUDA COURTS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS IRREVOCABLY APPOINTED CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AUTHORIZED AGENT TO RECEIVE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING AGAINST IT BASED UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES AND/OR ARISING

OUT OF OR RELATING TO THIS OFFERING. THE COMPANY HAS BEEN ADVISED BY ALI SHARIF ZU'BI & SHARIF ALI ZU'BI LAW FIRM THAT THE ENFORCEMENT OF FOREIGN JUDGEMENTS IN JORDAN IS GOVERNED BY LAW NO. 8 OF 1952 WHICH PROVIDES THAT A FOREIGN JUDGEMENT MAY BE ENFORCED IN JORDAN BY MEANS OF AN APPLICATION TO THE COMPETENT COURT WITHOUT RETRIAL AND RE-EXAMINATION OF THE MERITS OR ISSUES OF THE CASE. JORDANIAN COURTS MAY, HOWEVER, DECLINE TO ENFORCE A FOREIGN JUDGEMENT (I) IF THE COURT WHICH PASSED THE JUDGEMENT WAS WITHOUT COMPETENT JURISDICTION, (II) IF THE DEFENDANT HAS NOT CARRIED ON ANY BUSINESS WITHIN THE JURISDICTION OF THE COURT WHICH PASSED THE JUDGEMENT OR WAS NOT RESIDENT WITHIN ITS JURISDICTION AND DID NOT WILLFULLY APPEAR BEFORE THE COURT OR DID NOT RECOGNIZE ITS JURISDICTION,
(III) IF THE DEFENDANT WAS NOT NOTIFIED TO APPEAR BEFORE THE COURT WHICH ISSUED THE JUDGEMENT OR WAS NOT DULY OR PROPERLY SERVED WITH NOTICE, (IV) IF THE JUDGEMENT HAS BEEN PASSED IN A FRAUDULENT MANNER, (V) IF THE DEFENDANT IS ABLE TO PERSUADE THE COURT THAT THE JUDGEMENT IS NOT FINAL, (VI) IF THE JUDGEMENT CONTRAVENES JORDANIAN PUBLIC POLICY, AND (VII) IF THE LAWS OF THE COUNTRY OF THE COURT WHICH PASSED THE JUDGEMENT DO NOT RECOGNIZE AND ENFORCE JUDGEMENTS OF JORDANIAN COURTS.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary consolidated financial information set forth below is derived from and should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                                            NINE MONTHS ENDED
                                                                    YEAR ENDED
                                                                   DECEMBER 31,               SEPTEMBER 30,
                                                          -------------------------------  --------------------
                                                            1993       1994       1995       1995       1996
                                                          ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues:
  Express...............................................  $  19,802  $  22,349  $  25,491  $  18,467  $  21,394
  Freight Forwarding....................................      6,544     13,104     14,306     10,707     10,421
  Domestic(1)...........................................        833      1,291      2,007      1,407      2,099
  Other(2)..............................................      1,635      1,385      1,798      1,179      1,982
                                                          ---------  ---------  ---------  ---------  ---------
    Total revenues......................................     28,814     38,129     43,602     31,760     35,896
Shipping costs..........................................     13,676     19,992     23,045     17,109     18,623
                                                          ---------  ---------  ---------  ---------  ---------
    Gross profit........................................     15,138     18,137     20,557     14,651     17,273
Operating expenses......................................      6,099      6,877      7,986      5,803      6,456
Selling, general and administrative expenses............      7,885     10,232     10,664      7,774      9,050
                                                          ---------  ---------  ---------  ---------  ---------
    Operating income....................................      1,154      1,028      1,907      1,074      1,767
Interest expense........................................         (4)       (46)       (61)       (13)       (10)
Gain (loss) on sale of fixed assets.....................          7         (4)        (1)       (39)        --
Exchange gain (loss)....................................       (182)       (55)        31         84         (6)
Other income (loss).....................................       (200)      (123)        69        (26)         1
                                                          ---------  ---------  ---------  ---------  ---------
    Income before income taxes..........................        775        800      1,945      1,080      1,752
Provision for income taxes..............................         56        227        266        233        180
Minority interests......................................        633        278        157         95        124
                                                          ---------  ---------  ---------  ---------  ---------
    Net income..........................................  $      86  $     295  $   1,522  $     752  $   1,448
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Net income per common share(3)..........................  $    0.03  $    0.09  $    0.49  $    0.24  $    0.46
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares
  outstanding(3)........................................      3,125      3,125      3,125      3,125      3,125

                                                                                                SEPTEMBER 30, 1996
                                                                    DECEMBER 31,            --------------------------
                                                           -------------------------------              PRO FORMA, AS
                                                             1993       1994       1995      ACTUAL    ADJUSTED(4)(5)
                                                           ---------  ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
Working capital..........................................  $   2,239  $   1,915  $   2,867  $   3,800     $  11,990
Total assets.............................................     10,297     13,178     14,344     17,513        25,703
Total liabilities........................................      6,908      9,715      9,649     11,379        11,379
Shareholders' equity.....................................  $   2,612  $   2,889  $   4,404  $   5,850     $  14,040

------------------------
(1) Domestic revenues are derived from the intracountry delivery of packages, primarily by ground transportation.

(2) Other revenues include revenue derived from the Company's remail and special services and, for the nine months ended September 30, 1996, include $0.6 million of revenues from the Company's Middle East Direct Marketing (MED) business.

(3) Assumes consummation of the Reorganization and excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants. See "Management" and "Underwriting."

(4) Gives effect to the sale of 304,688 shares of Common Stock to Airborne in October 1996 for an aggregate purchase price of $2.0 million (the "Airborne Stock Purchase"). See "Certain Transactions."

(5) Adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share (after deducting estimated offering expenses and underwriting discount and commissions). See "Capitalization" and "Use of Proceeds."

                           THE COMPANY'S ORGANIZATION

    Aramex International Limited (sometimes referred to in this section as "Aramex Bermuda") was incorporated under the laws of Bermuda in October 1996 as the successor to Aramex International, Limited, a Hong Kong company which was incorporated in February 1986 ("Aramex Hong Kong"). On December 13, 1996, Aramex Bermuda subscribed for 100 shares of Aramex Hong Kong (the "Ordinary Shares") and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the "Deferred Shares") (collectively, the "Reorganization"). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by Aramex Bermuda) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Subsequent to the Reorganization and prior to the Offering, the Company's shareholders will own the same proportion of outstanding shares of Aramex Bermuda as they held in Aramex Hong Kong prior to the Reorganization. Pursuant to the Reorganization, Aramex Bermuda will become the parent holding company of Aramex Hong Kong. The existing shareholders of Aramex Hong Kong will retain a nominal interest in Aramex Hong Kong through their ownership of the Deferred Shares. Aramex Hong Kong will act as an intermediate holding company of the Company's subsidiaries until the Company completes its reorganization plan to transfer all of its assets from Aramex Hong Kong to Aramex Bermuda or into other subsidiary companies. See "Risk Factors--Risks Inherent in International Operations" and
Note 1 to Notes to Consolidated Financial Statements.

    The corporate structure of the Company's operating subsidiaries is in part influenced by the laws of the countries in which the Company operates. Various Middle Eastern and other governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. See "Risk Factors--Restrictions and Controls on Foreign Investments and Acquisitions of Majority Interests." As a result, the Company generally operates through subsidiaries, sponsors, joint ventures, service providers and agents.

    The Company operates through wholly-owned subsidiaries in France, Greece, Jordan, New York, United Kingdom, Washington D.C. and the Palestinian Territories.

    The Company has entered into sponsorship agreements whereby a domestic company sponsors Aramex to obtain a charter or license. The Company has entered into such agreements in Abu Dhabi, Bahrain, Cyprus, Dubai, Kuwait and Qatar.

    The Company has entered into joint venture agreements in Canada, Egypt, Lebanon, Syria and Turkey. The Company has entered into a technical services and exclusive agency agreement in Saudi Arabia.

    The Company has also entered into agency relationships with local service providers whereby it appoints an agent to conduct its courier services in a designated territory in return for royalties. The Company has entered into such agreements in Bulgaria, Ethiopia, India, Iran, Oman, Pakistan, Sri Lanka, Switzerland, Uzbekistan, Sudan, Hong Kong, Bangladesh and Yemen.

    The following chart illustrates the Company's corporate structure.

                          [CHART]

    Recently, the Company entered into an agreement with a service provider in Uzbekistan to commence operations in early 1997. Following the Offering, the Company may enter into discussions to increase its ownership or participation interest in several joint ventures as well as convert its agency arrangements with certain of its service providers into joint ventures. The Company is negotiating to increase its interest in its Egyptian joint venture and in its Lebanese joint venture.

    The Company may enter into discussions to commence new joint ventures in certain North African countries and other Central Asian Republics, such as Kazakhstan and Azerbaijan.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

    A majority of the Company's business is conducted outside of the United States. As a result, the Company's operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. There can be no assurance that any of these risks will not have an adverse effect on the Company.

RISKS ASSOCIATED WITH HONG KONG SUBSIDIARY

    Following the Reorganization and until it completes the transfer of assets from Aramex Hong Kong to Aramex Bermuda, the Company will continue to operate through Aramex Hong Kong. As a result, the Company's business, results of operations and financial condition may be influenced by the political situation in Hong Kong. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the People's Republic of China, and Hong Kong will become a Special Administrative Region of China. There can be no assurance that the transfer of sovereignty and any resulting changes in the political, legal or other conditions in Hong Kong will not adversely impact the ability of Aramex Hong Kong to conduct business.

RISKS RELATING TO OPERATIONS IN THE MIDDLE EAST

    The Company operates in 17 countries located in the Middle East. The Company derived 71% of 1995 revenue and 74% of the Nine Month Period revenue and substantially all of its operating profit from operations in the Middle East, and the risks of doing business in that region could adversely affect the Company. Such risks include the following:

    POLITICAL AND ECONOMIC FACTORS. The Middle East's economies have been subject to many destabilizing factors, including military conflicts and tensions, civil unrest, large government deficits, low foreign exchange reserves and fluctuations in world commodity prices. In attempting to respond to these problems, many Middle Eastern governments have intervened in their economies, employing among other things, fiscal, monetary and trade policies, import duties, foreign currency restrictions and controls of wages, prices and exchange rates. Some Middle Eastern governments have frequently changed their policies in all these areas. Certain Middle Eastern economies have received military and economic aid from the United States and many Middle Eastern companies have been financed by United States venture capital and investment concerns. There is no assurance that such aid and investments will continue to be available in the future.

    RISKS OF FOREIGN LEGAL SYSTEMS. Many of the countries where the Company operates and plans to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors.

    EFFECT OF POSTAL TAXES AND OTHER PAYMENTS. In several Middle Eastern countries where the Company operates, it is required to pay taxes and/or royalties to the local postal authority. To the extent these taxes and/or royalties are increased, the Company's results of operations may adversely be affected.

RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS AND ACQUISITIONS OF MAJORITY
  INTERESTS

    Foreign investment by the Company in local joint ventures or business acquisitions has been and will continue to be restricted or controlled to varying degrees. These restrictions or controls have and may continue to limit or preclude foreign investment in certain proposed joint ventures or business acquisitions or increase the costs and expenses of the Company in seeking to effectuate such a transaction. Various governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. In certain countries, the Company is required to conduct operations pursuant to an agency or sponsorship agreement. The loss of an agent or sponsor could result in the temporary or permanent cessation of operations in a particular country. There can be no assurance that the Company will be able to replace such agent or sponsor on favorable terms, if at all. Furthermore, various governments restrict investment opportunities by foreign persons in certain industries. Various governments may also require governmental approval for the repatriation of capital and income by foreign investors. Various governments have laws protecting local postal authorities. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. There can be no assurance that additional or different restrictions or adverse policies applicable to the Company will not be imposed in the future or, if imposed, as to the duration or impact of any such restrictions or policies.

DEPENDENCE ON INTERNATIONAL TRADE

    International trade is essential to the Company's results of operations and has played an important role in the economic development of the Middle East and other regions where the Company currently operates or plans to operate. International trade is influenced by many factors, including economic and political conditions, major work stoppages, currency fluctuations, and laws relating to tariffs, trade restrictions, foreign investments, and taxation. A reduction in the volume of international trade due to one or more of these factors, any material restrictions on trade, or a downturn in the economies where the Company currently operates or plans to operate could have a material adverse effect on the Company. Political differences may lead to the imposition of trade barriers and/or economic sanctions. The occurrence of such barriers or sanctions could have a material adverse effect on the Company's operations.

GOVERNMENT REGULATION

    The Company's operations require and will require various licenses, permits and approvals in each jurisdiction where it operates. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. Authorization to commence operations will be required in each country in which the Company intends to operate. No assurance can be given that the Company will obtain such authorizations, licenses, permits or necessary approvals. In addition, countries in which the Company wishes to operate may have regulatory systems that impose other impediments on the Company's operations. There can be no assurance that the Company will be able to profitably operate in light of these restrictions.

RELIANCE ON COMMERCIAL CARRIERS

    The Company relies on scheduled flights of commercial air carriers and shipping companies in delivering its express mail and freight forwarding services. Consequently, the ability of the Company to provide reliable, low-cost express delivery would be adversely affected by changes in policies and practices such as pricing, payment terms, scheduling, and frequency of service or increases in the cost of fuel, taxes and labor, and other factors that are not within the Company's control.

RISKS ASSOCIATED WITH GEOGRAPHIC EXPANSION AND NEW LINES OF BUSINESS

    The Company intends to actively pursue a strategy of continued growth, and will seek to expand the range of its services and penetrate new geographic markets. The Company's ability to expand into new geographic markets will be dependent upon its ability to secure the requisite local permits necessary to conduct business, including those which may be required by the local postal authority. Several countries targeted by the Company for expansion have restricted express companies from operating in their jurisdiction. For example, as of the date hereof, Algeria and Morocco each have permitted one of the Company's competitors to operate therein and Tunisia has not permitted any express company to operate therein. Failure to secure such local permits would create a competitive disadvantage for the Company and hinder or delay its expansion plans therein. The Company also plans to open additional catalog centers and commence offering logistics management services along with regional trucking and ground transportation. This will require additional capital expenditures, including leasing additional facilities and purchasing and operating a small trucking fleet. The Company has only limited experience in operating a trucking operation and a logistics management service. The availability of qualified and licensed drivers will become an important factor in the Company's expansion of a regional trucking and ground transportation business. In addition, the Company will be required to identify suitable new geographic markets with sufficient demand for the Company's services, to hire and retain skilled management, marketing, customer services and other personnel, and to successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service controls. There can be no assurance that the Company will be able to do so effectively or that allocation of capital or human resources will not adversely impact the Company as a whole.

EFFECTS OF INFLATION; CURRENCY FLUCTUATIONS

    Exchange rates for some local currencies in countries where Aramex operates may fluctuate in relation to the U.S. dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are translated into U.S. dollars. Any weakening of the value of a local currency against the U.S. dollar could result in lower revenues and earnings for the Company when such local currencies are translated into U.S. dollars. Therefore, there can be no assurance that currency exchange rates will not have a material adverse effect on the Company.

COMPETITION

    The Company faces strong competition in the Middle East and other regions in which it operates. The Company's ability to compete effectively depends principally upon price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Some of the Company's competitors have well established reputations and significantly greater financial and other resources available for expansion than the Company. The Company's principal competitors are DHL Worldwide Express, Federal Express, TNT Express Worldwide and UPS. There can be no assurance that the Company will be able to expand as rapidly as, or compete effectively against, its competitors.

HOLDING COMPANY STRUCTURE

    The Company is a holding company and substantially all of its operations are conducted through subsidiaries, joint ventures and contractual sponsorship arrangements. Consequently, the Company will rely principally on dividends or advances from its subsidiaries (including ones that are not wholly-owned), joint ventures, contractual sponsorship arrangements and agency relationships with service providers. The ability of such subsidiaries to pay dividends and the ability of the Company to realize on its investment in other entities is subject to applicable local law and certain other restrictions.

DEPENDENCE ON KEY EMPLOYEES

    The Company's growth and profitability are dependent upon, among other things, the abilities and experience of the Company's management team including Mr. William Kingson and Mr. Fadi Ghandour, the Company's Chairman and the Company's President, Deputy Chairman and Chief Executive Officer, respectively. If the services of Messrs. Kingson and Ghandour or a number of the Company's executive officers were no longer available to the Company, the Company's business, financial condition and results of operations could be adversely affected.

    From time to time, Messrs. Fadi Ghandour and William Kingson have made non-interest bearing loans to the Company. In addition, from time to time, Mr. Ghandour has also personally guaranteed lines of credit and bank overdrafts on behalf of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 8 to Notes to Consolidated Financial Statements. There can be no assurance that such loans and guarantees will be available to the Company in the future.

SEASONALITY

    The Company's business is seasonal in nature. Historically, the Company experiences a decrease in demand for its services during the first and third quarter, the post-winter holiday and summer vacation seasons. The Company traditionally experiences its highest volume in the fourth quarter due to the holiday season. The seasonality of the Company's sales may cause a variation in its quarterly operating results and a significant decrease in second or fourth quarter revenues may have an adverse effect on the Company's results of operations for that fiscal year.

POTENTIAL LIABILITY REGARDING DELIVERY OF SHIPMENTS AND NO INSURANCE COVERAGE

    In the Company's business, the Company assumes responsibility to its customers for the safe delivery of shipments up to $100.00 in value. Upon the customer's request, the Company insures amounts above $100.00 with local insurance companies. The Company does not carry an umbrella insurance policy. The Company has, from time to time, made payments to its customers for claims related to its shipments which, to date, have not been material to the Company's results of operations. Should the Company experience an increase in the number of such claims, there can be no assurance that the Company's results of operations will not be adversely affected.

ARBITRARY DETERMINATION OF OFFERING PRICE

    The initial public offering price has been arbitrarily determined by negotiation between the Company and the Underwriters. In determining the offering price, the Underwriters and the Company have considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial condition and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market. Consequently, the initial public offering price of the Common Stock does not necessarily bear any relationship to the Company's asset value, net worth or other established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock. See "Underwriting."

NO PRIOR PUBLIC TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price may not be indicative of prices that will prevail in the trading market. The market prices for securities of companies in the Company's industry have at times in the past been volatile. The dissemination of news reflecting unrest or hostilities in the Middle East or other regions of the world where the Company operates or plans to operate could have a significant impact on the market price of the Common Stock. The announcement of new commercial products or services by the Company or its competitors, governmental regulations, regulatory approvals or developments relating to the transportation industry generally, as well as period-to-period fluctuations in financial results and general economic, political and market conditions, may have a significant impact on the market price of the Common Stock.

RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW

    The Company is incorporated under the laws of Bermuda and is headquartered in Jordan. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of the Company's management and directors and the rights of its shareholders, including those persons who will become shareholders of the Company in connection with the Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. Such principles of law may differ from those that would apply if the Company were incorporated in a jurisdiction in the United States. In addition, the Company has been advised by Conyers, Dill & Pearman, its Bermuda counsel, that there is uncertainty as to whether the courts of Bermuda would enforce (i) judgments of United States courts obtained against the Company or its officers and directors resident in foreign countries predicated upon the civil liability provisions of the securities laws of the United States or any state or (ii) in original actions brought in Bermuda, liabilities against the Company or such persons predicated upon the securities laws of the United States or any state. The Company has been further advised by the Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordanian counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and re-examination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction,
(iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgement do not recognize and enforce judgements of Jordanian courts. See "Description of Capital Stock--Bermuda Law."

STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have a total of 4,429,688 shares of Common Stock outstanding. Of these shares, the 1,000,000 shares (1,150,000 shares if the Underwriters' over-allotment option is exercised in full) sold in this Offering will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 3,429,688 shares of Common Stock outstanding upon completion of this Offering will be "restricted stock" as that term is defined by Rule 144 as promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. All officers, directors and shareholders of the Company and all holders of any options, warrants or other securities convertible into, or exercisable or exchangeable for, shares of Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, on behalf of the Underwriters, for a period of 12 months after the effective date of the Registration Statement of which this Prospectus is a part; provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution. In addition, Airborne has been granted certain "piggyback" registration rights pursuant to the Airborne Stock Purchase. See "Certain Transactions." Any future sales of shares of Common Stock may have an adverse effect on the market price of the Common Stock. See "Principal and Selling Shareholders," "Stock Eligible for Future Sale," "Management--Stock Option Plans," and "Underwriting."

BROAD DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS

    Approximately 39% of the estimated net proceeds are presently designated to be used for working capital and general corporate purposes. Although the Company intends to apply the net proceeds of the Offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of the Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

EFFECT OF PREFERRED STOCK AND STAGGERED BOARD

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. There are presently no shares of preferred stock outstanding. Although the Company has no present intention to issue shares of preferred stock after consummation of the Offering, any issuance of undesignated preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

    In addition, the Company's Bye-laws provide for a classified Board of Directors. This could inhibit a change of control of the Company because it will take at least two annual meetings to change control of the Board of Directors by shareholder vote. See "Management--Directors and Executive Officers."

CONTROL BY EXISTING SHAREHOLDERS; BENEFITS OF OFFERING TO EXISTING SHAREHOLDERS

    Following the Offering, the Company's existing shareholders will beneficially own approximately 78.4% of the outstanding shares of Common Stock (assuming no exercise of the Underwriters' Over-Allotment Option). As a result of such ownership, these shareholders will be able to control the election of all directors and other actions submitted to a vote of the Company's shareholders. See "Use of Proceeds," "Dilution," "Principal and Selling Shareholders" and "Certain Transactions."

DILUTION

    Purchasers of the shares of Common Stock offered hereby (at an assumed initial public offering price of $7.50 per share) will incur an immediate dilution in net tangible book value per share of Common Stock of $4.33 (58.0%) per share. Additional dilution to future net tangible book value per share may occur upon the exercise of the Representative's Warrants and options and warrants that are outstanding or to be issued under the Company's stock option plan or otherwise. See "Capitalization," "Dilution" and "Certain Transactions."

EFFECT OF SHAREHOLDERS AGREEMENT

    In connection with the Airborne Stock Purchase, the existing shareholders of the Company entered into a Shareholders Agreement which provides, among other things, that in the event the Company transfers (as defined in the Shareholders Agreement) any shares of Common Stock to certain listed competitors of Airborne or to any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of Common Stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. Such provision may deter or frustrate a takeover of the Company.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be approximately $6,190,000, assuming a public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The Company presently anticipates utilizing the net proceeds of this Offering (i) to expand into existing and emerging markets by acquiring ownership interests or increasing existing participation interests in local service providers, the amount and timing of which use of proceeds cannot be determined at this time (ii) approximately $0.75 million to open additional SHOP THE WORLD DIRECT catalog centers, (iii) approximately $1.0 million in technology and systems infrastructure in order to introduce logistics management services, and
(iv) approximately $2.0 million to acquire additional vehicles for operation of domestic and cross border ground transportation. The balance of the net proceeds of this Offering will be used for working capital and general corporate purposes, including funding accounts receivable.

    As part of its growth strategy, the Company routinely considers acquisitions of local service partners and complementary businesses; however, except as described herein, the Company does not presently have any plans, arrangements or agreements with respect to any potential acquisitions and there can be no assurance that any acquisitions will be consummated.

    The foregoing represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, if at all. Pending application thereof, the net proceeds will be invested in short-term, investment-grade, interest bearing securities.

    The Company will not receive any proceeds from the sale of stock by the Selling Shareholders upon the exercise of the Over-Allotment Option.

                                    DILUTION

    The pro forma net tangible book value of the Company's Common Stock as of September 30, 1996, after giving effect to the Airborne Stock Purchase, was $7,850,260, or approximately $2.29 per share. Net tangible book value per share represents the total amount of tangible assets less total liabilities (including minority interests) divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the 1,000,000 shares of Common Stock offered hereby at an assumed initial public offering of $7.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at September 30, 1996 would have been $14,040,260, or approximately $3.17 per share. This represents an immediate increase in net tangible book value of $0.88 per share to existing shareholders and an immediate dilution in net tangible book value of $4.33 per share to new investors. The following table illustrates dilution to new investors:

Assumed initial public offering price per share of Common Stock...........                 $7.50
  Pro forma net tangible book value per share prior to the Offering.......      $2.29
  Increase per share attributable to new investors........................      $0.88
                                                                            ---------
Pro forma net tangible book value per share after the Offering............                 $3.17
                                                                                       ---------
Dilution per share to new investors.......................................                 $4.33
                                                                                       ---------
                                                                                       ---------

    The following table summarizes the number of shares of Common Stock purchased, the percentage of total consideration paid, and the average price per share paid by the existing shareholders and new investors in the Offering. The calculation below is based on an assumed initial public offering price of $7.50 per share (before deducting the Underwriting discounts and commissions and other estimated expenses of the Offering payable by the Company).

                                                       SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                    -----------------------  --------------------------     PRICE
                                                      NUMBER    PERCENTAGE      AMOUNT      PERCENTAGE    PER SHARE
                                                    ----------  -----------  -------------  -----------  -----------
Existing Shareholders(1)..........................   3,429,688        77.4%  $   2,258,457        23.1%   $    0.66
New Investors.....................................   1,000,000        22.6%  $   7,500,000        76.9%   $    7.50
                                                    ----------       -----   -------------       -----
      Total.......................................   4,429,688       100.0%  $   9,758,457       100.0%
                                                    ----------       -----   -------------       -----
                                                    ----------       -----   -------------       -----

------------------------

(1) Excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares issuable upon exercise of the Representative's Warrants. See "Management" and "Underwriting."

                                DIVIDEND POLICY

    The Company has not declared or paid cash dividends on its Common Stock since 1992. The Company made a cash distribution aggregating $0.26 million in 1992 and $0.08 million in 1991. For the nine months ended September 30, 1996 and 1995, respectively, payments to minority interests aggregated $0.1 million and $0.8 million, respectively. In 1995, 1994 and 1993, payments to minority interests were $0.9 million, $0.4 million and $0.4 million, respectively. The Company presently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and such other considerations as the Board of Directors may consider relevant with respect to the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth the consolidated short-term and long-term debt and capitalization of the Company at September 30, 1996, and on a pro forma, as adjusted basis to reflect (i) the Airborne Stock Purchase in October 1996 and (ii) the sale of the Common Stock offered hereby, assuming an initial public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." The information set forth below should be read in conjunction with the Consolidated Financial Statements including the Notes thereto included elsewhere in this Prospectus.

                                                                                           AT SEPTEMBER 30, 1996
                                                                                          ------------------------
                                                                                                     PRO FORMA, AS
                                                                                           ACTUAL      ADJUSTED
                                                                                          ---------  -------------

                                                                                               (IN THOUSANDS)
SHORT TERM DEBT AND CURRENT PORTION OF NOTES PAYABLE....................................  $   1,092   $     1,092
LONG-TERM DEBT..........................................................................         15            15
                                                                                          ---------  -------------
          Total Debt....................................................................  $   1,107   $     1,107
                                                                                          ---------  -------------
Minority interests in subsidiaries......................................................  $     284   $       284
                                                                                          ---------  -------------
SHAREHOLDERS' EQUITY(1):
  Preferred Stock, $0.01 par value; 5,000,000 shares authorized; zero shares issued and
    outstanding.........................................................................  $     -0-   $       -0-
  Common Stock, $0.01 par value; 15,000,000 shares authorized; 3,125,000 shares issued
    and outstanding; 4,429,688 shares issued and outstanding pro forma, as adjusted.....  $      31   $        44
  Additional paid-in capital............................................................  $     228   $     8,405
  Cumulative translation adjustment.....................................................       (146)         (146)
  Retained Earnings.....................................................................  $   5,737   $     5,737
                                                                                          ---------  -------------
      Total shareholders' equity........................................................  $   5,850   $    14,040
                                                                                          ---------  -------------
          Total capitalization..........................................................  $   7,241   $    15,431
                                                                                          ---------  -------------
                                                                                          ---------  -------------

------------------------

(1) Excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants. See "Management" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data as of December 31 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Company's audited Consolidated Financial Statements included herein. The selected consolidated financial data as of December 31, 1993 have been derived from the Company's audited consolidated financial statements not included herein. The selected consolidated financial data as of and for the years ended December 31, 1991 and 1992 and as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to fairly present such data. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for future periods, including for the year ending December 31, 1996.

    The Company's Consolidated Financial Statements have been prepared in accordance with international accounting standards, which, for purposes of the Company's financial statements, are substantially consistent with U.S. GAAP.

                                                                                                NINE MONTHS ENDED
                                                             YEAR ENDED
                                                            DECEMBER 31,                          SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1991       1992       1993       1994       1995       1995       1996
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues:
  Express.............................  $  11,350  $  15,692  $  19,802  $  22,349  $  25,491  $  18,467  $  21,394
  Freight Forwarding..................      4,479      6,211      6,544     13,104     14,306     10,707     10,421
  Domestic(1).........................        438        585        833      1,291      2,007      1,407      2,099
  Other(2)............................        887        590      1,635      1,385      1,798      1,179      1,982
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues....................     17,154     23,078     28,814     38,129     43,602     31,760     35,896
Shipping costs........................      9,343     11,208     13,676     19,992     23,045     17,109     18,623
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit......................      7,811     11,870     15,138     18,137     20,557     14,651     17,273
Operating expenses....................      3,089      4,213      6,099      6,877      7,986      5,803      6,456
Selling, general and administrative
  expenses............................      3,434      6,467      7,885     10,232     10,664      7,774      9,050
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income..................      1,288      1,190      1,154      1,028      1,907      1,074      1,767
Interest expense......................          0        (14)        (4)       (46)       (61)       (13)       (10)
Gain (loss) on sale of fixed assets...          0         23          7         (4)        (1)       (39)        --
Exchange gain (loss)..................         63         47       (182)       (55)        31         84         (6)
Other income (loss)...................         46        112       (200)      (123)        69        (26)         1
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before income taxes........      1,397      1,358        775        800      1,945      1,080      1,752
Provision for income taxes............          0         24         56        227        266        233        180
Minority interests....................        270        317        633        278        157         95        124
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income........................  $   1,127  $   1,017  $      86  $     295  $   1,522  $     752  $   1,448
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per common share(3)........  $    0.36  $    0.33  $    0.03  $    0.09  $    0.49  $    0.24  $    0.46
Weighted average number of common
  shares outstanding(3)...............      3,125      3,125      3,125      3,125      3,125      3,125      3,125
Cash Dividends Per Share Declared.....  $   0.026  $   0.083         --         --         --         --         --

                                                                                                              SEPTEMBER 30, 1996
                                                                       DECEMBER 31,                       --------------------------
                                                   -----------------------------------------------------              PRO FORMA, AS
                                                     1991       1992       1993       1994       1995      ACTUAL    ADJUSTED(4)(5)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
Working capital..................................  $   1,465  $   2,371  $   2,239  $   1,915  $   2,867  $   3,800     $  11,990
Total assets.....................................      5,118      7,184     10,297     13,178     14,344     17,513        25,703
Total liabilities................................      2,743      3,565      6,908      9,715      9,649     11,379        11,379
Shareholders' equity.............................  $   2,374  $   3,619  $   2,612  $   2,889  $   4,404  $   5,850     $  14,040

--------------------------
(1) Domestic revenue are derived from the intracountry delivery of packages, primarily by ground transportation.
(2) Other revenues include revenue derived from the Company's remail and special services and for the nine months ended September 30, 1996, include $0.6 million of revenues from the Company's Middle East Direct Marketing (MED) business.
(3) Assumes consummation of the Reorganization and excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants. See "Management" and "Underwriting."
(4) Gives effect to the sale of 304,688 shares of Common Stock to Airborne in October 1996 for an aggregate purchase price of $2.0 million (the "Airborne Stock Purchase"). See "Certain Transactions."
(5) Adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share (after deducting estimated offering expenses and underwriting discounts and commissions). See "Capitalization" and "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the Company's historical financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto and the other financial information appearing elsewhere in this Prospectus. Except for historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus. All amounts and percentages have been rounded.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentages of total sales represented by certain items reflected in the Company's consolidated statements of income:

                                                                           PERCENTAGE OF TOTAL REVENUES
                                                               -----------------------------------------------------
                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                                  YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                               -------------------------------  --------------------
                                                                 1993       1994       1995       1995       1996
                                                               ---------  ---------  ---------  ---------  ---------

Revenues:....................................................     100.0%      100.0%     100.0%     100.0%     100.0%
  Express....................................................       68.7       58.6       58.5       58.1       59.6
  Freight Forwarding.........................................       22.7       34.4       32.8       33.7       29.0
  Domestic...................................................        2.9        3.4        4.6        4.4        5.8
  Other......................................................        5.7        3.6        4.1        3.7        5.5
Shipping costs...............................................       47.5       52.4       52.9       53.9       51.9
  Gross profit...............................................       52.5       47.6       47.1       46.1       48.1
Operating expenses...........................................       21.2       18.0       18.3       18.3       18.0
Selling, general and administrative expenses.................       27.4       26.8       24.5       24.5       25.2
  Operating income...........................................        4.0        2.7        4.4        3.4        4.9
  Income before income taxes.................................        2.7        2.1        4.5        3.4        4.9
Provision for income taxes...................................        0.2        0.6        0.6        0.7        0.5
  Minority interests.........................................        2.2        0.7        0.4        0.3        0.3
  Net income.................................................        0.3        0.8        3.5        2.4        4.0

    The Company recognizes revenues when shipments are completed. For "door to door" shipments, revenues are recognized upon delivery of freight at the destination. For other shipments, revenues are recognized upon delivery of freight to the air carrier, at which time the revenue process is completed.

    Shipping costs include linehaul expenses, distribution expenses, inbound costs and cargo airfreight and related expenses, the latter constituting the largest component of direct costs. The Company's operating expenses are primarily the expenses of the Company's stations and include salaries and fringe benefits, communication, travel expenses, vehicle expenses, operating material, depreciation expense, office rent and utilities, printing and stationery, maintenance expenses, governmental fees and uniform expenses. The Company's operating expenses also include expenses of the Company's General Services Office ("GSO"), which is located in Amman, Jordan and oversees all shipments throughout Aramex's distribution network and charges local stations. Selling, general and administrative expenses include executive salaries, corporate overhead at the GSO and selling and marketing expenses for the Company as a whole.

    Aramex sells its products and services mainly to customers in the Middle East, Europe and North America. Revenues are generally recognized at the source, I.E., by the station which invoices the ultimate customer. The table below shows the breakdown of revenues by geographic region for 1995 and the Nine Month Period.

                        GEOGRAPHIC BREAKDOWN OF REVENUES
                             (DOLLARS IN MILLIONS)

1995

                                                           FREIGHT
                                     EXPRESS              FORWARDING            DOMESTIC &              TOTAL
                                      (60%)                 (32%)               OTHER (8%)             COMPANY
                               --------------------  --------------------  --------------------  --------------------
REGION                             $          %          $          %          $          %          $          %
-----------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Middle East..................       27.7         72        9.2         65        3.6         94       40.6         71
Europe.......................        8.0         21        2.1         14         .1          3       10.1         18
North America................        3.0          7        3.0         21         .1          3        6.1         11
Elimination(1)...............      (13.2)        --         --         --         --         --      (13.2)        --
                               ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
      Total 1995 Revenues....  $    25.5        100% $    14.3        100% $     3.8        100% $    43.6        100%
                               ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------

NINE MONTH PERIOD

                                                         FREIGHT               DOMESTIC
                                   EXPRESS              FORWARDING             & OTHER                TOTAL
                                    (60%)                 (29%)                 (11%)                COMPANY
                             --------------------  --------------------  --------------------  --------------------
REGION                           $          %          $          %          $          %          $          %
---------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Middle East................       23.8         73        7.3         70        3.7         91       34.8         74
Europe.....................        6.3         19        1.5         14         .1          2        7.9         17
North America..............        2.4          8        1.6         16         .3          7        4.3          9
Elimination(1).............      (11.1)        --         --         --         --         --      (11.1)        --
                             ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
      Total Nine Month
        Period Revenues....  $    21.4        100% $    10.4        100% $     4.1        100% $    35.9        100%
                             ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------

------------------------

(1) Revenues between stations that are wholly-owned subsidiaries are priced at cost. Transactions with other affiliated stations are priced at cost plus 10%. All intercompany transactions have been eliminated in consolidation.

    The Company's business is seasonal in nature. Historically, the Company experiences a decrease in demand for its services during the first and third quarters, the post-winter holiday and summer vacation seasons. The Company traditionally experiences its highest volume in the fourth quarter due to the holiday season. The seasonality of the Company's sales may cause a variation in its quarterly operating results and a significant decrease in second or fourth quarter revenue may have an adverse effect on the Company's results of operations for that fiscal year.

    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED
     SEPTEMBER 30, 1995

    REVENUES. Consolidated revenues of the Company increased by $4.1 million, or 12.9%, to $35.9 million for the Nine Month Period from $31.8 million for the nine months ended September 30, 1995 (the "1995 Period"). Express revenues increased by $2.9 million, or 15.8%, to $21.4 million for the Nine Month Period from $18.5 million in the 1995 Period, primarily as a result of an increase in the demand for the Company's express services particularly in Dubai and the Gulf region, which is experiencing economic growth. The increase in revenues is also attributable to the addition of new accounts in Greece and Kuwait and increases in the GSO's wholesale business. Express revenues for the Nine Month Period also include express delivery service revenues attributable to the new MED business.

    Freight forwarding revenue decreased by $0.3 million, or 2.8%, to $10.4 million for the Nine Month Period from $10.7 million for the 1995 Period primarily as a result of the closure of three stations in the U.S. (Los Angeles, Houston and New Jersey). Excluding these stations, the Company's freight forwarding revenues increased 4.0% and total revenues increased 16.0% for the Nine Month Period from the 1995

Period. During the Nine Month Period the Company achieved better margins on its freight forwarding business due to improved buying rates from airlines as well as achieving better selling rates in its markets.

    Domestic and other revenue increased by $1.5 million, or 57.8%, to $4.1 million for the Nine Month Period from $2.6 million for the 1995 Period, primarily as a result of aggressive sales efforts to promote these services station-wide. Additionally, the Company's MED business generated revenues of $0.6 million for the Nine Month Period from sales commissions in the sale of mail order products.

    SHIPPING COSTS. Shipping costs increased by $1.5 million, or 8.8% to $18.6 million for the Nine Month Period from $17.1 million for the 1995 Period, primarily as a result of increased revenues and, to a lesser extent, increased MED product costs (which are included in shipping costs).

    OPERATING EXPENSES. Operating expenses increased by $0.7 million, or 12.1%, to $6.5 million for the Nine Month Period from $5.8 million for the 1995 Period, primarily as a result of an increase in local ground delivery expenses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.3 million, or 16.4%, to $9.1 million for the Nine Month Period from $7.8 million for the 1995 Period. The Company incurred additional promotional, travel, market research and other expenses for the Nine Month Period related to its MED business.

    NET INCOME. Net income increased by $0.7 million, or 93%, to $1.4 million for the Nine Month Period from $0.8 million for the 1995 Period.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Consolidated revenue of the Company increased by $5.5 million, or 14.4%, to $43.6 million for the year ended December 31, 1995 ("1995") from $38.1 million for the year ended December 31, 1994 ("1994"). Express revenue increased by $3.1 million, or 14.0%, to $25.5 million in 1995 from $22.4 million for 1994, primarily as a result of increased revenues from the Company's operations in the Gulf region and the newly established Greek operations. In addition, the Company experienced increased revenues from its London hub. In 1995, Aramex reorganized its United States operation by closing its Houston office and merging its business with Airborne Express. The Company currently maintains a Middle East desk in the Airborne Express office. At the same time, due to a dispute with the Company's local partner in Los Angeles, the office was closed. In New Jersey, the Company bought its minority partner and merged the operation with its New York operation. The Company believes that this reorganized structure is adequate to serve the United States market.

    Freight forwarding revenue increased by $1.2 million, or 9.2%, to $14.3, million for 1995 from $13.1 million for 1994, primarily as a result of increased revenues generated by the Company's stations in the Middle East.

    Domestic and other revenue increased by $1.1 million, or 42.2%, to $3.8 million for 1995 from $2.7 million for 1994, primarily as a result of the introduction of domestic service in additional stations in the Middle East.

    SHIPPING COSTS. Shipping costs increased by $3.1 million, or 15.3%, to $23.0 million for 1995 from $20.0 million for 1994.

    OPERATING EXPENSES. Operating expenses increased by $1.1 million, or 16.0%, to $8.0 million for 1995 from $6.9 million for 1994, primarily as a result of increased communications and related expenses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.5 million, or 4.2%, to $10.7 million for 1995 from $10.2 million for 1994, primarily as a result of increased advertising and promotional campaigns associated with the Company's growth. In particular, selling expenses increased 21.0% for 1995 from 1994.

    NET INCOME. Net income increased by $1.2 million, or 416%, to $1.5 million for 1995 from $0.3 million for 1994.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993

    REVENUE. Consolidated revenue of the Company increased by $9.3 million, or 32.3%, to $38.1 million for 1994 from $28.8 million for the year ended December 31, 1993 ("1993"). Express revenue increased by $2.5 million, or 12.6%, to $22.3 million for 1994 from $20.0 million for 1993, primarily as a result of increased revenues generated by the Company's stations in Europe and the Middle East. The growth in 1994 total revenues was offset by the loss in February 1994 of the Federal Express wholesale account (which, in 1993 accounted for 7.8% of total revenue) after it secured a license to operate outbound express business in Saudi Arabia.

    Freight forwarding revenue increased by $6.6 million, or 100%, to $13.1 million for 1994 from $6.6 million for 1993, primarily as a result of the introduction in 1993 of freight forwarding services on a system-wide basis.

    Domestic and other revenue increased by $0.2 million, or 8%, to $2.7 million for 1994 from $2.5 million for 1993, primarily as a result of increased revenues generated by the Company's operations in Dubai and Saudi Arabia.

    SHIPPING COSTS. Shipping costs increased by $6.3 million, or 46.2%, to $20.0 million for 1994 from $13.7 million for 1993, primarily as a result of an increase in cargo cost of service of $5.5 million, or 116%. The increase in cargo cost is attributable to a 100% increase in cargo revenues during 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $2.3 million, or 29.8%, to $10.2 million for 1994 from $7.9 million for 1993, primarily as a result of increased employee related and advertising expenses associated with the opening of the Cyprus and Greece offices and the newly launched freight forwarding operation.

    NET INCOME. Net income increased by $0.21 million, or 243%, to $0.30 million for 1994 from $.09 million for 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary capital requirements to date have been funding its accounts receivable. The requirements have been met primarily by internally generated funds and bank financings.

    The Company's working capital was $3.8 million at September 30, 1996, as compared to $2.9 million at September 30, 1995 and $5.9 million at December 31, 1995.

    The Company's cash balances were $1.4 million at September 30, 1996 as compared to $0.9 million at September 30, 1995 and $1.3 million at December 31, 1995. Net cash flow from operating activities was $0.8 million for the Nine Month Period as compared to $0.4 million for the 1995 Period and $1.5 million for 1995 as compared to $1.5 million for 1994. Net cash used in investing activities was $0.7 million for the Nine Month Period as compared to $0.5 million for the 1995 Period and $0.8 million for 1995 as compared to $1.4 million for 1994. Net cash used in financing activities was $0.1 million for the Nine Month Period as compared to $0.01 million for the 1995 period and $0.2 million for 1995 as compared to $0.7 million for 1994.

    The Company leases office space and office and transportation equipment under various operating leases, some of which are renewable annually. Rent expense related to these leases amounted to $0.7 million, $0.9 million and $0.9 million for the Nine Month Period, 1994 and 1995, respectively.

    The Company maintains several lines of credit with various banks aggregating $0.8 million, $0.6 million and $0.5 million at September 30, 1996, and December 31, 1995 and 1994, respectively. The Company had $0.9 million, $0.6 million and $0.2 million outstanding under these lines of credit at September 30, 1996, and December 31, 1995 and 1994, respectively. The weighted average interest rates on the Company's lines of credit were 12.3%, 11.3% and 10.3% at September 30, 1996, and December 31,

1995 and 1994, respectively. Historically, the Company's lines of credit have been personally guaranteed by Mr. Fadi Ghandour, the Company's President and Chief Executive Officer. Additionally, in 1996, the Company secured a three-year term loan from NatWest Bank in the principal amount of $0.2 million bearing interest at 9.875% per annum. The remaining amounts due to banks of $0.2 million, $0.2 million and $0.1 million at September 30, 1996, and December 31, 1995 and 1994, respectively, represent bank overdrafts. The Company has from time to time experienced a need for cash to fund its receivables and sourced such need with bank overdrafts and/or available credit under its lines of credit.

    For the nine months ended September 30, 1996 and 1995, respectively, payments to minority interests aggregated $0.1 million and $0.8 million, respectively. In 1995, 1994 and 1993, payments to minority interests were $0.9 million, $0.4 million and $0.4 million, respectively.

    In October 1996, the Company consummated the sale to Airborne, a member of the OEC and a wholesale customer of the Company for over 10 years, of 304,688 shares of Common Stock for an aggregate consideration of $2.0 million. See "Certain Transactions."

    The Company presently anticipates utilizing the net proceeds of this Offering (i) to expand into existing and emerging markets by acquiring ownership interests or increasing existing participation interests in local service providers, the amount and timing of which use of proceeds cannot be determined at this time (ii) approximately $0.75 million to open additional SHOP THE WORLD DIRECT catalog centers, (iii) approximately $1.0 million in technology and systems infrastructure in order to introduce logistics management services, and
(iv) approximately $2.0 million to acquire additional vehicles for operation of domestic and cross border ground transportation. The balance of the net proceeds of this Offering will be used for working capital and general corporate purposes, including funding accounts receivable. See "Use of Proceeds" and "Business." Other than the foregoing, the Company presently does not have any material commitment for capital expenditures in the next 12 months.

    In management's opinion, proceeds from this Offering coupled with cash flows from operations and borrowing capacity anticipated to be available to the Company following the Offering, will provide adequate flexibility for financing the Company's expansion plans.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

    The Company does not believe that inflation or currency fluctuations has had a material adverse effect on revenues and results of operations. However, demand for the Company's services is influenced by general economic conditions, including inflation and currency fluctuations. Periods of economic recession, high inflation or the devaluation of currencies in countries in which the Company operates could have a material adverse effect on the express and freight forwarding industry and the Company's results of operations.

EFFECTIVE CORPORATE TAX RATES

    The Company's consolidated effective tax rate was 13.7% and 28.3% for 1995 and 1994, respectively. The principal differences between the effective tax rates and the statutory tax rate applicable in the United States of 35% are exemptions from income taxes of many of the Company's subsidiaries operating in the Middle East and lower statutory rates at certain other locations.

OTHER

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." This standard encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to adopt the recognition provisions of this standard. The disclosures required by this standard will be included in a note to the 1997 financial statements.

    The Company has adopted statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires the assessment of certain long-lived assets for possible impairment when events or circumstances indicate their carrying amounts may not be recoverable. Adoption of this standard had no material effect on the Company's financial statements.

                                    BUSINESS

THE COMPANY

    Aramex provides express delivery and freight forwarding services from its main hubs in Dubai, London, New York and Amman primarily to, from and within destinations in the Middle East and the Indian Sub-Continent. Aramex has over 800 full-time employees and operates through a network of 36 stations/offices and 11 service providers located in 29 countries, and holds a majority interest in its MED direct marketing and mail order business, which operates five SHOP THE WORLD DIRECT catalog centers. The Company's strategy is to focus on its core business and to expand its services to include (i) warehouse management in designated free trade zone locations; (ii) multi-modal regional transportation and distribution (offering the options of express air freight forwarding and ground distribution); (iii) inventory management; and (iv) local warehousing in certain areas of the Middle East. From 1991 to 1995, the Company's revenues grew from $17.2 million to $43.6 million. The Company generated revenues of $43.6 million and $35.9 million, with corresponding net income of $1.5 million and $1.4 million, for the year ended December 31, 1995 and the Nine Month Period, respectively. Aramex uses commercial airline service to carry its express parcels and freight, resulting in lower capital expenditures and greater pricing flexibility. Aramex is a founding member of OEC, which is a global alliance among certain leading independent express companies that functions as a worldwide delivery network for its members. In October 1996, Airborne, a member of the OEC, invested $2.0 million in the Company's Common Stock.

    The Company has been operating in the Middle East since 1982. It has been estimated that real GDP for the Middle East will grow at approximately 3.5% per year to $740 billion by 2015. Because of its strategic location at the crossroads of Asia, Europe and Africa, the Middle East is becoming a major center for world air freight distribution. In early 1996, Boeing reported that air traffic and transshipments from Dubai, where the Company operates one of its major hubs, increased 23% and 41% from 1995, respectively. The Company believes it is well positioned to benefit from the economic growth forecasted for the Middle East which it believes should result in an increased demand for express freight forwarding and regional trucking services.

INDUSTRY BACKGROUND

    EXPRESS. The international express delivery market has grown rapidly in recent years. In the United States, the express segment of the domestic air freight market has averaged 25% growth per year since 1977, accounting for a reported 60% of the U.S. domestic market in 1995. Boeing reports in its 1996/1997 WORLD AIR CARGO FORECAST, that international express has grown more than 25% from its 1993 level to achieve a 5% market share in 1994. Boeing also estimates that the international express market will average an annual growth rate of 18% to achieve a 31% market share of the world air cargo market in 2014.

                       INTERNATIONAL EXPRESS MARKET SHARE

                                    [CHART]

   Source: 1996/1997 WORLD AIR CARGO FORECAST (The Boeing Commercial Airplane
                                     Group)

    The Company believes that a number of factors have contributed to the increase in demand for express services. Such factors include the growing need for timely delivery of documents, small packages, and other time-sensitive items in an information and service-oriented economy and the development of centralized distribution systems.

    The Company believes that the Middle East's strategic location at the crossroads of Asia, Europe and Africa, positions it to become a major center for air distribution. Markets in which the Company operates, including, but not limited to, Dubai, Lebanon, Jordan, Saudi Arabia, Syria, and Qatar are growing rapidly. The Middle East market has grown at an average rate of 15% per year since since 1995.

    FREIGHT FORWARDING (CARGO). In its 1996/1997 WORLD AIR CARGO FORECAST, Boeing estimates an annual growth rate of 6.6% for worldwide air cargo traffic through 2015.

                            WORLD AIR CARGO TRAFFIC

                                    [CHART]

   Source: 1996/1997 WORLD AIR CARGO FORECAST (The Boeing Commercial Airplane
                                     Group)

    Boeing estimates that the international market growth will continue to outpace U.S. domestic growth, exceeding 80% of total revenue tonne kilometers
(RTKs), a measure used in the industry to compare performance, by the year 2014. According to Boeing, the U.S. airline share of the world market is expected to decline from 32% in 1994 to 29% in the year 2014. According to Boeing, in contrast to the U.S., Middle Eastern world air traffic increased nearly 18% during 1994.

    DOMESTIC. The Middle East also fosters relatively little cross-border ground transportation of packages and shipments, due largely to complex regulations and time-consuming customs procedures that accompany such shipments. Management believes that this regional attribute, coupled with the generally inefficient public postal systems in the region, gives Aramex, which has an established network, future growth potential.

THE COMPANY'S PRODUCTS AND SERVICES

    INTERNATIONAL SMALL PARCEL EXPRESS SERVICE. Express shipments consist of small packages, typically ranging in weight between 0.5 and 50 kilograms, with time-sensitive delivery requirements. The Company offers its express delivery services on an international basis to both retail and wholesale express accounts and offers its customers the ability to track their shipments on the world wide web through the Company's web site (www.aramex.com). At September 30, 1996, the Company had approximately 20,000 retail express accounts and 640 wholesale express accounts.

    The Company's experience is that customers require rapid tracing of express shipments, which in the case of Aramex is provided instantaneously worldwide by an on-line system linking all the Company's offices. Express customers pay a premium for the level of service provided for deliveries, especially on international shipments.

    From 1982 to 1987, Aramex built its revenue base and its station base in the Middle East on the strength of its local delivery services for a few large wholesale express accounts. Wholesale customers consist primarily of express delivery companies (such as Airborne Express, Emery, Purolator Canada, UPS), which originate express packages that have a Middle Eastern destination and require Aramex's network in the region to deliver their shipments. The end-user remains a customer of Aramex's wholesale client. Based upon its knowledge of the Middle East market, management believes that the Company is the leading independent wholesaler to the Middle East. Revenues from wholesale accounts were $11.6 million (or 27% of total revenues) and $9.5 million (or 26% of total revenues) for 1995 and the Nine Month Period, respectively.

    Beginning in 1987, in order to diversify and strengthen its express customer base into retail accounts, Aramex began to develop sales and marketing capability at all of its offices. Retail express customers include trading companies, pharmaceutical companies, banks, service and information companies and manufacturing and regional distribution companies. Revenues from retail accounts were $13.7 million (or 31% of total revenues) and $11.7 million (or 32% of total revenues) for 1995 and the Nine Month Period, respectively. The Company currently has over 20,000 retail customers worldwide, none of whom accounted for more than 1.2% of the Company's total revenues for 1995 or the Nine Month Period, respectively.

    The Aramex express business, especially with the increasing strength of the retail portion, serves as a foundation for the development of additional revenue sources. The retail express customer often becomes a freight forwarding or customized special services customer. The Company can also market services such as its SHOP THE WORLD DIRECT catalog centers to its express customer base.

    The Company is a founding member of the OEC, which is a global alliance among certain leading independent express companies that functions as a worldwide delivery network for its members. The OEC was formed in 1990 by Airborne Express, Aramex, Purolator Courier--Canada, International Bonded Couriers and Trans Africa Express. The current OEC board members are Airborne Express, Airborne Express Japan, Aramex, I.B.C. (International Bonded Couriers), Purolator Canada, Servicio Urgente de Transportes S.A. ("SEUR") and Ziegler, a Belgian company. The OEC sets rates for deliveries by members in each of the member markets and establishes standards for service and performance. OEC members, who each have valuable knowledge of their respective markets, conduct joint marketing efforts and participate in committees that meet periodically to address the operations of the network as a whole. The OEC in aggregate employs more than 30,000 people in 180 countries.

    The six OEC members serve these areas:

                    OEC BOARD MEMBER                                           REGION SERVED
--------------------------------------------------------  --------------------------------------------------------
Airborne Express                                          U.S., U.K., Far East & Holland
Airborne Express Japan                                    Japan
Aramex                                                    Middle East & Indian Sub-continent
I.B.C. (International Bonded Couriers)                    South & Central America
Purolator Canada                                          Canada
Seur                                                      Spain
Ziegler                                                   France, Belgium, Luxembourg, Switzerland & Denmark

    FREIGHT FORWARDING. The Company offers a wide range of freight forwarding (i.e. cargo delivery) services, including air and ocean freight forwarding consolidation, warehousing, customs clearance and breakbulk services. Aramex provides full "door to door" service from, to and within the Middle East and the Indian Sub-Continent. A significant portion of the Company's freight forwarding business involves consignee sales (imports) and, to a lesser extent exports. Freight forwarding shipments (or "cargo" shipments) typically have gross weights in excess of 50 kilograms, often require more handling and are normally less time-sensitive than express shipments.

    Aramex launched its freight forwarding business in 1987 at selected stations in order to build upon the strength of its wholesale and retail express operation, and to satisfy demand for that service by its express customers. Freight forwarding sales were introduced in 1993 at every Aramex station. Revenues from the

Company's freight forwarding operations were $14.3 million (or 33% of total revenues) and $10.4 million (or 29.0% of total revenues) for 1995 and the Nine Month Period, respectively. Of the Company's more than 500 accounts, none exceeded 1% of the total 1995 or Nine Month Period freight forwarding revenues, respectively. Whereas express shipments in the Aramex network virtually always pass through one of its four international hubs (Dubai, London, New York, Amman), cargo shipments are routed direct from sender to destination by way of the commercial carrier routing that is best suited to the size, weight and time sensitivity of the shipment.

    SHOP THE WORLD DIRECT CATALOG CENTERS (MED). Aramex launched MED, a direct marketing and mail order catalog service in Amman, Jordan in 1995 with the objective of developing distribution and sales of international mail order products throughout the Middle East. At September 30, 1996, MED had exclusive Middle East rights to sell and distribute products offered by approximately 20 catalogs including Brooks Brothers, The Chef's Catalog, Hammacher Schlemmer, J.C. Penney, and Littlewoods (UK) and others (with the exception of Saudi Arabia, Kuwait and the Gulf States in the case of J.C. Penney). The Company operates SHOP THE WORLD DIRECT catalog centers in Jordan, Kuwait, Egypt, Lebanon and Qatar, where the Company sells, processes and delivers mail order products to its customers. The Company receives a commission on each MED product sale and generates revenue on the delivery of the product to the customer. Revenue generated from such sales by MED accounted for $0.6 million (or 2.0% of total revenue) in the Nine Month Period.

                           CATALOGUES SERVICED BY MED

        Barrie Pace               Hammacher Schlemmer              La Costa Spa
      Brooks Brothers                   Harolds                  Littlewoods (UK)
    Bullocks and Jones                J.C. Penney              The Reader's Catalog
    The Chef's Catalog             Johnston & Murphy              The Right Start
        Collections                   Jos A. Bank                    Self Care
      Domestications                 Kenneth Cole                    Sundance
                                         Kideo

The Company developed MED in response to Middle Eastern client requests to receive goods marketed through foreign catalogs. A typical MED catalog center is located adjacent to or near an Aramex station, is 50 square meters and carries approximately 20 catalogs from which the customer can order through Aramex. The Company takes delivery of all orders at airport locations in New York City and London (UK) and delivers the product to the customer.

    Each MED catalog center is staffed by one or two salespersons who assist the customer in placing orders. Customers may also place orders by telephone by calling the Company's customer service representatives. The Company offers a limited guarantee on each purchase.

    DOMESTIC AND REGIONAL GROUND EXPRESS TRANSPORTATION SERVICES. The Company has developed an extensive network for the delivery of small parcels for its customers including local distributors, pharmaceutical companies, banks and a TV home shopping network. Domestic revenues accounted for $2.0 million (or 4.6% of total revenues) and $2.1 million (or 6.0% of total revenues) for 1995 and the Nine Month Period, respectively. Aramex plans to expand its ground transportation network to offer cross-border trucking and ground transportation for small parcels and fast-moving consumer goods in the region, servicing what the Company perceives to be a highly underdeveloped market. By developing a parcel shuttle service linking the main cities in the Middle East, Aramex would be able to lower the cost of linehauling by reducing air freight movement and thereby offering customers the option of deferred service at lower prices. This service will be an extension of Aramex's logistics management service. Management believes the addition of such complementary businesses should help strengthen the core business of Aramex.

GROWTH STRATEGY

    The Company's strategy is to provide a full range of express, freight forwarding, logistics, ground transportation, and mail order services to its customers. The Company believes that it competes in an industry and a region characterized by a growing need among customers for more comprehensive services. By offering a wide range of distinct delivery and transportation services at a reasonable price, the Company plans to position itself as a leading provider of express, freight forwarding and logistics services in its core markets.

    The express, transportation and logistics services businesses are very information technology intensive businesses. The Company historically has made significant investments in technology systems to provide a strong platform for enhanced service and future growth. The Company currently has implemented a re-design and reengineering plan of its office and has a number of ongoing technological initiatives including (i) an agreement with Computer Associates which has commenced installing its accounting software in all of the Company's offices; (ii) a global LAN access agreement with Societe Internationale de Transport Aerien ("SITA"), the global airline communications network of which Aramex is a member, permitting all of the Company's offices to be linked together on-line in real time; (iii) an agreement with Symbol Technologies to provide Aramex with scanner technology for all its offices around the world; and
(iv) an agreement with Soligitics to develop a new software program for Aramex to manage its express and air freight which includes a customer connectivity feature to permit customers' electronic interface "EDI."

    The Aramex management team has been carefully building the Company's infrastructure, creating the technology and management systems, employee base and strategic alliances required both to support future growth in the Company's current business lines and to serve as a platform for the expansion of the Company's services in the Middle East and emerging markets to include:

    LOGISTICS. Corporations increasingly purchasing materials from sources throughout the world contract for or perform manufacturing and assembly operations in different countries, distribute their products globally, and rely on just-in-time inventory management practices. As the volume and cost of international freight have increased, so have the importance and complexity of effectively managing international freight transportation logistics. To effectively manage their shipping needs, many corporations use freight forwarders to provide logistics management services. Aramex is planning to introduce logistics management as a new Aramex service product that will target a new clientele base, in addition to certain categories of Aramex existing customers. Worldwide logistics management is expected to be one of the fastest growth areas in the next five to ten years, providing multi-modal alternative solutions to customers.

    Items to be handled will typically be high value and time sensitive, such as mail order items, spare parts and consumer electronics. The target market for this service will consist of:

    - Aviation, automobile, computer and electronics companies

    - Light assembly factories

    - Local companies interested in outsourcing some or all of their logistics operations

    - Wholesale freight forwarders

    The range of products to be offered to customers will include: (i) free trade zone warehouse management in locations such as Jebel Ali, Dubai Airport and Amman Queen Alia Airport; (ii) multi-modal regional transportation and distribution (offering the options of express air freight, air freight forwarding and ground distribution); (iii) inventory management; and (iv) local warehousing in Saudi Arabia, Egypt and Syria.

    GEOGRAPHIC EXPANSION. The Company is implementing a strategy focused on expanding its geographic presence in the Middle East, the Indian Sub-Continent, and other emerging markets such as North Africa and certain former Soviet Central Asian Republics. Each of these emerging markets is characterized by large populations and growing economies which are liberalizing and opening their markets to the private sector and to foreign investors. By expanding its distribution network in these regions, Aramex management believes it can (i) enhance its regional market share and presence; (ii) expand its customer base; and (iii) further reduce its geographic revenue concentration. The Company has targeted a portion of the proceeds from the Offering to acquire an equity interest in the operations of its current service providers and joint ventures located in India, Sri Lanka, Pakistan and Turkey. Recently the Company entered into an agreement with a service provider in Uzbekistan to commence operations in early 1997 and plans to commence joint ventures in certain North African countries and other Central Asian Republics, such as Kazakhstan and Azerbaijan.

    ADDITIONAL MED SHOP THE WORLD DIRECT CATALOG CENTERS AND ADVERTISING. In an effort to add additional sources of revenue and as a natural extension of the basic express business, the Company plans to open additional MED catalog centers with a portion of the proceeds from the Offering and to commence local advertising of its mail order services. The Company's goal is to open at least five additional MED centers in the next twelve months with a long-term view to including an MED showroom in or near each of its stations in the Middle East. The Company plans to continue to seek to offer similar value-added customized special services to its growing customer base.

MARKETS FOR THE COMPANY'S PRODUCTS AND SERVICES

    Aramex sells its products and services mainly to customers in the Middle East, Europe and North America. Revenues are generally recognized at the source, I.E., by the station which invoices the ultimate customer. The table below shows the geographic breakdown of revenues by geographic region for 1995 and the Nine Month Period.

                        GEOGRAPHIC BREAKDOWN OF REVENUES
                             (DOLLARS IN MILLIONS)

1995

                                                     FREIGHT FORWARDING     DOMESTIC & OTHER
                                 EXPRESS (59%)             (32%)                  (9%)             TOTAL COMPANY
                              --------------------  --------------------  --------------------  --------------------
REGION                            $          %          $          %          $          %          $          %
----------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Middle East.................       27.7         72        9.2         65        3.6         94       40.6         71
Europe......................        8.0         21        2.1         14         .1          3       10.1         18
North America...............        3.0          7        3.0         21         .1          3        6.1         11
Elimination(1)..............      (13.2)        --         --         --         --         --      (13.2)        --
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
    Total 1995 Revenues.....  $    25.5        100% $    14.3        100% $     3.8        100% $    43.6        100%
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------

NINE MONTH PERIOD

                                                     FREIGHT FORWARDING     DOMESTIC & OTHER
                                 EXPRESS (60%)             (29%)                 (11%)             TOTAL COMPANY
                              --------------------  --------------------  --------------------  --------------------
REGION                            $          %          $          %          $          %          $          %
----------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Middle East.................       23.8         73        7.3         70        3.7         91       34.8         74
Europe......................        6.3         19        1.5         14         .1          2        7.9         17
North America...............        2.4          8        1.6         16         .3          7        4.3          9
Elimination(1)..............      (11.1)        --          -         --         --         --      (11.1)        --
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
    Total Nine Month Period
      Revenues..............  $    21.4        100% $    10.4        100% $     4.1        100% $    35.9        100%
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------        ---  ---------  ---------  ---------

------------------------

(1) Revenues between stations that are wholly-owned subsidiaries are priced at cost. Transactions with other affiliated stations are priced at cost plus 10%. All intercompany transactions have been eliminated in consolidation.

    According to Boeing, the Middle East, Europe and North American air freight markets are estimated to grow at annual rates of 6%, 4.5% and 5.5%, respectively.

                         MIDDLE EASTERN AIRBORNE GROWTH

                                    [CHART]

   Source: 1996/1997 WORLD AIR CARGO FORECAST (The Boeing Commercial Airplane
                                     Group)

    While the express market is generally less developed in the Middle East than in Europe and North America, the Middle East airborne markets reportedly experienced growth of approximately 10% during 1994 and 12% during 1995. The Middle East's strategic location between the manufacturers of the Far East and the consumer markets of the West have contributed to the growth of new international trade hubs such as Dubai. Boeing reports total air traffic through Dubai in early 1996 increased 23% and transshipments increased 41% from 1995. Aramex maintains a strong presence in Dubai, one of the most active ocean and air freight ports in the world.

    The growth in the Middle East air freight market is attributable to economic expansion in the region. Middle East real GDP is expected to grow at about 3.5% per year to reach nearly $740 billion by 2015. Many countries comprising the Middle East, such as the UAE, are also developing trade as a basis for their economies to reduce the effect of lower oil prices.

    Saudi Arabia represents the largest market in the Middle East, accounting for nearly 28% of the region's GDP and, together with the UAE, for the majority of its air trade traffic. Aramex has maintained a limited presence in Saudi Arabia's three major cities since 1985. However, in June 1996, the Company acquired a permit to operate in the Kingdom. The Company plans to utilize a portion of the proceeds to upgrade the operations in Saudi Arabia and aggressively market its services there.

    On a broad scale, the Middle East is a net importer of goods and services. This "import" orientation has shaped Aramex's express and freight forwarding marketing and sales efforts in very different ways. Express provides a valuable delivery network for Aramex and OEC packages incoming from worldwide destinations. The Company's freight forwarding service, from its inception, has focused on generating "routings" or consignee sales from importers, which are then fulfilled by Aramex stations in Europe and the United States, the two major exporters to the Middle East. In addition, Aramex is expanding its retail customer base.

    According to Boeing, Europe represents approximately 40% of the Middle East's air market while North America represents approximately 60% of such market. Air traffic between Europe and the Middle East has grown 15.6% per year. This success reflects Europe's relative proximity to the Middle East as well as its long history of involvement and investment in the region.

    For Aramex, the European market serves as: (i) a facilitator in the delivery network wherein most of the system's express packages pass through London; and
(ii) an important source of wholesale express revenue. Other than wholesale express accounts generated from the GSO based in Amman, Paris and London are the largest wholesale revenue sources for Aramex. Aramex has a long-established presence in those two cities, which represent very important trade gateways to the Middle East.

    The North American express market is the world's largest and most developed. Its sheer size creates wholesale and retail express sales opportunities for Aramex. Aramex is increasingly conducting sales and marketing efforts in the U.S., targeting Arab companies or organizations with interests and activities in the Middle East.

    From the perspective of freight forwarding, the U.S. is the single largest exporter of goods to the Middle East, creating freight forwarding "routings" for Aramex throughout the country. Aramex has a well established position in New York's JFK airport, which represents the most important gateway for Middle East trade, as well as in Washington, D.C.

    EXPANSION INTO NEW MARKETS. Aramex is planning to expand horizontally into the following new and emerging geographic markets in order to: (i) enhance its regional market share and presence; (ii) expand its customer base; and (iii) further reduce its revenue sensitivity and exposure:

    - THE INDIAN SUB-CONTINENT.

      India is a very large market for both express and freight forwarding. Aramex is the OEC board member serving the Indian Sub-Continent and has negotiated a major partnership in India that establishes a full operation network there. In Sri Lanka and Pakistan, Aramex has had a presence through service providers operations. Aramex plans to increase its ownership in those operations.

    - NORTH AFRICA.

      Morocco, Tunisia and Algeria are three emerging markets that are liberalizing and opening their markets to the private sector and to foreign investors. Their economies are growing at a rapid pace. Historically, all three markets have been closed and remain closed to express companies. In Morocco, only one express company is allowed to have full service into and out of the country. In Tunisia and Algeria, the government-owned company has a monopoly. The Company plans to expand in these markets once they are liberalized and opened to the private sector and to foreign investors.

    - FORMER SOVIET CENTRAL REPUBLICS.

      Uzbekistan, Kazakhstan and Azerbaijan are emerging markets. The Company believes that due to the economic policies their governments are pursuing, their reasonable political stability, their vast raw resources and their diversified industrial base, economic recovery is expected. The inflow of foreign capital and technological expertise has already commenced making this region a major world supplier of oil, natural gas and raw materials.

      The Company believes that Uzbekistan, Kazakhstan and Azerbaijan are currently poorly served by freight and express companies and therefore sees potential for expansion in the area. Aramex believes that its multi-cultural inclination and its Middle East background will be very helpful to penetrate these nations. The Company recently entered into an agreement with a service provider in Uzbekistan to commence operations in early 1997.

CUSTOMERS

    Aramex has a diverse customer base, totaling over 20,000 accounts, which spans a broad geographic area worldwide and includes companies in a wide range of industries. Its customers, both retail and wholesale, are also diverse in terms of their service needs. Aramex's broad product mix has developed in response to the growing diversity of its customers. Aramex customers make increasing use of the high value-added services provided by Aramex, from reliable express services to cost effective door-to-door air freight forwarding to customized special services.

    Aramex has both retail and wholesale customers. Retail customers, I.E., those who are serviced and billed directly by Aramex, include both express and freight forwarding accounts. Wholesale customers consist primarily of express accounts.

OPERATIONS

    GENERAL. Aramex is a very decentralized company, permitting each station a necessary degree of flexibility and independence in running its operations to accommodate local customers' needs. The Company's GSO, which is located in Amman, oversees all shipments throughout Aramex's distribution network and charges local offices accordingly. The GSO provides general corporate, marketing, advertising, auditing, and strategic and technical support to the stations. The following table shows Aramex stations and service providers by country and office.

              ARAMEX STATIONS                          ARAMEX SERVICE PROVIDERS
--------------------------------------------  ------------------------------------------
                 PRINCIPAL                                    PRINCIPAL        OTHER
COUNTRY           STATION     OTHER OFFICES     COUNTRY        STATIONS       OFFICES
-------------  -------------  --------------  ------------  --------------  ------------
Bahrain        Manama                         Ethiopia      Addis Ababa
Canada         Montreal                       Sri Lanka     Colombo
Cyprus         Nicosia        Larnaca,        Switzerland   Geneva
                              Limassol
Egypt          Cairo Main     Cairo Down      Pakistan      Karachi          Islamabad,
               Office         Town, 10th of                                      Lahore
                              Ramadan,        India         Bombay
                              Alexandria,
                              Heliopolis
France         Paris                          Sudan         Khartoum
Greece         Athens         Thessaloniki    Oman          Muscat
Jordan         Amman          Aqaba           Yemen         Sana'a                 Aden
Kuwait         Kuwait                         Bulgaria      Sofia
Lebanon        Beirut         Ain Mreisseh,   Iran          Tehran               Ahwaz,
                              Jounieh                                           Shiraz,
                                                                               Mashhad,
                                                                                Tabriz,
                                                                             Kish Island
Qatar          Doha                           Bangladesh    Dhaka
Saudi Arabia   Jeddah,                        Hong Kong     Hong Kong
               Riyadh,
               Dhahran                        Uzbekistan    Samarkand
Syria          Damascus       Lattakia,
                              Homs, Aleppo
Turkey         Istanbul
UAE            Dubai, Abu     Fujeirah,
               Dhabi          Alain, Jebel
                              Ali
UK             London
USA            New York,
               Washington

               Jerusalem      Ramallah

    Aramex has commenced a major re-engineering effort designed to transform the structure of its stations from a department setup (E.G., express, freight forwarding, etc.) into cross-functional personalized customer teams. Those teams, each specializing in the different market segments to which Aramex's customers belong to, will be the main vehicle to providing a "One Stop Shop" service. Aramex started the re-engineering effort in 1994 with the Amman station as a pilot site. Management believes that this model has created significant improvements in the delivery of Aramex service and has improved market penetration.

    The interactive structure of the GSO provides a natural environment for effective management and problem-solving. As importantly, it has improved the information flow within Aramex and between the Company and its markets and customers. In addition, the structure builds and fosters creativity among the entire GSO middle management team.

    COMPUTER SYSTEMS. Aramex currently utilizes the SITA system for its communications needs with both its stations and customers around the world. The SITA system is widely used by airlines and related companies around the world. For tracking and tracing of its express shipments worldwide, Aramex utilizes the FOCUS tracking system which is owned and operated by Airborne Express. All OEC members utilize the FOCUS system for express package tracking.

    Aramex has engaged Andersen Consulting to conduct a study of its information systems needs and to develop Aramex's own private communication network and integrated information system, develop a centralized information bank, provide customers and suppliers with direct electronic connectivity to the Aramex network, and acquire bar coding technology to replace manual process. Management believes that its investments in technology should yield improvements in its operations and overall quality of service.

COMPETITION

    The express and freight forwarding industry is highly competitive. The principal competitive factors within the express and freight forwarding industry include price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Many of the Company's competitors have well established reputations and possess substantially greater financial, marketing, personnel and other resources than the Company. The Company's principal competitors are DHL Worldwide Express, Federal Express and TNT Express, Inc. In addition, the Company competes against other express and freight forwarding companies, such as United Parcel Service, who wish to establish or broaden their presence in the Middle Eastern express and freight forwarding markets. The Company competes primarily by seeking to offer customers competitive pricing, a high level of service and on-time delivery. The Company believes its competitive position is enhanced by (i) its knowledge of the Middle East based upon its 14 year presence in the region; (ii) its decentralized operation which allows local management to respond to local market requirements quickly; (iii) its strong management team; and (iv) its emphasis on operating cost controls.

EMPLOYEES

    As of September 30, 1996, the Company had approximately 800 employees with 165 in administration, 433 in operations and 236 in service and sales. The Company also uses temporary employees as necessary. The Company's future success will depend, in part, on its ability to attract, retain and motivate qualified personnel. The Company believes that relations with its employees are satisfactory. None of the Company's employees are covered by labor contracts or other collective bargaining agreements.

SALES AND MARKETING

    The Company markets its services through the efforts of its sales force of over 100 persons. Sales representatives educate consumers and businesses as to the Company's services through in-person meetings and demonstrations. The Company believes its personalized service differentiates it from its competition and provides the Company with a competitive advantage in its core markets. The Company has undergone a two year quality review in order to be awarded an ISO 9002 Certification, an international quality standard. The Company's Jordanian and U.K. operations are currently certified. The Company anticipates that an additional 8 locations will be certified by the Spring of 1997.

    Aramex in Jordan acts as the General Sales Agent worldwide for Marriott Hotels. The Company's Amman office makes a commission on every Marriott reservation it makes for travelers outbound from Jordan.

    The Company also generates brand awareness of its services and educates consumers as to the timeliness, reliability and costs of its services through targeted advertising. The Company advertises in regional print media. The Company maintains agreements with various regional publications whereby the Company provides courier services in exchange for advertising space. The Company plans to use a portion of the proceeds from the Offering to increase its advertising through print and other media.

    The Company receives positive publicity through its participation and sponsorship of business, charity and sporting events. The Company sponsors and manages a Jordanian basketball club which is comprised of six teams including the female national champions for the past three years, a men's team which competes in the national league and a children's team. The popularity of basketball and the success of the Company sponsored teams has given the Company publicity and media exposure and increased the Company's name recognition. The Company believes that continued participation and sponsorship of such events will increase consumer awareness of the Company's services.

FACILITIES

    The Company's principal executive offices are located at Amman, Jordan. Such offices are leased by the Company under a one year lease, renewable annually, commencing January 1996, for approximately 1200 square meters of office space. Annual rent payments under the lease are approximately $70,000. See "Certain Transactions."

    The Company also leases 53 other facilities aggregating approximately 10,948 square meters of office space in 16 countries. The terms of such leases range from one to six years with the last lease to expire in December 2000. The aggregate annual rental under such leases is approximately $0.9 million for 1996.

    The Company believes it will have access to facilities adequate to meet its needs for the foreseeable future. Should the Company need additional space for its business activities in the foreseeable future, management believes it will be able to secure such facilities on reasonable forms. The Company believes its facilities are sufficient to conduct its operations.

GOVERNMENT REGULATION

    The Company's operations require and will require various licenses, permits and approvals in each jurisdiction where it operates. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. Authorization to commence operations will be required in each country in which the Company intends to operate. No assurance can be given that the Company will obtain such authorization, licenses or necessary approvals. In addition, countries in which the Company wishes to operate may have regulatory systems that impose other impediments on the Company's operations. There can be no assurance that the Company will be able to profitably operate in light of these restrictions.

INTELLECTUAL PROPERTY

    The Company believes that its Aramex trade name is material to its business and takes steps to protect it where it deems appropriate.

LEGAL PROCEEDINGS

    The Company is involved in pending and threatened legal actions and proceedings arising in the ordinary course of its business. In the opinion of management, the outcome of such legal actions or proceedings will not have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors and executive officers of the Company, their ages and the positions held by them with the Company.

NAME                                       AGE                              POSITIONS HELD
-------------------------------------      ---      --------------------------------------------------------------
William Kingson                                56   Chairman of the Board
Fadi Ghandour                                  37   President, Deputy Chairman,
                                                      Chief Executive Officer and Director
Hazem Malhas                                   36   Vice President-COO Express
Safwan Tannir                                  47   Vice President-COO Freight Forwarding
Camille Tam Nasrallah                          50   Vice President-Corporate Affairs
Emad Shishtawi                                 38   Accounting and Finance Manager
Yousef Ghandour                                47   Managing Director of MED
Rula Ghandour                                  38   Director

    Pursuant to a Stock Purchase Agreement, Airborne was granted the right to appoint one director to the Company's Board of Directors for so long as it owns at least half of the shares acquired in the Airborne Stock Purchase. Airborne has not designated a Board appointee as of the date hereof. Upon consummation of the Offering, the Representative has been granted the right to designate one director acceptable to the Company for a three year term. The Representative has not designated a Board appointee as of the date hereof.

    The Company has a classified Board of Directors currently consisting of three members. The directors are divided into three classes consisting of one director in each class. The term of office of the directors expires following the date of this Prospectus as follows: Class 1, at the first annual meeting of shareholders; Class 2, at the second annual meeting of shareholders; and Class 3, at the third annual meeting of shareholders. Thereafter, the term of office of each director will expire at the third annual meeting of shareholders following his or her election. Ms. Rula Ghandour is a Class 1 director, Mr. William Kingson is a Class 2 director and Mr. Fadi Ghandour is a Class 3 director. As soon as practicable, but not later than 90 days following the completion of the Offering, the Company's Board of Directors intends to increase the size of the Board to five members and to elect two new members who are not paid employees of the Company and who will qualify as independent directors for purposes of the Nasdaq National Market. Each newly elected director will be a Class 1 or Class 2 director, respectively. Having a classified Board of Directors may be viewed as inhibiting a change of control of the Company and having a possible anti-takeover effect because it would take at least two annual meetings to change control of the Board of Directors by shareholder vote.

    The business experience of each of the Company's directors and executive officers during at least the past five years is set forth below.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    WILLIAM KINGSON has been the Company's Chairman since 1982. Mr. Kingson is President of New York based DHX Group, Ltd., co-Chairman and President of The Pointe Group and has had long and extensive involvement in the airline and aerospace industries. He has served on the board of numerous airlines, and has had many years' experience in the leasing and sale of aircraft, trading in parts and instruments, especially in Asia and the Far East, including dealings with Cathay Pacific, Korean Air, China Airlines and Singapore Airlines. Mr. Kingson was formerly a joint-venture partner of E.F. Hutton. While at E.F. Hutton, Mr. Kingson initiated and accomplished financial transactions with Gulfstream Aerospace and

Summit Air, in both of which he was a major shareholder. Mr. Kingson co-founded Aramex with Mr. Ghandour in 1982, has been an active member of management and has, along with Mr. Ghandour, been instrumental in the overall development of the business. Mr. Kingson pilots his own airplanes and holds eighteen world and/or national speed records for type and class of aircraft. Mr. Kingson holds a B.S. in Economics from the University of Rhode Island.

    FADI GHANDOUR has been the Company's President, Deputy Chairman and Chief Executive Officer since 1982, when he co-founded Aramex with Mr. Kingson. Mr. Ghandour has been largely responsible for the creation of the Aramex network in the Middle East and Gulf region, Europe and the United States. Mr. Ghandour serves on the Board of the OEC network and is Chairman of the Express Association of the Middle East ("EAME"), a group which consists of TNT, UPS, FedEx and Aramex and acts to protect the interests of express companies throughout the region. Mr. Ghandour holds a B.A. in Political Science from the George Washington University.

    HAZEM MALHAS has been the Company's Vice President and Chief Operating Officer Express since 1993. Mr. Malhas began his career with Aramex in 1986 when he held the position of Freight Forwarding Sales Manager, based in the Amman office. In 1987, he became Country Manager for Jordan. From 1987 to 1993 Mr. Malhas shared responsibility for Aramex's strategic and operations planning in his position as Vice President-Operations and Planning. As part of his current position, in 1994, Mr. Malhas oversaw the extensive re-engineering of the General Services Office into a cross-functional team structure. Mr. Malhas also implemented a team-structured sales organization in a pilot program in the Amman station, which is being introduced throughout the Aramex organization. Prior to joining Aramex he worked in engineering and construction management positions with two different Amman-based companies. Mr. Malhas holds a B.S. in Civil Engineering from the University of Texas, Austin.

    SAFWAN TANNIR has been the Company's Vice President and Chief Operating Officer Freight Forwarding since 1991. Mr. Tannir began his career in the air transportation industry in 1976 with Trans Mediterranean Airways ("TMA"), a Lebanon-based international air-cargo airline, where he served as Assistant Manager of the Taiwan office and Country Manager--Italy. He served in strategic planning, sales and operations positions and traveled to many of the Company's offices worldwide during his 10 years with TMA. After several years in sales and marketing management positions (Jordan Marketing Corp.-- Amman and Banari Packaging - Jeddah), Mr. Tannir joined Aramex in 1986 as General Manager of Air Cargo Jordan, the predecessor to the Company's freight forwarding network. While developing the freight forwarding operations, he held positions as Vice President--Marketing and Sales and Vice President Middle East until 1990 when he assumed responsibility for all North America operations. In his current position, Mr. Tannir has been largely responsible for establishing freight forwarding operations in all of Aramex's stations worldwide. Mr. Tannir holds a B.A. in Political Studies & Public Administration from The American University of Beirut.

    CAMILLE TAM NASRALLAH has been the Company's Vice President - Corporate Affairs since 1993. Mr. Nasrallah began his 30-year career in the air transportation industry with Trans Mediterranean Airways, where he served in various sales, reservations, traffic and financial capacities for eight years beginning in 1966. He later served as Manager for Airlink International Ltd., as Managing Director of the Zakhour Agency, a Beirut-based freight forwarding and ticketing company, and as Branch Manager for the Saudi General Transport Company, where he established trucking operations in Jeddah. He served in various management positions from 1982 to 1988 in the freight forwarding operations of Al Zouman Aviation, a combination carrier. Mr. Nasrallah joined Aramex in 1988, where he first served as General Manager-U.A.E., then later as Vice President-Gulf and Indian Sub-continent.

    EMAD SHISHTAWI has been the Company's Accounting and Finance Manager since 1994. After graduating from Jordan University in Amman, Mr. Shishtawi worked as an accountant for the Jordanian National Army and, later, for Royal Jordanian Airlines. He conducted audits of industrial and financial companies in Amman with the local affiliate of Arthur Andersen & Company from 1982 to 1984.

Mr. Shishtawi joined Aramex in 1984 as Accountant in the Amman headquarters and was later promoted to Financial Manager. He was Controller from 1988 to 1992 during which time he (i) supervised the conversion of the accounting to its current format and technology; (ii) established the Internal Audit Department; and (iii) managed and supervised a staff of ten and the reporting from all of Aramex's stations worldwide. He is responsible for the financial reporting, management, standards and policies of Aramex and acts as financial consultant and advisor to the President. Mr. Shishtawi holds a B.A. in Accounting from the University of Jordan.

    YOUSEF GHANDOUR has been Managing Director of MED since 1994 and is responsible for the implementation and management of MED's growth strategy worldwide. Prior to such time, Mr. Ghandour was Vice President of International Trading and Development Company based in Jordan. Mr. Ghandour holds a Masters degree in Philosophy from Georgetown University.

    RULA GHANDOUR has been a principal stockholder and manager of Silsal, a pottery company, for over five years. Ms. Ghandour holds a B.A. in Sociology from Santa Clara University and an M.A. in International Affairs from Georgetown University.

    Directors currently do not receive any additional remuneration for services on the Board of Directors. Except for Mr. Fadi Ghandour and Ms. Rula Ghandour being husband and wife and Mr. Yousef Ghandour being Mr. Fadi Ghandour's uncle, there are no family relationships among directors or executive officers of the Company. The Company may compensate directors who are not employees of the Company. Members of the Board of Directors will also be eligible for the grant of options under the Stock Option Plan.

COMMITTEES OF THE BOARD

    The Board has an Executive Committee which consists of two directors. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The present members of the Executive Committee are Messrs. Kingson and Ghandour.

    Effective upon consummation of the Offering and election of the two new directors, the Board will establish an Audit Committee which will consist of four directors, at least two of whom cannot be an employee of the Company. The Audit Committee will be responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The members of the Audit Committee will be Messrs. Kingson and Ghandour and two other directors.

    See "--Stock Option Plan" for a description of the Committee administering the Company's Stock Option Plan.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to the Company's President and Chief Executive Officer for the year ended December 31, 1995 (the "Named Executive Officer"). No other executive officer of the Company received a total annual salary and bonus in excess of $100,000 during the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                        ANNUAL
                                                                                                     COMPENSATION
                                                                                                     -------------
NAME AND PRINCIPAL POSITION                                                                             SALARY
---------------------------------------------------------------------------------------------------  -------------
Fadi Ghandour                                                                                         $    42,000
  President, Deputy Chariman and Chief Executive Officer(1)
All Directors and Officers as a Group (8 persons)                                                     $   279,900

------------------------

(1) Mr. Ghandour will enter into an employment agreement which provides for an increase in his annual salary upon completion of the offering. See "--Employment Agreements."

STOCK OPTION PLAN

    The Company's Stock Option Plan (the "Plan") permits the granting of both incentive stock options (which are entitled to certain favorable treatment under the Internal Revenue Code of 1986) and nonqualified stock options (I.E., options which are not intended to be incentive stock options). A total of 400,000 shares of Common Stock has been authorized for issuance pursuant to options granted under the Plan. Employees and consultants of the Company and its subsidiaries and non-employee members of the Board of Directors of the Company are eligible to be selected to receive one or more options.

    The Plan is administered by a committee of nonemployee members of the Board of Directors (the "Committee"). Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants to whom options will be granted and the terms and conditions of such options. However, the exercise price of any option granted under the Plan cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option (110% of fair market value in the case of certain incentive stock options).

    Pursuant to the Plan, Mr. Kingson has been granted incentive stock options to purchase 100,000 shares of Common Stock at an exercise price of 110% of the initial public offering price. Each of Mr. Kingson's options are exercisable for a period of five years from the date of vesting.

    Mr. Ghandour has been granted non-qualified stock options to purchase 100,000 shares of Common Stock at an exercise price of 100% of the initial public offering price per share. Mr. Ghandour's options are exercisable for a period of ten years from the date of vesting.

    In connection with the Offering, stock options to purchase an additional aggregate 100,000 shares of Common Stock at an exercise price equal to 100% of the initial public offering price per share will be issued to certain of the Company's executive officers and station managers. Such options will vest over a five-year period on the basis of one-quarter each year following the first year anniversary of the grant of such option.

INDEMNIFICATION; LIMITATION OF LIABILITY

    Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Company has provided in its Bye-Laws that the directors and officers of the Company will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

    Bermuda law and the Bye-Laws of the Company also permit the Company to purchase insurance for the benefit of directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. The Company intends to purchase a directors' and officers' liability insurance policy upon consummation of this Offering.

    The Company intends to enter into indemnification agreements with the Company's officers and directors. To the extent permitted by law, the indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from fraud or dishonesty) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. In addition, the Company is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

    Bermuda law requires that every officer, including all directors, of the Company in discharging his duties act honestly and in good faith with a view to the best interests of the Company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, including compliance with the Companies Act 1981 of Bermuda (the "Act"), the regulations thereunder and the Company's Bye-laws. The Company's Bye-laws provide, however, that no director of the Company shall be liable to the Company or its shareholders for breach of such director's fiduciary duty as a director, except for any fraud or dishonesty of which he may be guilty in relation to the Company.

EMPLOYMENT AGREEMENTS

    Effective upon consummation of the Offering, the Company and Mr. Kingson will enter into a two year employment agreement providing for his employment as the Company's Chairman of the Board at an initial salary of $85,000. At the same time, Mr. Ghandour will enter into a two year employment agreement providing for his employment as the Company's President and Chief Executive Officer at a base salary of $115,000. Each of the employment agreements provide that in the event of termination: (i) as a result of a major event (defined to include, but not limited to, a change of control whereby "any person" (other than persons who beneficially own more than 30% of the capital stock of the Company on a fully diluted and as converted basis on the date thereof) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's outstanding capital stock on a fully diluted and as converted basis at such time, the liquidation, dissolution or sale of all or substantially all of the Company's assets), without cause or by Mr. Kingson or Mr. Ghandour for good reason (defined to include, but not limited to, a reduction in base salary, a relocation of the Company's principal executive offices and any material breach by the Company of any material provision in such employment agreements), or by Mr. Kingson or Mr. Ghandour for cause, Mr. Kingson or Mr. Ghandour, as the case may be, will receive a lump sum severance allowance in an amount equal to 2.99 times his then annual salary;
(ii) as a result of the disability or incapacity of Mr. Kingson or Mr. Ghandour, Mr. Kingson or Mr. Ghandour, as the case may be, will be entitled to receive 75% of his salary during the two years following the termination notice; and (iii) as a result of the death of Mr. Kingson or Mr. Ghandour, Mr. Kingson or Mr. Ghandour (or their respective estates), as the case may be will be entitled to receive a lump sum payment equal to his then annual base salary. Each agreement includes a one-year non-compete covenant commencing on the termination of employment.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information with respect to beneficial ownership of the Common Stock, the only class of capital stock of the Company of which shares will be outstanding after this Offering, on a comparative basis, as of November 1, 1996 and as adjusted to reflect the sale of Common Stock offered hereby (in each case) by (i) all persons who beneficially own, to the knowledge of the Company, 5% or more of the Common Stock, (ii) the Selling Shareholders,
(iii) each director of the Company individually, (iv) each Named Executive Officer that owns stock, and (v) all directors and executive officers of the Company as a group.

                                                                                                   PERCENTAGE OF
                                                                                                     OWNERSHIP
                                                                           NUMBER OF STOCK   --------------------------
                  NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY       BEFORE         AFTER
                     OR NUMBER OF PERSONS IN GROUP                              OWNED         OFFERING     OFFERING(1)
               ------------------------------------------                 -----------------  -----------  -------------
William Kingson(2)(6)...................................................       1,662,500           47.1%         36.7%
Fadi Ghandour(3)(6).....................................................       1,662,500           47.1%         36.7%
Rula Ghandour(4)(6).....................................................       1,662,500           47.1%         36.7%
Airborne Freight Corporation(5)(6)......................................         304,688            8.9%          6.9%
All directors and executive officers as a group
  (8 persons)(2)(3)(6)..................................................       3,325,000           91.6%         71.8%

------------------------

(1) Assuming full exercise of the Underwriters' Over-Allotment Option, Mr. Kingson, Mr. Ghandour and Ms. Ghandour will each beneficially own 1,587,500 shares of Common Stock, or 35.0% after the Offering.

(2) Includes 100,000 shares of Common Stock issuable upon exercise of five year, incentive stock options held by Mr. Kingson having an initial exercise price equal to 110% of the initial public offering price per share. Mr. Kingson's address is c/o Suite 451, 866 United Nations Plaza, New York, New York 10017.

(3) Includes (a) 781,250 shares of Common Stock owned by Mr. Fadi Ghandour's spouse, Ms. Rula Ghandour and (b) 100,000 shares of Common Stock issuable upon exercise of ten year, non-qualified options held by Mr. Ghandour having an exercise price equal to the initial offering price per share. The address of Mr. Ghandour is in care of the Company at 2 Badr Shaker, Alsayyab Street, Um Uthayna, Amman, Jordan.

(4) Includes (a) 100,000 shares of Common Stock issuable upon exercise of ten year, non-qualified options held by Mr. Ghandour having an exercise price equal to the initial offering price per share and (b) 781,250 shares of Common Stock held of record by Ms. Ghandour's spouse, Mr. Fadi Ghandour. The address of Ms. Ghandour is in care of the Company at 2 Badr Shaker, Alsayyab Street, Um Uthayna, Amman, Jordan.

(5) The address of Airborne Freight Corporation is 3101 Western Avenue, Seattle, Washington 98121.

(6) Each of the Company's existing shareholders have entered into a Shareholders Agreement which provides for certain restrictions on transfer and other rights described in "Certain Transactions."

                              CERTAIN TRANSACTIONS

    Aramex Bermuda has subscribed for 100 Ordinary Shares of Aramex Hong Kong and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting Deferred Shares. The Deferred Shares do not carry voting rights and are effectively subordinated to the Ordinary Shares (all of which are held by Aramex Bermuda) in respect of all dividends, distributions and liquidation rights until such as the holders of Ordinary Shares have received $100 billion. Pursuant to the Reorganization, Aramex Bermuda became the parent holding company of Aramex Hong Kong. The existing shareholders of Aramex Hong Kong will retain a nominal interest in Aramex Hong Kong through their ownership of the Deferred Shares. Aramex Hong Kong will act as an intermediate holding company of the Company's subsidiaries until Aramex Bermuda completes its reorganization plan to transfer assets from Aramex Hong Kong to Aramex Bermuda or its subsidiary companies.

    In connection with the Airborne Stock Purchase, Mr. William Kingson, Mr. Fadi Ghandour, Ms. Rula Ghandour and Airborne Freight Corporation entered into a Shareholders Agreement, as amended on December 11, 1996 and December 12, 1996, which, among other things, provides that in the event the Company transfers (as defined in the Shareholders Agreement) any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of Common Stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. In addition, the Shareholders Agreement contains certain other provisions which terminate upon consummation of this Offering, including: (i) a right of first refusal in favor of the Company in the event Airborne transfers (as defined in the Shareholders Agreement) its shares to a company or companies, their subsidiaries, parents or known affiliates primarily engaged in the transportation of air freight or air express shipments and (ii) a similar right of first refusal in favor of Airborne in the event the Company, Mr. Kingson, Mr. Ghandour or Ms. Ghandour transfer shares to certain listed competitors of Airborne or to any other Company primarily engaged in the transportation of air freight or air express shipments. "Transfer" is defined to mean the direct or indirect, through intermediaries or otherwise, sale, transfer, distribution, assignment, bequest, pledge, hypothecation, encumbrance, grant of security interest in, or grant, issuance, sale or conveyance of any option, warrant or right to acquire, grant of a proxy to vote, or other disposition of shares of Common Stock of the Company and is defined to exclude a sale on the open market or the Transfer of shares by the Company in connection with a strategic acquisition or similar transaction where the Company (directly or through one or more subsidiaries) is the acquiring party. In connection with the Airborne Stock Purchase, Airborne was granted certain "piggyback" registration rights relating to their shares of Common Stock. In addition, under the terms of the Airborne Stock Purchase, Airborne shall be entitled to appoint one Director to the Company's Board of Directors.

    MED was organized under the laws of the Isle of Jersey in 1996. Of the 100 shares of MED currently outstanding, Aramex owns 75 shares, Yousef Ghandour owns 20 shares and Hazem Malhas owns 5 shares. In connection with this Offering, Mr. Malhas will transfer his shares of MED to the Company. Mr. Yousef Ghandour is Mr. Fadi Ghandour's uncle.

    The Company leases the premises currently occupied by the Company's London operations from Mr. Ali Ghandour, the father of Mr. Fadi Ghandour, at an annual rental of $76,000 pursuant to a lease which renews annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

    The Company leases the premises currently occupied by the Company's corporate offices in Amman, Jordan, from ARAM, an investment company controlled by the Ghandour family at an annual rental of $70,000. The lease renews annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

    From time to time, Mr. Fadi Ghandour has personally guaranteed lines of credit and bank overdrafts on behalf of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 8 to Notes to Consolidated Financial Statements. To the extent any of the proceeds from the Offering are used to repay such indebtedness, the personal guarantee of Mr. Ghandour will be extinguished.

    Messrs. William Kingson and Fadi Ghandour have at various times made non-interest bearing loans to the Company which at December 31, 1995 aggregated $395,697. During the Nine Month Period, the loans were repaid.

    In addition, see "Management" for a discussion of employment agreements and option agreements with Messrs. Kingson and Ghandour.

    The Company has entered into nominee shareholder agreements with Fadi Ghandour and Raghida Ghandour, the sister of Fadi Ghandour, the owners of 78% and 22% of the share capital of Arab American International Express Company (Aramex) Limited, the entity through which the Company conducts its Jordanian operations. Mr. Ghandour and Ms. Ghandour have held their shares in Arab American International Express Company (Aramex) Limited as nominees for the Company since inception of its operations on April 3, 1982. However, in January 1995, the Company formalized the arrangement with Mr. Ghandour and Ms. Ghandour pursuant to nominee shareholder agreements which have been subsequently amended in connection with the Reorganization. Pursuant to such agreements, Mr. and Ms. Ghandour confirm that they are holding their respective shares in the name of the Company and that they will abide by any written instructions given by the Company concerning the shares. The Company agreed that they will reimburse and indemnify Mr. and Ms. Ghandour for all expenses incurred in acquiring and holding the shares. Arab American International Express Company (Aramex) Limited has been included in the consolidated financial statements of the Company as a wholly-owned subsidiary for all periods presented herein.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, 3,429,688 shares of Common Stock are outstanding. After giving effect to the sale of the shares of Common Stock offered hereby, there will be 4,429,688 shares of Common Stock outstanding.

COMMON STOCK

    The holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of directors, which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors to be elected by holders of Common Stock, in which event the holders of the remaining Common Stock voting will not be able to elect any director. The Company has a staggered Board of Directors. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. The Company does not presently anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to shareholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights. The Common Stock currently outstanding, and the Common Stock offered hereby, is and will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the shareholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

BERMUDA LAW

    The following discussion is based upon the advice of Conyers, Dill & Pearman, Bermuda counsel for the Company.

    Prior to the effective date of the Registration Statement of which this Prospectus is a part, the Reorganization was effected. See "The Company's Organization" and "Certain Transactions." The Company is an exempted company under the Companies Act 1981 of Bermuda (the "Act"). The rights of the Company's shareholders, including those persons who will become shareholders of the Company in connection with this Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. The Act differs in certain material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of certain provisions of Bermuda law and the Company's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of the Company which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

    DIVIDENDS. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

    VOTING RIGHTS. Under Bermuda law, save as otherwise provided in the Act or the Bye-laws of the Company, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. The Company's Bye-laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, on a show of hands, with each shareholder present and each person holding proxies for any shareholder entitled to one vote, unless a poll is requested. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held. A poll may only be requested under the Company's Bye-laws by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or by proxy,
(iii) any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting or (iv) a shareholder or shareholders present in person or by proxy holding voting shares in the company on which an aggregate sum has been paid equal to not less than 10% of the total sum paid up on all such voting shares.

    RIGHTS IN LIQUIDATION. Under Bermuda law and the Bye-laws, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of such liquidation or winding up are distributed PRO RATA among the holders of common shares.

    MEETINGS OF SHAREHOLDERS. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. The Company will hold its annual general meeting in the United States. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the Bye-laws of the Company, at least ten days' notice of the annual general meeting and of any special general meeting must be given to each shareholder.

    Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. The Company's Bye-laws provide that the presence in person or by proxy of the holders of more than 50% of the voting capital stock of the Company constitutes a quorum.

    ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda. The Company intends to maintain a share register in New York, New York. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

    ELECTION OR REMOVAL OF DIRECTORS. Under Bermuda law and the Company's Bye-laws, directors are elected or appointed at the annual general meeting and shall serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. The Company has a staggered Board of Directors.

    Under Bermuda law and the Bye-laws of the Company, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days' notice. The director has a right to be heard at such meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Board of Directors.

    AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Amalgamation other than an amendment which alters or reduces a company's share capital as provided in the Act, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-laws may be amended by the Board of Directors if such amendment is approved by the shareholders by a resolution passed by a majority of votes cast at a general meeting.

    Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital or any class thereof have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

    APPRAISAL RIGHTS AND SHAREHOLDER SUITS. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his stock may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, exept where the amalgamation is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries of the stock, by meetings of the holders of shares of each company and of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold such consent at his discretion.

    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Association or Bye-laws. Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

    When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or compelling the purchase of the stock by any shareholder, by other shareholders or by the company.

    TRANSFER AGENT AND BRANCH REGISTRAR

    The Transfer Agent and Branch Registrar for the Common Stock is the Continental Stock Transfer and Trust Company, New York, New York.

                         STOCK ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

    Upon completion of this offering, the Company will have outstanding 4,429,888 shares of Common Stock. Of these shares, all of the 1,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined under the Securities Act. The remaining 3,429,888 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. Those restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. In addition, Airborne has been granted certain "piggyback" registration rights in connection with the Airborne Stock Purchase. See "Certain Transactions."

    In general, under Rule 144, as currently in effect, after two years have elapsed since the later of the date of acquisition of restricted stock from the Company or from an affiliate of the Company, the acquirer or subsequent holder will be entitled to sell in any three-month period the number of shares that does not exceed the greater of (i) 1% of the then outstanding number of Common Stock, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. The Commission has proposed certain amendments to Rule 144 which would reduce the requisite holding period from two years to one year. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding a sale of restricted securities is entitled to sell the securities pursuant to Rule 144(k) without regard to the volume limitations described above, provided that three years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

    The following discussion is based on the advice of Conyers, Dill & Pearman, Bermuda counsel to the Company.

    The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority ("BMA"). Consent under the Exchange Control Act 1972 (and regulations promulgated thereunder) has been obtained from the BMA for the sale or transfer to non-residents of Bermuda for exchange control purposes of the Common Stock being offered pursuant to the Offering. In addition, prior to this Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

    IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH CONSENT AND ACCEPTING THIS PROSPECTUS FOR FILING, THE BMA AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

    Under Bermuda law, there are no limitations on the rights of non-Bermuda owners of the Common Stock to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.

    In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or see to the execution of a trust pursuant to which any of its shares are held. The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

    Under Bermuda law, the Company is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of the equity must be beneficially owned by Bermudians). Consents under The Exchange Control Act 1972 of Bermuda and the regulations made thereunder have been obtained for the issue and all subsequent transfers of the shares of Common Stock offered by this Prospectus to and among persons not resident in Bermuda for exchange control purposes. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under The Exchange Control Act 1972 to acquire securities issued by the Company. The Act permits companies to adopt bye-law provisions relating to the transfer of securities. Neither Bermuda law, the Memorandum of Association nor the Bye-laws of the Company impose limitations on the right of foreign nationals or nonresidents of Bermuda to hold shares of the Company or vote such shares. Pursuant to the provisions of
Section 28 of the Companies Act 1981 of Bermuda, there is no minimum subscription which must be raised by the issue of the Common Stock to provide the funds required to be provided in respect of the matters set forth in that section.

    As an exempted company, the Company may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance; or (3) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, present BMA policy permits no more than 20% of the share capital of an exempted Company to be held by Bermudians.

    The Bermuda government actively encourages foreign investment in exempted entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

    The following is a summary of the law relating to the enforcement of foreign judgements in Jordan and represents the opinion of Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordan counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and re-examination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction,
(iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgement do not recognize and enforce judgements of Jordanian courts.

                                    TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain of the principal United States federal income tax consequences relating to an investment in the Common Stock as of the date hereof and represents the opinion of Orrick, Herrington & Sutcliffe LLP, special United States counsel to the Company. The summary is based on the Internal Revenue Code of 1986 (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Common Stock and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. The summary does not purport to address all federal income tax consequences that may be relevant to particular investors. For example, the summary applies only to holders who hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code, and does not address the tax consequences that may be relevant to investors in special tax situations (including, for example, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, or investors that hold the Common Stock as part of a hedge, straddle or conversion transaction). Further, it does not address the alternative minimum tax consequences of an investment in the Common Stock or the indirect consequences to holders of equity interests in investors in the Common Stock. ACCORDINGLY, PERSONS CONSIDERING THE PURCHASE OF THE COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

    For purposes of this discussion, "Company" refers to Aramex International Limited and "U.S. Holder" means a holder of Common Stock that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or an estate or trust the income of which is subject to United States federal income tax regardless of its source. The term "non-U.S. Holder" refers to any holder of Common Stock other than a U.S. Holder.

TAXATION OF THE COMPANY

    The Company believes that most of the Company's income currently is and, according to the Company's plans set forth in "Business" above, will be from sources outside the United States and will not be effectively connected with the conduct by the Company of a trade or business within the United States. However, the Company may decide in the future to directly engage in a trade or business within the United States. The Company generally will not be subject to United States federal income tax on its income from sources outside the United States that is not effectively connected with the conduct of a trade or business within the United States. If the Company is treated as engaged in the conduct of a trade or business within the United States it will be subject to United States federal income tax on its United States effectively connected income in the same manner as if it were a United States corporation, and will be subject to a United States branch profits tax equal to 30% of such effectively connected income, subject to adjustments.

    In addition, the Company may be classified as a personal holding company (a "PHC") for United States federal income tax purposes if both of the following tests are satisfied: (i) at any time during the last half of the Company's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own under certain attribution rules more than 50% of the stock of the Company by value (the "PHC Ownership Test") and (ii) the Company receives 60% or more of its United States related gross income, as specifically adjusted, from certain passive sources (the "PHC Income Test"). A corporation classified as a PHC is taxed (currently at a rate of 39.6%) on certain of its undistributed United States source income (e.g., dividends from United States corporations) and United States effectively connected income, to the extent such income is not distributed to shareholders.

    Prior to and after this Offering, five or fewer individuals likely will own or be deemed to own more than 50% of the Common Stock. Furthermore, the Company likely will receive distributions from United States corporations after this Offering. As a result, the PHC Ownership Test and the PHC Income Test likely will be satisfied after this Offering. The Company currently intends to manage its affairs so as to minimize liability for the PHC tax, but there can be no assurance that the Company will be successful in minimizing such tax. Further, in the future the Company may determine that the Company's funds are better used for purposes other than making the distributions required to minimize such tax.

TAXATION OF U.S. HOLDERS

    DISTRIBUTIONS OF COMMON STOCK. Distributions made by the Company with respect to Common Stock generally will constitute dividends for federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale or exchange of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder and will be either long-term or short-term capital gain depending upon the U.S. Holder's federal income tax holding period for the Common Stock. Dividends paid by the Company generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders under Code Sections 243 and 245.

    SALE OR EXCHANGE OF COMMON STOCK. A U.S. Holder of Common Stock generally will recognize capital gain or loss upon the sale or exchange of the Common Stock measured by the difference between the amount realized and the U.S. Holder's tax basis in the Common Stock. The gain or loss on such disposition will be long term capital gain or loss if the Common Stock has been held for more than one year.

    PASSIVE FOREIGN INVESTMENT COMPANY. A foreign corporation generally will be treated as a passive foreign investment company (a "PFIC") if, after applying certain "look-through" rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25%, by value, of an operating subsidiary to treat that proportion of the subsidiary's assets and income as held or received directly by the foreign parent.

    The Company does not believe that it is currently a PFIC nor does it anticipate that it will be a PFIC in the future because it expects that less than 75% of its annual gross income will be passive income and less than 50% of its assets will be passive assets, based on the look-through rules, the current income and assets of the Company and its subsidiaries, and the manner in which the subsidiaries are anticipated to conduct their businesses in the future. However, there can be no assurance that the Company is not or will not be treated as a PFIC in the future. If the Company were to be treated as a PFIC, all U.S. Holders may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," including any gain on the sale of Common Stock. Alternatively, a U.S. Holder may be permitted to make a "qualified electing fund" election, in which case, in lieu of such treatment would be required to include in their taxable income certain undistributed amounts of the Company's income. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. There can be no assurance that the Company will be willing or able to take the action necessary for a U.S. Holder to make a "qualified electing fund" election in the event the Company is determined to be a PFIC.

    CONTROLLED FOREIGN CORPORATION. If more than 50% of the stock (vote or value) of the Company is owned, directly or indirectly, by U.S. Holders, each of whom owns or is deemed to own under certain attribution rules 10% or more of the total combined voting power of all classes of stock of the Company ("10% Shareholder"), the Company will be treated as a "controlled foreign corporation" (a "CFC") under Subpart F of the Code. One of the Company's existing shareholders who is a 10% Shareholder may be considered as owning approximately 36% of the Common Stock immediately after this Offering. It is unclear how controlling blocks of stock will be valued for these purposes. Accordingly, an investor who purchases Common Stock and becomes a 10% Shareholder may result in the Company being treated as a CFC for United States federal income tax purposes.

    The Company does not believe that it is a CFC and it is not anticipated that the Company will become a CFC as a result of this Offering; however, no assurance can be given that the Company will not be a CFC immediately after this Offering or that it will not become a CFC as a result of future changes in its ownership. If the Company were to be treated as a CFC, each 10% Shareholder would be required to include in its taxable income as a deemed dividend its PRO RATA share of certain undistributed income of the Company (which possibly could be substantial) and certain investments by the Company in United States property, and all or a portion of the gain from the sale or exchange of Common Stock may be treated under Section 1248 of the Code as dividend income. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a CFC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a CFC at any point in time after the date of this Prospectus.

    FOREIGN PERSONAL HOLDING COMPANY. A foreign corporation may be classified as a foreign personal holding company (a "FPHC") for federal income tax purposes if both of the following tests are satisfied: (i) at any time during the taxable year five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of its stock (vote or value) and (ii) at least 60% (50% for years subsequent to the year in which it becomes a FPHC) of its gross income

(regardless of its source), as specifically adjusted, is "foreign personal holding company income," which includes dividends, interest, rents, royalties and gain from the sale of stock or securities.

    The Company does not believe that it is currently a FPHC nor does it anticipate that it will be a FPHC in the future; however, no assurance can be given that the Company is not or will not become a FPHC as a result of future changes of ownership or changes in the nature of the income of the Company. If the Company were to be classified as a FPHC, each U.S. Holder would be required to include in income as a taxable constructive dividend its PRO RATA share of the Company's undistributed foreign personal holding company income.

    FORM 5471. Any U.S. Holder who owns 5% or more in value of the stock of the Company may be required to file IRS Form 5471 with the IRS to report certain acquisitions or dispositions of stock of the Company. In addition, annual filings of IRS Form 5471 would be required (i) by any U.S. Holder of 10% or more in value of the stock of the Company, if the Company were treated as a CFC or FPHC, and (ii) by any U.S. Holder owning more than 50%, in voting power or value, of the stock of the Company.

    FORM 926. U.S. Holders may be required to report an investment in the Common Stock to the IRS on IRS Form 926, and that nonreporting may subject the U.S. Holder to substantial penalties. Recently enacted Code Section 1494(c) imposes a 35 percent penalty on certain reportable property transfers between United States persons and foreign persons. Property transfers subject to reporting literally appear potentially to include transfers of cash through the purchase of a security such as the Common Stock; if reportable but not reported, the purchase would subject the U.S. Holder to a penalty equal to 35 percent of the Common Stock's cost. Any such penalty for nonreporting would not be subject to reimbursement by the Company. The Code generally requires that a return be filed with respect to reportable property transfers on the date of the transfer; however, the IRS recently announced its intention to issue guidance with respect to this reporting requirement before the end of 1996, and also announced that it would not impose a penalty if any required return is filed within 60 days after the issuance of that guidance. Accordingly, prospective U.S. Holders should take precautions to ensure compliance with applicable reporting requirements, whether by currently filing a protective return with respect to an investment in the Common Stock or by complying with such guidance as ultimately may be issued by the IRS.

TAXATION OF NON-U.S. HOLDERS

    DISTRIBUTIONS ON COMMON STOCK. Distributions made by the Company with respect to the Common Stock to non-U.S. Holders who are not engaged in the conduct of a trade or business within the United States will be subject to United States federal income tax only if 25% or more of the gross income of the Company (from all sources for the three-year period ending with the close of the taxable year preceding the declaration of the distribution) was effectively connected with the conduct of a trade or business in the United States by the Company. The Company does not anticipate engaging in the conduct of a trade or business within the United States, except through its subsidiaries. However, if the 25% threshold for such period is exceeded, a portion of any distribution paid by the Company to a non-U.S. Holder could be subject to federal income tax withholding at the rate of 30%; the portion of the distribution that could be subject to withholding would correspond to the portion of the Company's gross income for the period that is effectively connected to its conduct of a trade or business within the United States.

    SALE OR EXCHANGE OF COMMON STOCK. A non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or exchange of the Common Stock if such holder has no connection with the United States other than holding the Common Stock and in particular (i) such gain is not effectively connected with a trade or business in the United States of the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is an individual which has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such disposition, and (iii) the Company is not and has not been at any time within 5 years preceding such disposition a "U.S. real property holding corporation" (a "USRPHC") for federal income tax purposes.

    The Company believes that it is not and does not currently intend to become a USRPHC, but no assurance can be given that the Company is not or will not become a USRPHC in the future. In general, if the Company is determined to be a USRPHC then non-U.S. Holders may be subject to United States federal income tax on the sale or exchange of the Common Stock, and to withholding at a rate of 10% on any such disposition. However, a non-U.S. Holder will not be subject to these special rules even if the Company is determined to be a USRPHC provided that (i) such non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of the Common Stock of the Company and (ii) the Common Stock is then "regularly traded" on an established securities market in the United States. Since it is expected that the Common Stock will be traded on the Nasdaq stock market and it is expected that it will be regularly quoted by broker dealers, the Common Stock should be considered to be "regularly traded" on an established securities market. However, it is possible to interpret the current Temporary Regulations as concluding that the Common Stock will not be considered "regularly traded" at any time during which 50% or more thereof is owned by 100 or fewer persons, which will be the case after this Offering and for some time to come.

    UNITED STATES BUSINESS. A non-U.S. Holder engaged in a trade or business in the United States whose income from the Common Stock (including gain from the sale or exchange thereof) is effectively connected with the conduct of such trade or business will generally be subject to regular United States federal income tax on such income in the same manner as if it were a U.S. Holder. In addition, if such a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

BACKUP WITHHOLDING

    Distributions made by the Company with respect to the Common Stock and the gross proceeds received from the disposition of the Common Stock may be subject to certain information reporting to the IRS and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to certain exempt recipients (such as a corporation or financial institution) or to a holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against such holder's United States federal income tax liability.

CERTAIN BERMUDA TAX CONSIDERATIONS

    This section is a summary of the principal Bermuda tax considerations that may be relevant to prospective purchasers of the Common Stock. Conyers, Dill & Pearman, special Bermuda counsel to the Company has delivered an opinion to the Company to the effect that the discussion set forth below, to the extent that it relates to matters of Bermuda tax consideration, is accurate in all material respects. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. The Company has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of an estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or to any of its operations or to the shares, debentures or other obligations of the Company except insofar as such tax applies to persons ordinarily resident in Bermuda or any tax payable pursuant to the Land Tax Act 1967 in relation to any land leased to the Company. Therefore, there will be no Bermuda tax consequences with respect to the sale of the Common Stock or the Warrants or with respect to distributions in respect of the Common Stock or the Warrants. As an exempted company, the Company is liable to pay in Bermuda an annual fee based upon its authorized share capital and the premium on its shares. The annual fee payable by the Company in 1996 will be $1,680 being 50% of the fee otherwise payable since the Company was incorporated after August 31.

OTHER COUNTRIES

    The Company (and its subsidiaries) will likely be subject to tax on income earned in each of the countries in which it does business (directly or through subsidiaries or joint ventures). In addition, dividends from the Company's subsidiaries may be subject to withholding tax when paid to the Company. The Company has not to date analyzed the tax consequences of doing business in any jurisdiction other than those described above.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), for which Commonwealth Associates is acting as representative (the "Representative"), have agreed, severally but not jointly, subject to the terms and conditions contained in the underwriting agreement among the Company, the Selling Shareholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the several Underwriters, an aggregate of 1,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                     NUMBER OF
UNDERWRITER                                                                            SHARES
-----------------------------------------------------------------------------------  ----------
Commonwealth Associates............................................................

                                                                                     ----------
      Total........................................................................   1,000,000
                                                                                     ----------
                                                                                     ----------

    The Underwriters are committed on a "firm commitment" basis to purchase and pay for all the shares of Common Stock offered hereby (other than shares offered by the Selling Shareholders pursuant to the Underwriters' Over-Allotment Option), if any shares are purchased. The shares are being offered by the Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

    Through the Representative, the Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and the Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess
of $0.      per share, of which not in excess of $0.      per share may be
reallowed to other dealers who are members of the NASD. After commencement of the Offering, the public offering price, the concessions, and reallowance may be changed by the Underwriters. The Underwriters have informed the Company that they do not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts of the Underwriters.

    The Selling Shareholders have granted to the Underwriters an option exercisable for 45 days from the date of this Prospectus to purchase up to an additional 150,000 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

    The Company has agreed to pay the Representative, in its individual rather than representative capacity, a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering, including any proceeds derived from the sale of the Over-allotment Stock, in connection with certain expenses incurred by the Representative and to reimburse the Representative for certain other expenses incurred by the Representative.

    The Company has agreed to sell, for an aggregate purchase price of $100, to the Representative and its designees warrants (the "Representative's Warrants") to purchase up to 100,000 shares of Common Stock at an exercise price per share equal to 120% of the public offering price set forth on the cover of this Prospectus. The Representative's Warrants are not redeemable and may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of this Prospectus, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Representative, or to officers or partners of any such successor or partner, and are exercisable during the four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus is a part (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representative's Warrants are exercised or exchanged, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. The Representative's Warrants provide, subject to certain conditions, for a period of four years commencing one year from the effective date of the Registration Statement of which this Prospectus is a part, one "demand" registration right and will provide, subject to certain conditions, for a period of three years commencing two years from the effective date of the Registration Statement of which this Prospectus is a part, certain "piggyback" registration rights.

    In addition, the Company has agreed to pay the Representative a corporate finance advisory fee of $35,000 plus 3% of the gross proceeds of this Offering, the unpaid balance of which is payable at the closing of this Offering.

    Upon completion of the Offering, the Company has agreed, for a period of three years from the date of this Prospectus, if so requested by the Representative, to nominate and use best efforts to elect a designee of the Representative acceptable to the Company as director of the Company.

    The Company, the Selling Shareholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Except for the 150,000 shares of Common Stock to be sold by the Selling Shareholders pursuant to the Over-Allotment Option, all of the Company's officers, directors and shareholders and all holders of any options, warrants or other securities convertible into or exercisable for, shares of Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, on behalf of the Underwriters, for a period of 12 months after the effective date of the Registration Statement of which this Prospectus is a part, provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been arbitrarily determined by negotiation between the Company and the Underwriters. In determining the offering price the Underwriters and the Company considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial condition and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market.

    The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

    The validity of the Stock of Common Stock offered hereby and certain other matters of Bermuda law will be passed upon for the Company by Conyers, Dill & Pearman, located at Clarendon House, Church Street, Hamilton HM CX Bermuda. Allen & Overy, located at Three Exchange Square, 8 Connaught Place, Hong Kong, has acted as special counsel to the Company with respect to certain legal matters of Hong Kong law. Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, located at Astra Building, Jebel, Amman, 11180, Jordan, has acted as counsel to the Company with respect to certain matters of Jordanian law. Certain legal matters with respect to United States law will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, located at 666 Fifth Avenue, New York, New York 10103. Certain legal matters will be passed upon for the Underwriters by Morgan Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178-6070.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen and Khleif & Co., a member firm of KPMG Peat Marwick, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports. With respect to the financial statements for 1993, 1994 and 1995, the report of each firm states that with respect to certain subsidiaries its report is based on the reports of other independent public accountants, including Dr. Mohamed Al-Amri & Co., Mehta & Tengra, Edward Isaacs & Company, LLP, Talal Abu-Ghazaleh & Co., Bish & Haffey, P.C., Frank E. Stanley III & Co. (the "Prior Auditor"), and Irene P. Tse, J.D. The financial statements for 1993, 1994 and 1995 referred to above have been included herein in reliance, in part, upon the authority of those firms as experts in giving said reports.

                                                   1993
-----------------------------------------------------------------------------------------------------------
                                                                                      % OF         % OF
                                                                                      TOTAL        TOTAL
AUDITOR                                             SUBSIDIARY                      REVENUES      ASSETS
--------------------------------  -----------------------------------------------  -----------  -----------
Khleif & Co.....................  Arab American Express Company, Ltd. (Amman,            58.4         64.0
                                  Jordan); Aramex Egypt (Cairo, Egypt);
                                  Secretarial & Business Services Co., (Aramex)
                                  LLC (Dubai, UAE); Al Khalida International
                                  Trading Group Co. (Abu Dhabi, UAE); Global
                                  Venture Group for Trading (Kuwait); Amathus
                                  Navigation Co., Ltd. (Nicosia, Cyprus); Al Mana
                                  Trading Company (Doha, Qatar); Mr. Rateb Hajem
                                  Fallouh (Damascus, Syria); Yusef Bin Ahmed
                                  Kanoo WLL (Bahrain); Aramex International
                                  Courier France Sarl (Paris, France); Aramex
                                  International Courier Inc. (Montreal, Canada)
Edward Isaacs & Company LLP.....  Aramex International Courier, Ltd. (New York);         12.3          5.8
                                  Aramex International Courier of N.J. Inc. (New
                                  Jersey)
Mehta & Tengra..................  Aramex (UK) International Courier Ltd. (London,        11.4         10.5
                                  U.K.)
Talal Abu-Ghazaleh & Co.........  Arab American Express Courier Company                   9.8          9.9
                                  (Lebanon); Aramex Sarl (Lebanon)
Bish & Haffey...................  Aramex International Courier of Virginia                2.3          1.3
                                  (Washington D.C.)
Dr. Mohamed Al-Amri & Co........  Al-Awsat International Transport Company                1.8          6.8
                                  Limited (Jeddah, Saudi Arabia)
Irene P. Tse, J.D...............  Aramex International Courier of Los Angeles,            2.5          0.5
                                  Inc. (Los Angeles, California)
Frank E. Stanley III & Co.......  Aramex International Courier - Texas, Ltd.              1.5          1.2
                                  (Houston, Texas)


                                                   1994
-----------------------------------------------------------------------------------------------------------
                                                                                      % OF         % OF
                                                                                      TOTAL        TOTAL
AUDITOR                                             SUBSIDIARY                      REVENUES      ASSETS
--------------------------------  -----------------------------------------------  -----------  -----------
Arthur Andersen.................  Arab American Express Company, Ltd. (Amman,            61.8         62.4
                                  Jordan); Aramex Egypt (Cairo, Egypt);
                                  Secretarial & Business Services Co., (Aramex)
                                  LLC (Dubai, UAE); Al Khalida International
                                  Trading Group Co. (Abu Dhabi, UAE); Global
                                  Venture Group for Trading (Kuwait); Aramex
                                  Hellas International S.A. (Athens, Greece);
                                  Aramex International Courier France Sarl
                                  (Paris, France); Aramex International Courier
                                  Inc.; (Montreal, Canada) Amathus Navigation
                                  Co., Ltd. (Nicosia, Cyprus); Al Mana Trading
                                  Company (Doha, Qatar); Mr. Rateb Hajem Fallouh
                                  (Damascus, Syria); Yusef Bin Ahmed Kanoo WLL
                                  (Bahrain); Arab American Express Courier
                                  Company (Lebanon); Aramex Sarl (Lebanon)

                                                   1994
-----------------------------------------------------------------------------------------------------------
                                                                                      % OF         % OF
                                                                                      TOTAL        TOTAL
AUDITOR                                             SUBSIDIARY                      REVENUES      ASSETS
--------------------------------  -----------------------------------------------  -----------  -----------
Edward Isaacs & Co. LLP.........  Aramex International Courier, Ltd. (New York);         18.1         12.8
                                  Aramex International Courier of N.J., Inc. (New
                                  Jersey); Aramex International Courier of Los
                                  Angeles Inc. (Los Angeles, California); Aramex
                                  International Courier - Texas Ltd. (Houston,
                                  Texas); Aramex International Courier of
                                  Virginia (Washington D.C.)
Mehta & Tengra..................  Aramex (UK) International Courier Ltd. (London,        13.0         16.5
                                  UK)
Dr. Mohamed Al-Amri & Co........  Al-Awsat International Transport Company                7.1          8.3
                                  Limited (Jeddah, Saudi Arabia)

                                                   1995
-----------------------------------------------------------------------------------------------------------
                                                                                      % OF         % OF
                                                                                      TOTAL        TOTAL
AUDITOR                                             SUBSIDIARY                      REVENUES      ASSETS
--------------------------------  -----------------------------------------------  -----------  -----------
Arthur Andersen.................  Arab American Express Company, Ltd. (Amman,            61.5         59.1
                                  Jordan); Aramex Egypt (Cairo, Egypt);
                                  Secretarial & Business Services Co., (Aramex)
                                  LLC (Dubai, UAE); Al Khalida International
                                  Trading Group Co. (Abu Dhabi, UAE); Global
                                  Venture Group for Trading (Kuwait); Aramex
                                  Hellas International SA (Athens, Greece); Arab
                                  American Express Courier Company (Lebanon);
                                  Aramex S.a.r.l. (Lebanon); Amathus Navigation
                                  Co., Ltd. (Nicosia, Cyprus); Al Mana Trading
                                  Company (Doha, Qatar); Mr. Rateb Hajem Fallouh
                                  (Damascus, Syria); Yusef Bin Ahmed Kanoo WLL
                                  (Bahrain); Aramex International Courier Inc.
                                  (Montreal, Canada)
Mehta & Tengra..................  Aramex (UK) International Courier Ltd. (London,        19.6         26.4
                                  UK); Aramex International Courier France Sarl
                                  (Paris, France)
Edward Isaacs & Company LLP.....  Aramex International Courier, Ltd. (New York);         12.7          8.5
                                  Aramex International Courier of N.J., Inc. (New
                                  Jersey); Aramex International Courier - Texas
                                  Ltd. (Houston, Texas); Aramex International
                                  Courier of Virginia (Washington D.C.)
Dr. Mohamed Al-Amri & Co........  Al-Awsat International Transport Company                6.2          6.0
                                  Limited (Jeddah, Saudi Arabia)

    The Company has agreed to indemnify the Prior Auditor for the payment of legal costs and expenses incurred in its successful defense of a legal action or proceeding that arises as a result of the consent of the Prior Auditor to the inclusion of its audit report on the financial statements of Aramex International Courier-Texas Ltd. in this Prospectus. With respect to such indemnification, legal costs and expenses must be actually and reasonably incurred by the Prior Auditor in connection with the defense or settlement of such action or proceeding if the Prior Auditor acted in good faith and in a manner in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Prior Auditor shall have been determined to be liable to the Company or for which the Prior Auditor was unsuccessful in its defense. A successful defense in this context would be one in which the Prior Auditor (or any of its members) is determined to have been neither culpable nor obligated to pay any part of the plaintiff's damages as a result of a judgment or settlement with respect to any such action or proceeding.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a registration statement on Form F-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the Commission's rules and regulations. For further information, reference should be made to the Registration Statement and to the exhibits filed thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge or copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. Registration statements transmitted through the Commission's Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. In addition, it is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "ARMXF." Reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Such audited financial statements and unaudited quarterly financial information will be prepared in accordance with International Accounting Standards (with reconciliations to generally accepted accounting principles in the United States). While the Company is exempt from the rules under the Exchange Act prescribing the content and distribution of proxy statements, it intends to substantially comply with the rules governing the preparation of proxy statements and the solicitation of proxies (excluding provisions requiring disclosures relating to corporate reorganizations, and the inclusion of shareholder proposals in proxy materials prepared by the Company) to the extent deemed advisable by the Company under the circumstances of particular solicitations. In addition, requirements with regard to the accuracy of proxy disclosures will be governed by certain Bye-law provisions interpreted under Bermuda law. The Company has been advised that, under Bermuda law, the record owners of Common Stock will, to the extent indicated in the Company's Bye-laws, also be bound by such principles incorporated from Commission rules relating to proxy statements and the solicitation of proxies. See "Description of Capital Stock-- Periodic Reports and Proxy Statements."

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------

Condensed Consolidated Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995.........  F-2

Condensed Consolidated Statements of Income for the nine-month periods ended
  September 30, 1996 and 1995 (unaudited)................................................................  F-3

Statement of Changes in Shareholders' Equity for the nine-month period ended
  September 30, 1996.....................................................................................  F-4

Condensed Consolidated Statements of Cash Flows for the nine-month periods ended
  September 30, 1996 and 1995 (unaudited)................................................................  F-5

Notes to Unaudited Interim Consolidated Financial Statements.............................................  F-6

Report of Independent Public Accountants.................................................................  F-8

Auditors' Report.........................................................................................  F-9

Consolidated Balance Sheets at December 31, 1995 and 1994................................................  F-10

Consolidated Statements of Income for the years ended December 31, 1995, 1994 and 1993...................  F-11

Statements of Changes in Shareholders' Equity for the years ended December 31, 1995, 1994 and 1993.......  F-12

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993...............  F-13

Notes to Consolidated Financial Statements...............................................................  F-14

Other Auditors' Reports on certain Consolidated Financial Statements (separate financial statements not included herein).......................................................................................  F-26

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                             SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                                             -------------------  -----------------
                                                                                  UNAUDITED
ASSETS
CURRENT ASSETS
  Cash on hand and at banks................................................           1,361               1,341
  Receivables..............................................................          10,889               8,922
  Deferred income taxes....................................................              20                  20
  Other current assets.....................................................           2,188               1,038
                                                                                     ------              ------
      TOTAL CURRENT ASSETS.................................................          14,458              11,321
  Property, plant and equipment............................................           2,620               2,655
  Investment in affiliates, at cost........................................              67                  67
  Other assets.............................................................             368                 301
                                                                                     ------              ------
      TOTAL ASSETS.........................................................          17,513              14,344
                                                                                     ------              ------
                                                                                     ------              ------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Due to banks.............................................................           1,014                 777
  Current portion of notes payable.........................................              78                 115
  Payables.................................................................           5,868               4,690
  Other current liabilities................................................           3,698               2,872
                                                                                     ------              ------
      TOTAL CURRENT LIABILITIES............................................          10,658               8,454
                                                                                     ------              ------
  Long term notes payable..................................................              15                  30
  Deferred income taxes....................................................              27                  27
  Other liabilities........................................................             679               1,138
                                                                                     ------              ------
                                                                                        721               1,195
                                                                                     ------              ------
MINORITY INTERESTS IN SUBSIDIARIES.........................................             284                 291
                                                                                     ------              ------
SHAREHOLDERS' EQUITY
  Share capital............................................................              31                  31
  Additional paid in capital in excess of par..............................             228                 228
  Cumulative translation adjustment........................................            (146)               (144)
  Retained earnings........................................................           5,737               4,289
                                                                                     ------              ------
      TOTAL SHAREHOLDERS' EQUITY...........................................           5,850               4,404
                                                                                     ------              ------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........................          17,513              14,344
                                                                                     ------              ------
                                                                                     ------              ------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

            FOR NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995
      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

                                                                            SEPTEMBER 30, 1996  SEPTEMBER 30, 1995
                                                                            ------------------  ------------------
                                                                                UNAUDITED           UNAUDITED
Revenues..................................................................            35,896              31,760
Shipping costs............................................................           (18,623)            (17,109)
                                                                            ------------------  ------------------
    Gross profit..........................................................            17,273              14,651
Operating expenses........................................................            (6,456)             (5,803)
Selling, general and administrative expenses..............................            (9,050)             (7,774)
                                                                            ------------------  ------------------
    Operating income......................................................             1,767               1,074
                                                                            ------------------  ------------------
Other income (expenses):
Interest expense..........................................................               (10)                (13)
Loss on sale of property, plant and equipment.............................                --                 (39)
Exchange (losses) gains...................................................                (6)                 84
Other income (loss).......................................................                 1                 (26)
                                                                            ------------------  ------------------
                                                                                         (15)                  6
                                                                            ------------------  ------------------
    Income before income taxes............................................             1,752               1,080
Provision for income taxes................................................              (180)               (233)
Minority interests........................................................              (124)                (95)
                                                                            ------------------  ------------------
    Net income............................................................             1,448                 752
                                                                            ------------------  ------------------
                                                                            ------------------  ------------------

Earnings per share........................................................              0.46                0.24
                                                                            ------------------  ------------------
                                                                            ------------------  ------------------

Weighted average number of shares outstanding.............................         3,125,000           3,125,000
                                                                            ------------------  ------------------
                                                                            ------------------  ------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                                         RETAINED EARNINGS
                                        SHARE CAPITAL      ADDITIONAL   CUMULATIVE   -------------------------      TOTAL
                                    ---------------------    PAID IN    TRANSITION     LEGAL    UNAPPROPRIATED  SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL    ADJUSTMENTS   RESERVE      EARNINGS        EQUITY
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT JANUARY 1, 1996........   3,125,000         31         228         (144)         50          4,239          4,404
  Net income......................          --         --          --           --          --          1,448          1,448
  Translation adjustment..........          --         --          --           (2)         --             --             (2)
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT SEPTEMBER 30, 1996.....   3,125,000         31         228         (146)         50          5,687          5,850
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1996           1995
                                                                                      -------------  -------------
                                                                                        UNAUDITED      UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
Income before income taxes..........................................................         1,752         1,080
Adjustment to reconcile income before tax to net cash from operating activities:
  Depreciation......................................................................           665           616
  Loss on sale of property, plant and equipment.....................................            --            39
                                                                                      -------------       ------
                                                                                             2,417         1,735
Increase in receivables.............................................................        (1,967)       (1,138)
Increase in other current assets....................................................        (1,364)         (454)
(Decrease) increase in payables.....................................................         1,177          (534)
(Decrease) increase in other liabilities............................................           (63)           14
Increase in other current liabilities...............................................           734           820
                                                                                      -------------       ------
    CASH GENERATED FROM OPERATIONS..................................................           934           443
Income taxes paid...................................................................           (86)          (33)
                                                                                      -------------       ------
    NET CASH FROM OPERATING ACTIVITIES..............................................           848           410
                                                                                      -------------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...........................................          (707)         (425)
Proceed from sale of property, plant and equipment..................................            92            35
Increase in other assets............................................................           (67)         (108)
                                                                                      -------------       ------
    NET CASH USED IN INVESTING ACTIVITIES...........................................          (682)         (498)
                                                                                      -------------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Due to banks, net...................................................................           236           378
Proceed from notes payable..........................................................            --             5
Repayment of notes payable..........................................................           (52)           (5)
Proceeds from issue of common stock to minority interests...........................           214           266
Payments to minority interests......................................................          (137)         (751)
Due to shareholders, net............................................................          (396)           94
                                                                                      -------------       ------
    NET CASH USED IN FINANCING ACTIVITIES...........................................          (135)          (13)
                                                                                      -------------       ------
Effect of exchange rate changes on cash on hand and at banks........................           (11)           (2)
                                                                                      -------------       ------
Net increase (decrease) in cash on hand and at banks................................            20          (103)
CASH ON HAND AND AT BANKS, BEGINNING OF PERIOD......................................         1,341           994
                                                                                      -------------       ------
CASH ON HAND AND AT BANKS, END OF PERIOD............................................         1,361           891
                                                                                      -------------       ------
                                                                                      -------------       ------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996
      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

1. BASIS OF PRESENTATION

    The accompanying interim condensed consolidated balance sheet of ARAMEX International Limited, a Bermuda company, and subsidiaries (ARAMEX or the "Company") as of September 30, 1996 and the related interim consolidated statement of changes in shareholders' equity for the nine-month period ended September 30, 1996 and interim consolidated statements of income and cash flows for the nine-month periods ended September 30, 1996 and 1995 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of these interim financial statements have been included therein. Interim results are not necessarily indicative of results for the entire year.

    Aramex International Limited was incorporated under the laws of Bermuda in October 1996 to be the successor to Aramex International, Limited, a Hong Kong company which was incorporated in February 1986 ("Aramex Hong Kong"). On December 13, 1996, Aramex Bermuda subscribed for 100 shares of Aramex Hong Kong (the "Ordinary Shares") and each share of Aramex Hong Kong outstanding prior to such subscription has been converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the "Deferred Shares") (collectively, the "Reorganization"). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by Aramex Bermuda) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Accordingly, no value has been assigned to the Deferred Shares. Pursuant to the Reorganization, Aramex Bermuda became the parent holding company of Aramex Hong Kong. The existing shareholders of Aramex Hong Kong will retain a nominal interest in Aramex Hong Kong through their ownership of the Deferred Shares. Aramex Hong Kong will act as an intermediate holding company of the Company's subsidiaries until the Company completes its reorganization plan to transfer all of its assets from Aramex Hong Kong to Aramex Bermuda or into other subsidiary companies. The accompanying condensed interim consolidated financial statements have been presented to give effect to the Reorganization as if it had taken place as of the beginning of the earliest period presented.

    The interim consolidated financial statements included herein have been prepared on a basis consistent with that of the audited consolidated financial statements presented elsewhere in this document, in accordance with international accounting standards (IAS). For purposes of these interim consolidated financial statements, there are no significant differences between the Company's accounting principles utilized and the accounting principles generally accepted in the United States.

    For the purposes of these interim consolidated financial statements, certain information and disclosures normally included in financial statements prepared in accordance with IAS have been condensed or omitted. These unaudited interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto at December 31, 1995 and 1994.

2. COMMITMENTS AND LITIGATION

    Information with respect to the Company's commitments and litigation matters at December 31, 1995 is presented in Notes 12 and 14, respectively, to the 1995 audited consolidated financial statements.

    In the opinion of management, no developments have occurred since December 31, 1995 which would require an adjustment to those financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                               SEPTEMBER 30, 1996
      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

3. MIDDLE EAST DIRECT MARKETING

    Effective January 1, 1996, the Company formally inaugurated its direct marketing and mail order catalog service at certain stations in the Middle East. The service, called Middle East Direct ("MED"), provides assistance to customers in selecting, ordering and delivering merchandise through catalogs of retail companies based principally in the United States and Western Europe. Revenues from this service includes a service charge paid by the customer and a discount provided by the retailer to the Company.

    The Company recognized revenues from MED upon delivery of merchandise to the customer. Such revenues were $0.6 million for the nine-month period ended September 30, 1996.

4. SUBSEQUENT EVENTS

    Subsequent to September 30, 1996, the following events took place:

    On October 21, 1996, ARAMEX International, Limited, a Hong Kong company ("ARAMEX Hong Kong"), sold 195 shares of common stock (304,688 shares after the reorganization) to Airborne Freight Corporation ("Airborne") for an aggregate consideration of $2,000 ("the Airborne stock purchase"). In connection with such purchase, the shareholders of ARAMEX Hong Kong entered into a Shareholders Agreement, as amended on December 11, 1996 and December 12, 1996, (the "Shareholders Agreement") which provides, among other things, that in the event the Company, transfers (as defined in the Shareholders Agreement) any shares of common stock to certain listed competitors of Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of common stock to the Company on the same terms and conditions as the sale to such other company. In the event Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other Company primarily engaged in the transportation of air freight or express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitors all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. In addition, the Shareholders Agreement contains certain other provisions which terminate upon consummation of an initial public offering, including: (i) a right of first refusal in favor of the Company in the event Airborne transfers (as defined in the Shareholders Agreement) its shares to a company or companies, their subsidiaries, parents or known affiliates primarily engaged in the transportation of air freight or air express shipments and (ii) a similar right of first refusal in favor of Airborne in the event the Company, Mr. Kingson, Mr. Ghandour or Ms. Ghandour transfer shares to certain listed competitors of Airborne or any other company primarily engaged in the transportation of air freight or air express shipments. In connection with the Airborne stock purchase, Airborne was granted certain "piggyback" registration rights relating to their shares of common stock. In addition, under the terms of the Airborne stock purchase, Airborne is entitled to appoint one director to the Company's Board of Directors for as long as Airborne continues to own at least half of the shares it acquired in the Airborne stock purchase.

    The Company plans to adopt a stock option plan (the "Plan"). The Plan provides for the grant of options to acquire up to 400,000 shares of common stock at an exercise price equal to the fair value of the stock at the date of grant. No options have been granted to date; however, the Company plans to grant approximately 300,000 of such options prior to its planned initial public offering.

    In October 1996, the Company has commenced planning for an initial public offering of 1,000,000 shares of its common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF
ARAMEX INTERNATIONAL LIMITED

We have audited the accompanying consolidated balance sheets of ARAMEX International Limited (a Bermuda Corporation as defined in Note 1 to consolidated financial statements) and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements, as revised (see Note 2), are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain subsidiaries operating in Saudi Arabia, United Kingdom, United States and France (1995 only), which reflect total assets and total revenue of 41 percent and 39 percent in 1995, and 38 percent and 38 percent in 1994, respectively, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities is based solely on the reports of the other auditors.

We conducted our audits in accordance with International Auditing Standards which are substantially consistent with those in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts (including the conversions of the financial statements of the subsidiaries referred to above to international accounting standards) and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARAMEX International Limited and subsidiaries as of December 31, 1995 and 1994 and the consolidated results of the operations and the consolidated cash flows for the years then ended in conformity with International Accounting Standards.

                                            ARTHUR ANDERSEN
                                            Certified Public Accountants

Manama--Bahrain
October 31, 1996
(except with respect to the "Reorganization" discussed in the first paragraph of Note 1 and in the third paragraph of Note 17 and except with respect to the December 11, 1996 amendment to the Shareholders
Agreement discussed in the second paragraph of Note 17, as to which the date is December 13, 1996)

                                AUDITORS' REPORT

TO THE SHAREHOLDERS OF
ARAMEX INTERNATIONAL LIMITED

We have audited the accompanying consolidated balance sheet of ARAMEX International Limited [as defined in Note 1 to consolidated financial statements] as at December 31, 1993, and the related consolidated statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Beirut, Jeddah, London and the United States stations, which statements reflect total assets and revenues of 36% and 42% respectively of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, in so far as it relates to the amounts included for those stations, is based solely on the report of the other auditors.

We conducted our audit in accordance with International Standards on Auditing which are substantially consistent with those in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts (including the conversions of the financial statements of the subsidiaries referred to above to international accounting standards) and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARAMEX International Limited as at December 31, 1993 and the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with International Accounting Standards.

Khleif & Co.
Adnan J. Khleif
License no. 332 (A)

/s/ A. J. KHLEIF
Amman, Jordan
29 October 1996

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                            NOTES       1995       1994
                                                                                            -----     ---------  ---------
ASSETS
CURRENT ASSETS
  Cash on hand and at banks............................................................                   1,341        994
  Receivables..........................................................................           3       8,922      8,438
  Due from minority interest holder....................................................          15         214          0
  Deferred income taxes................................................................          13          20          7
  Other current assets.................................................................           4         824        699
                                                                                                      ---------  ---------
      TOTAL CURRENT ASSETS.............................................................                  11,321     10,138
Property, plant and equipment..........................................................           5       2,655      2,854
Investments in affiliates, at cost.....................................................                      67         66
Other assets...........................................................................                     301        120
                                                                                                      ---------  ---------
      TOTAL ASSETS.....................................................................                  14,344     13,178
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Due to banks.........................................................................           8         777        342
  Current portion of notes payable.....................................................           9         115        117
  Payables.............................................................................           6       4,690      5,756
  Other current liabilities............................................................           7       2,872      2,008
                                                                                                      ---------  ---------
      TOTAL CURRENT LIABILITIES........................................................                   8,454      8,223
                                                                                                      ---------  ---------
Long term notes payable................................................................           9          30        118
Deferred income taxes..................................................................          13          27          1
Other liabilities......................................................................           2         742      1,048
Due to shareholders....................................................................          15         396        325
                                                                                                      ---------  ---------
                                                                                                          1,195      1,492
                                                                                                      ---------  ---------
MINORITY INTERESTS IN SUBSIDIARIES.....................................................                     291        574
                                                                                                      ---------  ---------
SHAREHOLDERS' EQUITY
  Share capital........................................................................                      31         31
  Additional paid in capital in excess of par..........................................                     228        228
  Cumulative translation adjustment....................................................                    (144)      (137)
  Retained earnings....................................................................                   4,289      2,767
                                                                                                      ---------  ---------
      TOTAL SHAREHOLDERS' EQUITY.......................................................                   4,404      2,889
                                                                                                      ---------  ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................................                  14,344     13,178
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

                                                                  NOTES         1995           1994           1993
                                                                  -----     -------------  -------------  -------------
Revenues.....................................................          10          43,602         38,129         28,814
Shipping costs...............................................          11         (23,045)       (19,992)       (13,676)
    Gross profit.............................................                      20,557         18,137         15,138
Operating expenses...........................................                      (7,986)        (6,877)        (6,099)
Selling, general and administrative expenses.................                     (10,664)       (10,232)        (7,885)
                                                                            -------------  -------------  -------------
    Operating income.........................................                       1,907          1,028          1,154
                                                                            -------------  -------------  -------------
Other income (expenses):
Interest expense.............................................                         (61)           (46)            (4)
(Loss) gain on sale of property, plant and equipment.........                          (1)            (4)             7
Exchange gain (loss).........................................                          31            (55)          (182)
Other income (loss)..........................................                          69           (123)          (200)
                                                                            -------------  -------------  -------------
                                                                                       38           (228)          (379)
                                                                            -------------  -------------  -------------
    Income before income taxes...............................                       1,945            800            775
Provision for income taxes...................................          13            (266)          (227)           (56)
Minority interests...........................................                        (157)          (278)          (633)
                                                                            -------------  -------------  -------------
    Net income...............................................                       1,522            295             86
                                                                            -------------  -------------  -------------
                                                                            -------------  -------------  -------------

Earnings per share...........................................                        0.49           0.09           0.03
                                                                            -------------  -------------  -------------
                                                                            -------------  -------------  -------------

Weighted average number of shares outstanding................                   3,125,000      3,125,000      3,125,000
                                                                            -------------  -------------  -------------
                                                                            -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL, LIMITED AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARE DATA)

                                                                                         RETAINED EARNINGS
                                        SHARE CAPITAL      ADDITIONAL   CUMULATIVE   -------------------------      TOTAL
                                    ---------------------    PAID IN    TRANSITION     LEGAL    UNAPPROPRIATED  SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL    ADJUSTMENTS   RESERVE      EARNINGS        EQUITY
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT JANUARY 1, 1993........   3,125,000         31         228         (133)          4          2,382          2,512
  Net income......................          --         --          --           --          17             69             86
  Translation adjustment..........          --         --          --           14          --             --             14
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT DECEMBER 31, 1993......   3,125,000         31         228         (119)         21          2,451          2,612
  Net income......................          --         --          --           --          25            270            295
  Translation adjustment..........          --         --          --          (18)         --             --            (18)
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT DECEMBER 31, 1994......   3,125,000         31         228         (137)         46          2,721          2,889
  Net income......................          --         --          --           --           4          1,518          1,522
  Translation adjustment..........          --         --          --           (7)         --             --             (7)
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------
BALANCE AT DECEMBER 31, 1995......   3,125,000         31         228         (144)         50          4,239          4,404
                                    ----------  ---------  -----------  -----------  ---------  --------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                              1995         1994         1993
                                                                           -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income taxes...............................................        1,945          800          775
Adjustments to reconcile income before tax to net cash from operating activities --
  Depreciation...........................................................          891          515          361
  Loss on sale of property, plant and equipment..........................           --            5           --
  Deferred income taxes..................................................           14           (7)          --
  Provisions for closure of stations and bad debt........................           --           --          605
                                                                           -----------  -----------  -----------
                                                                                 2,850        1,313        1,741
Increase in receivables..................................................         (484)      (2,358)      (2,583)
(Increase) decrease in other current assets..............................         (125)        (274)         184
(Decrease) increase in payables..........................................       (1,065)       2,086        1,374
(Decrease) increase in other liabilities.................................         (307)         734           48
Increase in other current liabilities....................................          659          174        1,069
                                                                           -----------  -----------  -----------
    CASH GENERATED FROM OPERATIONS.......................................        1,528        1,675        1,833
Income taxes paid........................................................          (62)        (200)         (24)
                                                                           -----------  -----------  -----------
    NET CASH FROM OPERATING ACTIVITIES...................................        1,466        1,475        1,809
                                                                           -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment................................         (757)      (1,366)      (1,152)
Proceed from sale of property, plant and equipment.......................           67            5           --
Increase in other assets.................................................         (180)         (27)          --
                                                                           -----------  -----------  -----------
    NET CASH USED IN INVESTING ACTIVITIES................................         (870)      (1,388)      (1,152)
                                                                           -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Due to banks, net........................................................          435           62          134
Proceed from notes payable...............................................            5           36           --
Repayment of notes payable...............................................          (95)         (53)          --
Proceeds from issue of common stock to minority interests................          266           --           --
Payments to minority interests...........................................         (929)        (442)        (434)
Due to shareholders, net.................................................           71         (331)          54
                                                                           -----------  -----------  -----------
    NET CASH USED IN FINANCING ACTIVITIES................................         (247)        (728)        (246)
                                                                           -----------  -----------  -----------
Effect of exchange rate changes on cash on hand and at banks.............           (2)          14           14
                                                                           -----------  -----------  -----------
Net increase (decrease) in cash on hand and at banks.....................          347         (627)         425
CASH ON HAND AND AT BANKS, BEGINNING OF YEAR.............................          994        1,621        1,196
                                                                           -----------  -----------  -----------
CASH ON HAND AND AT BANKS, END OF YEAR...................................        1,341          994        1,621
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

1. BUSINESS AND ORGANIZATION

    ARAMEX International Limited ("ARAMEX" or the "Company") was incorporated under the laws of Bermuda on October 31, 1996 to be the successor to Aramex International, Limited, a Hong Kong company which was incorporated in February 1986 ("Aramex Hong Kong"). On December 13, 1996, ARAMEX subscribed for 100 shares of Aramex Hong Kong (the "Ordinary Shares") and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the "Deferred Shares") (collectively, the "Reorganization"). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by ARAMEX) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Accordingly, no value has been assigned to the Deferred Shares. Pursuant to the Regorganization, ARAMEX became the parent holding company of Aramex Hong Kong. The existing shareholders of Aramex Hong Kong will retain a nominal interest in Aramex Hong Kong through their ownership of the Deferred Shares. Aramex Hong Kong will act as an intermediate holding company of the Company's subsidiaries until the Company completes its reorganization plan to transfer all of its assets from Aramex Hong Kong to ARAMEX or into other subsidiary companies.

    ARAMEX is authorized to issue 15,000,000 shares of common stock with a par value of $0.01 per share. After giving effect to the Reorganization described above, at December 31, 1995, the share ownership is expected to be detailed as follows:

OWNER                                                                            SHARES OWNED
-------------------------------------------------------------------------------  -------------
Mr. Bill Kingson...............................................................     1,562,500
Mr. Fadi Ghandour..............................................................       781,250
Mrs. Rula Ghandour.............................................................       781,250
                                                                                 -------------
                                                                                    3,125,000
                                                                                 -------------
                                                                                 -------------

    The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.01 per share none of which has been issued or is outstanding. On October 22, 1996, the Company issued 304,688 shares of capital stock to Airborne Freight Corporation, see note (17) for further discussion.

    The accompanying consolidated financial statements have been presented to give effect to the reorganization as if it had taken place as of the beginning of the earliest period presented.

PRINCIPAL ACTIVITIES

    ARAMEX provides express delivery and freight forwarding services from its main stations (hubs) in Dubai, London, New York and Amman primarily to, from and within destinations in the Middle East. ARAMEX's operations are controlled through a regional office which was registered in Jordan on March 15, 1988 under the name of ARAMEX International Limited (the "Regional Office") pursuant to the foreign companies law No. (58) of 1985. The operations of the Regional Office are facilitated by the hubs of the ARAMEX network.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF PRESENTATION

    The consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards (IAS). For purposes of these financial statements, there are no significant differences between the Company's accounting principles utilized and the accounting principles generally accepted in the United States.

B. PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all of its subsidiaries that are controlled directly and indirectly through agreements that provide the Company with authority to govern the financial and operating affairs of the subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Following is a listing of the subsidiaries, comprising the consolidated financial statements together with the respective percentage and investment amounts owned by ARAMEX International Limited:

                                                                              INVESTMENT                  OWNERSHIP
                                                                         --------------------  -------------------------------
SUBSIDIARIES                                                               1995       1994       1995       1994       1993
--------------------------------------------------                       ---------  ---------  ---------  ---------  ---------
                                                                                                   %          %          %
Amman.............................................  AMM                        249        249       100        100        100
Damascus..........................................  DAM                          6          6        60         60         60
Beirut............................................  BEY***                       0          0        50         50         50
Beirut CGO........................................  BEY CGO***                   1          1        50         50         50
Cairo.............................................  CAI***                       8          8        49         49         49
Dubai.............................................  DXB                        245        245       100        100        100
Abu Dhabi.........................................  AUH                         75         75       100        100        100
Doha..............................................  DOH                         20         20       100        100        100
Bahrain...........................................  BAH                          3          3       100        100        100
Jeddah............................................  JED***                      80         53        50         33         33
Nicosia...........................................  NIC                          0          0       100        100         49
Paris.............................................  PAR                         19         16       100         85         85
London............................................  LON                        804        804       100        100        100
Washington, D.C...................................  DCA                         15         15       100        100        100
New York..........................................  JFK                      1,000      1,000       100        100        100
Texas.............................................  HOU*                         0         30         0         99         49
Montreal..........................................  YUL***                       7          7       19.5       19.5       19.5
Kuwait............................................  KWI                          0          0       100        100         50
New Jersey........................................  EWR**                        5          5        51         51         51
Athens............................................  ATH**                      192         49       100         51      --

------------------------

*   The Houston station was closed in 1995.

**  Subsidiaries that are indirectly controlled.

*** Controlled through shareholder agreements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
C. USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

D. CONCENTRATION OF RISK IN GEOGRAPHIC AREA

    The Company derived approximately 71%, 69% and 72%, respectively, of 1995, 1994 and 1993 revenues from operations in the Middle East. The risk of doing business in this region could adversely affect the Company, as the region has been subject to many destabilizing political and economic factors over the years.

E. REVENUE RECOGNITION

    Revenues are recognized when shipments are completed. For door-to-door shipments, revenues are recognized upon delivery of freight at the destination. For other shipments, revenues are recognized upon delivery of freight to the air carrier, at which time, the revenue process is completed.

    Certain customers pay in advance, giving rise to deferred revenue.

F. TRANSLATION OF THE FINANCIAL STATEMENTS OF FOREIGN STATIONS

    The Company's functional currency is the United States Dollar. The financial statements of foreign subsidiaries where the local currency is the functional currency (substantially all stations) are translated into U.S dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders' equity.

    Exchange gains and losses resulting from transactions of the Company and its subsidiaries which are made in currencies different from their own are included in income as they occur.

G. FIXED ASSETS

    Fixed assets are recorded at cost and are depreciated over their estimated useful lives using primarily the straight line method.

    The estimated useful lives of these assets are:

Furniture and fixtures.............................................  7 years
Office equipment...................................................  7 years
Computers..........................................................  5 years
Vehicles...........................................................  5 years

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
H. INCOME TAXES

    The Company provides income taxes in accordance with IAS 12. As an offshore company incorporated in Bermuda, profits from operations of foreign subsidiaries are not subject to Bermudan taxes. For certain operations in the Middle East, the Company is exempt from income taxes. For other operations, deferred income taxes have been provided, using the liability method under IAS 12, for the difference between the book and tax bases of assets and liabilities.

    Deferred income taxes have not been provided on the undistributed earnings of subsidiaries operating outside of Bermuda, as such earnings are expected to be indefinitely reinvested or, if distributed, are expected to be distributed tax free.

I. EMPLOYEE TERMINATION INDEMNITIES

    Certain of the Company's subsidiaries are required, by the labor law of each related country, to provide indemnity payments upon termination of relationship with their employees. The benefit accrues to employees on a pro-rata basis during their employment period and is based on each employee's current salary. Other liabilities in the accompanying consolidated financial statements reflects the maximum amounts of the indemnities as of the balance sheet dates of $638 and $507, respectively, at December 31, 1995 and 1994.

J. REVISIONS TO FINANCIAL STATEMENTS

    The Company has restated its previously published financial statements to recognize the effects of certain additional information that became available to the Company subsequent to the date of the original statements. The adjustments, which are principally related to intercompany accounts and deferred income taxes, reduced net income and earnings per share for the years ended December 31, 1995, 1994 and 1993, as follows:

                                                                       1995       1994       1993
                                                                     ---------  ---------  ---------
Net Income.........................................................  $     431  $     772  $   1,709
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------
Earnings per share.................................................  $    0.14  $    0.25  $    0.55
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

3. RECEIVABLES

    This item consists of the following:

                                                                                 1995       1994
                                                                               ---------  ---------
Trade receivables............................................................      9,050      8,598
Employee advances............................................................        307        240
Other........................................................................        525        460
                                                                               ---------  ---------
                                                                                   9,882      9,298
Less: Allowance for doubtful accounts........................................       (960)      (860)
                                                                               ---------  ---------
                                                                                   8,922      8,438
                                                                               ---------  ---------
                                                                               ---------  ---------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

3. RECEIVABLES (CONTINUED)
    All employee advances bear no interest and are due within one year.

    Geographic concentrations of accounts receivables as of December 31, 1995 are the following:

Middle East...........................................................       65.2%
Europe................................................................       25.2%
North America.........................................................        9.6%

    Management believes that all receivables, net of related allowances, will be collected in due course.

    Movements in the allowance for doubtful accounts are as follows:

                                                                            1995       1994
                                                                         ----------  ---------
Balance--Beginning of the year.........................................         860        530
Provision..............................................................         268        417
Write-offs.............................................................        (168)       (87)
                                                                         ----------  ---------
Balance--End of the year...............................................         960        860
                                                                         ----------  ---------
                                                                         ----------  ---------

4. OTHER CURRENT ASSETS

    This item consists of the following:

                                                                            1995       1994
                                                                          ---------  ---------
Prepaid expenses........................................................        414        361
Refundable deposits.....................................................        164        133
Advances................................................................         10          2
Tax withholdings........................................................         31         28
Supplies and stationary.................................................         41         48
Other...................................................................        164        127
                                                                          ---------  ---------
                                                                                824        699
                                                                          ---------  ---------
                                                                          ---------  ---------

5. PROPERTY, PLANT AND EQUIPMENT

    This item consists of the following:

                                  AT THE                                                AT THE END
                                 BEGINNING                                DIFFERENCES     OF THE
                                OF THE YEAR     PURCHASES    DISPOSALS    OF EXCHANGE      YEAR
                              ---------------  -----------  -----------  -------------  ----------
Furniture and fixtures......          1,053           112           (6)            1         1,160
Office equipment............            575           129          (20)            1           685
Computers...................          1,175           198          (12)       --             1,361
Vehicles....................          1,327           318         (192)            4         1,457
                              ---------------  -----------  -----------        -----    ----------
                                      4,130           757         (230)            6         4,663
                              ---------------  -----------  -----------        -----    ----------
                              ---------------  -----------  -----------        -----    ----------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

5. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    Accumulated depreciation:

                                AT THE                                                 AT THE END
                               BEGINNING     DEPRECIATION                DIFFERENCES     OF THE
                              OF THE YEAR      EXPENSE      DISPOSALS    OF EXCHANGE      YEAR
                            ---------------  ------------  -----------  -------------  ----------
Furniture and fixtures....            279            218           (5)           --           493
Office equipment..........            178            103          (14)            1           268
Computers.................            403            250           (5)            1           648
Vehicles..................            416            320         (138)            1           599
                            ---------------  ------------  -----------        -----    ----------
                                    1,276            891         (162)            3         2,008
                            ---------------  ------------  -----------        -----    ----------
                            ---------------  ------------  -----------        -----    ----------
Net book value............          2,854                                                   2,655
                            ---------------                                            ----------
                            ---------------                                            ----------

6. PAYABLES

    This item consists of the following:

                                                                         1995        1994
                                                                      ----------  ----------
Trade payables......................................................       4,357       5,372
Due to employees*...................................................         104         103
Other...............................................................         229         281
                                                                      ----------  ----------
                                                                           4,690       5,756
                                                                      ----------  ----------
                                                                      ----------  ----------

------------------------

* Amounts represent reimbursements owed to employees for travel and entertainment expenses.

7. OTHER CURRENT LIABILITIES

    This item consists of the following:

                                                                         1995        1994
                                                                      ----------  ----------
Accrued expenses....................................................       1,104         752
Deferred revenue....................................................         546         488
Income taxes payable................................................         407         216
Social securities payable...........................................         551         317
Sales taxes and other...............................................         189          22
Provision for closure of station....................................          --          73
Other...............................................................          75         140
                                                                      ----------  ----------
                                                                           2,872       2,008
                                                                      ----------  ----------
                                                                      ----------  ----------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

8. DUE TO BANKS

    ARAMEX and its subsidiaries maintain lines of credit with various banks in the aggregate of $580 and $460, respectively, at December 31, 1995 and 1994. At December 31 1995 and 1994, the Company had $554 and $239 outstanding under these lines of credit. The lines of credit are personally guaranteed by one of the shareholders of the Company. The weighted average interest rates on the Company's lines of credit were 11.3% and 10.3% at December 31, 1995 and 1994, respectively. The remaining balances of $223 and $103 in Due to Banks as of December 31, 1995 and 1994, respectively, represent bank overdrafts.

9. LONG TERM NOTES PAYABLE

    This item consists of the following:

                                                                           1995        1994
                                                                        ----------  ----------
Various vehicle notes payable in monthly installments with original average maturities of three years, at interest rates ranging from
  6.75% to 13 %.......................................................         145         235
Less: current maturities..............................................        (115)       (117)
                                                                        ----------  ----------
Long term portion.....................................................          30         118
                                                                        ----------  ----------
                                                                        ----------  ----------

    The aggregate amounts of annual principal maturities of long-term obligations are as follows:

                                                                                  DECEMBER 31
                                                                                  ------------
1996............................................................................          115
1997............................................................................           20
1998............................................................................           10

    Long term debt including current maturities are payable in various currencies including the U.S. Dollar.

10. REVENUES

    This item consists of the following:

                                                          1995          1994          1993
                                                      ------------  ------------  ------------
Express.............................................        25,491        22,349        19,802
Freight forwarding..................................        14,306        13,104         6,544
Domestic............................................         2,007         1,291           833
Other*..............................................         1,798         1,385         1,635
                                                      ------------  ------------  ------------
                                                            43,602        38,129        28,814
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

------------------------

* Amounts represent revenues from other services which the Company renders such as airline ticketing and travel. All related costs are reflected in shipping costs.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

11. SHIPPING COSTS

    This item consists of the following:

                                                          1995          1994          1993
                                                      ------------  ------------  ------------
Linehaul expenses--Express..........................         5,608         4,597         4,800
Distribution expenses--Express......................         4,347         3,429         3,406
Inbound costs--Express..............................           949         1,083            --
Freight forwarding and related expenses.............        11,279        10,197         4,727
Other...............................................           862           686           743
                                                      ------------  ------------  ------------
                                                            23,045        19,992        13,676
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

12. COMMITMENTS

    The Company leases office space and office and transportation equipment under various operating leases, some of which are renewable annually. Rent expense related to these leases amounted to $892, $867 and $595 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company believes that most operating leases should be renewable at comparable rates to the expiring leases.

    The approximate minimum annual rental commitments of the Company under the existing lease agreements are as follows:

                                                                               DECEMBER 31,
                                                                                   1995
                                                                             -----------------
1996.......................................................................            540
1997.......................................................................            230
1998.......................................................................            170
1999.......................................................................            153
2000.......................................................................            127
Thereafter.................................................................             11

13. INCOME TAXES

    The provision for income taxes on results of operations of foreign subsidiaries is comprised of the following:

                                                                 1995       1994       1993
                                                               ---------  ---------  ---------
Current......................................................        252        234         56
Deferred.....................................................         14         (7)        --
                                                               ---------  ---------  ---------
                                                                     266        227         56
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

13. INCOME TAXES (CONTINUED)
    Deferred income taxes are provided in accordance with the liability method under IAS 12, for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The composition of deferred taxes reflected on the balance sheet is as follows:

                                                                         ASSETS    (LIABILITIES)
                                                                          1995        1994
                                                                       ----------  -----------
Current --

Provision for doubtful accounts......................................           1           3
Termination indemnities..............................................          14           1
Donation carryover...................................................           5           3
                                                                       ----------  -----------
                                                                               20           7
                                                                       ----------  -----------
Non-current --

Depreciation.........................................................          (7)        (12)
Organizational costs.................................................        (103)        (51)
Net operation losses carryforward....................................         433         246
Other................................................................           6          --
Valuation allowance..................................................        (356)       (184)
                                                                       ----------  -----------
                                                                              (27)         (1)
                                                                       ----------  -----------
                                                                               (7)          6
                                                                       ----------  -----------
                                                                       ----------  -----------

    At December 31, 1995, the Company and its subsidiaries had net operating losses carryforward of approximately $1,400 which expire between 1998 and 2009.

    The Company's consolidated effective tax rate was 13.7%, 28.4% and 7.2% for 1995, 1994 and 1993, respectively. The principal difference between these effective rates and the statutory tax rate applicable in the United States of 35% are as follows:

                                                                                               1995       1994       1993
Computed tax at U.S. rate of 35%...........................................................        681        280        271
Effects of tax exemptions..................................................................       (228)      (144)       (90)
Effect of lower rates in certain countries.................................................       (518)      (224)      (221)
Losses not benefited.......................................................................        253        251         93
Other......................................................................................         78         64          3
                                                                                                   ---        ---        ---
Provisions for income taxes................................................................        266        227         56
                                                                                                   ---        ---        ---
                                                                                                   ---        ---        ---

    In certain countries the tax returns have not yet been reviewed by the tax authorities. However, the Company is satisfied that adequate provisions have been provided for potential tax contingencies.

    At December 31, 1995, approximately $1,829 of retained earnings of subsidiaries have not been distributed to the Company. Such earnings are expected to be indefinitely reinvested or if distributed, are expected to be distributed tax free.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

14. LITIGATION

    In September 1995, an action was brought by a station manager against the Company, claiming $1,000 in damages for certain breaches of contracts and other matters. The Company's legal counsel has filed a motion for summary judgment, however the litigation is in its preliminary stages and the outcome cannot presently be determined. Management believes that this action should not have a material adverse effect on the financial position or results of operations of the Company.

15. RELATED PARTY TRANSACTIONS

    Due to shareholders represents various advances from shareholders. These advances are interest free.

    On January 4, 1995, the Company purchased the minority interest of one of its Middle Eastern stations and immediately sold it to another third party for $640. As part of the transaction, the new minority shareholder paid during 1995 $266 in cash, $160 is to be netted against any future dividend payments, and the balance of $214 is to be paid during 1996. The current outstanding balance at December 31, 1995 was $374. The station subsequent to year end has received the $214.

    Payments to minority interests in the accompanying statements of cash flows represent dividends paid to minority shareholders in subsidiaries and, in 1995, the cost of purchasing the Middle Eastern Stations discussed above.

    The Company leases the premises currently occupied by the Company's London operations from Mr. Ali Ghandour, the father of Mr. Fadi Ghandour (CEO), at an annual rental of $76 (GBP 50). The lease is open-ended and is renewed annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

    During 1996, the Company leased the premises currently occupied by the Company's corporate offices in Amman, Jordan, from ARAM, an investment company controlled by the CEOs family at an annual rental of $70 (JD 50). The lease is open-ended and is renewed annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

    Mr. Fadi Ghandour has personally guaranteed bank overdrafts in Jordan in the aggregate amount of $180. To the extent any of the proceeds from the Company's initial public offering is used to repay such indebtedness, it is anticipated that following the offering, the personal guarantee of Mr. Fadi Ghandour will be extinguished.

16. RESTRICTIONS ON UNAPPROPRIATED EARNINGS

    The legal reserve of the Company represents earnings restricted from payment of dividends in accordance with the local laws of the domiciles of certain subsidiaries. The law dictates that a fixed percentage which is 10% of the net income of the applicable subsidiary must be annually appropriated.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

17. SUBSEQUENT EVENTS

    Subsequent to December 31, 1995, the following events took place:

    On October 21, 1996, ARAMEX International, Limited, a Hong Kong company (ARAMEX Hong Kong), sold 195 shares of common stock (304,688 shares after the Reorganization) to Airborne Freight Corporation (Airborne) for an aggregate consideration of $2,000 (the Airborne stock purchase). In connection with such purchase, the stockholders of ARAMEX Hong Kong entered into a Shareholders Agreement (the Shareholders Agreement), as amended on December 11, 1996 which provides, among other things, that in the event the Company transfer (as defined in the Shareholders Agreement) any shares of common stock to certain listed competitors of Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of common stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. In addition, the Shareholders Agreement contains certain other provisions which terminate upon consummation of an initial public offering, including: (i) a right of first refusal in favor of the Company in the event Airborne transfers (as defined in the Shareholders Agreement) its shares to a company or companies, their subsidiaries, parents or known affiliates primarily engaged in the transportation of air freight or air express shipments and (ii) a similar right of first refusal in favor of Airborne in the event the Company, Mr. Kingson, Mr. Ghandour or Ms. Ghandour transfer shares to certain listed competitors of Airborne or any other company primarily engaged in the transportation of air freight or air express shipments. In connection with the Airborne stock purchase, Airborne was granted certain piggyback registration rights relating to their shares of common stock. In addition, under the terms of the Airborne stock purchase, Airborne is entitled to appoint one director to the Company's Board of Directors for as long as Airborne continues to own at least half of the shares it acquired in the Airborne stock purchase.

    On December 13, 1996, the Company effected the Reorganization discussed in
Note 1. The officers and directors of the Company remained in office after the Reorganization.

    The Company plans adopt a stock option plan (the Plan). The Plan provides for the grant of options to acquire up to 400,000 shares of common stock at an exercise price equal to the fair value of the stock at the date of grant. No options have been granted to date, however, the Company plans to grant approximately 300,000 of such options prior to its planned initial public offering.

    In October 1996, the Company commenced planning for an initial public offering of 1,000,000 shares of its common stock.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR SHARES AND PER SHARE DATA)

18. INDUSTRY SEGMENT AND GEOGRAPHIC AREA

    The Company operates predominantly in a single industry as a courier and cargo freight forwarder. The following is a summary of financial data by geographic area:

                                                       1995           1994           1993
                                                   -------------  -------------  -------------
REVENUES(1)
Middle East......................................         40,580         34,245         27,709
North America....................................          6,097          7,379          5,799
Europe...........................................         10,148          7,719          5,055
Eliminations.....................................        (13,223)       (11,214)        (9,749)
                                                   -------------  -------------  -------------

    Total revenues...............................         43,602         38,129         28,814
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
OPERATING PROFIT (LOSS)
Middle East......................................          2,017          1,239            933
North America....................................            (51)           (94)           (45)
Europe...........................................            (44)          (117)           266
Eliminations.....................................            (15)            --             --
                                                   -------------  -------------  -------------

    Total operating profit.......................          1,907          1,028          1,154
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
IDENTIFIABLE ASSETS
Middle East......................................         16,359         13,575
North America....................................          1,345          1,801
Europe...........................................          4,321          4,132
                                                   -------------  -------------

    Total identifiable assets....................         22,025         19,508
Eliminations.....................................         (7,748)        (6,395)
Investments in affiliates........................             67             65
                                                   -------------  -------------
    Total assets.................................         14,344         13,178
                                                   -------------  -------------
                                                   -------------  -------------

------------------------

(1) Revenues between stations that are wholly-owned subsidiaries are priced at cost. Transactions with other affiliated stations are priced at cost plus 10%. All intercompany transactions have been eliminated in consolidation.

19. SUPPLEMENTAL FINANCIAL STATEMENT DISCLOSURES

A. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

    The carrying amounts of cash, current receivables, accounts payable, payables, due to banks and long term notes payable approximate their fair market values.

                   ARAMEX (UK) INTERNATIONAL COURIER LIMITED
                             REPORT OF THE AUDITORS

    We have audited the accompanying balance sheet of Aramax (UK) International Courier Ltd. as of 31 December 1993 and the related statements of income and cash flows for the year then ended. The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.
BASIS OF OPINION
    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.
    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.
OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1993 and of its profit, total recognised gains and statement of cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


/s/ MEHTA & TENGRA
---------------------------------------------
Mehta & Tengra
Chartered Accountants
Registered Auditors
4 Wellington Terrace
Bayswater Road
London W2 4LW

Date: 15 August, 1994 [except with respect to the cash flow statements as to which the date is 23 December 1996]

                   ARAMEX (UK) INTERNATIONAL COURIER LIMITED
                             REPORT OF THE AUDITORS

    We have audited the accompanying balance sheet of Aramax (UK) International Courier Ltd. as of 31 December 1994 and the related statements of income and cash flows for the year then ended. The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.
BASIS OF OPINION
    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.
    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.
OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1994 and of its profit and statement of cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


              /s/ MEHTA & TENGRA
---------------------------------------------
                Mehta & Tengra
            Chartered Accountants
             Registered Auditors
4 Wellington Terrace
Bayswater Road
London W2 4LW

Date: 25 May 1995 [except with respect to the cash flow statements as to which the date is 23 December 1996]

                    ARAMEX (UK) INTERNATIONAL COURIER LIMTED
                             REPORT OF THE AUDITORS

    We have audited the accompanying balance sheet of Aramax (UK) International Courier Ltd. as of 31December 1995 and the related statements of income and cash flows for the year then ended. The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION


    In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31December 1995 and of its profit and statement of cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


              /s/ MEHTA & TENGRA
---------------------------------------------
                Mehta & Tengra
            Chartered Accountants
             Registered Auditors

4 Wellington Terrace
Bayswater Road
London W2 4LW

Date: 18 April 1996 [except with respect to the cash flow statements as to which the date is 23 December 1996]

                    ARAMEX INTERNATIONAL COURIER FRANCE SARL
                             REPORT OF THE AUDITORS

    We have audited the accompanying balance sheet of Aramax International Courier France Sarl as of 31 December 1995 and the related statements of income and cash flows for the year then ended. The accounts for the year ended 31 December 1994 were not audited by us. The company's manager is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes an examination on a test basis of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the manager in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION


    In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1995 and of its profit and statement of cash flows for the year then ended and have been properly prepared in accordance with generally accepted accounting standards in the United Kingdom.


              /s/ MEHTA & TENGRA
---------------------------------------------
                Mehta & Tengra
            Chartered Accountants
             Registered Auditors

4 Wellington Terrace
Bayswater Road
London W2 4LW

Date: 30 December 1996

                                AUDITORS' REPORT
TO: THE PARTNERS OF
ALAWSAT INTERNATIONAL
TRANSPORT COMPANY LIMITED
(A SAUDI LIMITED LIABILITY COMPANY)
JEDDAH-SAUDI ARABIA
    We have audited the accompanying balance sheet of Alawsat International Transport Company Limited (A Saudi Limited Liability Company) as of December 31, 1993 and the related statements of income and retained earnings and cash flows for the period from April 25, 1993 to December 31, 1993, including the related notes from No. 1 to No. 12, we have also audited the transactions for the period from January 1, 1993 to April 24, 1993, which results are summarized in Note 12 of the accompanying financial statements) which was the period preceding the legal incorporation of the Company, results of this period are summarized in
Note 12, which form an integral part of these financial statements. These financial statements are the responsibility of Alawsat International Transport Company Limited's management and were prepared to comply with applicable articles of regulations for companies. We have obtained all information and explanations which we considered necessary for our audit.
    We conducted our audit in accordance with the Saudi and other generally accepted auditing standards. Those standards require that we plan and perform the audit which includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
    In our opinion, the financial statements taken as a whole:
       -- Present fairly the financial position of Alawsat International Transport Company Limited (A Saudi Limited Liability Company) as of December 31, 1993 and the results of its operations and cash flows for the period then ended in conformity with generally accepted accounting principles in Saudi Arabia and the accounting policies relevant to the company's activities mentioned in note (2) and,
       -- Comply with requirements of the regulations for companies and Alawsat International Transport Company Limited articles of association with respect to the preparation and presentation of financial statements.
       -- The company decided that the financial year will be according to the explanation mentioned in note (1).
For Dr. Mohamed Al-Amri & Co.
/s/ Mohamed A. Al-Amri
Dr. Mohamed A. Al-Amri
Certified Public Accountant                                 Date: 15.10.1414 (H)
Registration No. (60)                                             27.03.1994 (G)

                                                            (except with respect
                                                                to the cash flow
                                                           statement as to which
                                                         the date is 24 December
                                                                           1996)

                                                          Jeddah, The Kingdom of
                                                                    Saudi Arabia

                                AUDITORS' REPORT
TO: THE PARTNERS OF
AL-AWSAT INTERNATIONAL
TRANSPORT COMPANY LIMITED
(A LIMITED LIABILITY COMPANY)
    We have audited the accompanying consolidated balance sheet of Al-Awsat International Transport Company Limited as of December 31, 1994 and the consolidated statements of income and retained earnings and cash flows for the year then ended, including the related notes from No. 1 to No. 11. These consoldiated financial statements are the responsibility of the Company's management and were prepared to comply with applicable articles of regulations for companies. We have obtained all information and explanations which we considered necessary for our audit.
    We conducted our audit in accordance with generally accepted auditing standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
    In our opinion, the financial statements taken as a whole:
       -- Present fairly the consolidated financial position of Al-Awsat International Transport Company Limited as of December 31, 1994 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles in Saudi Arabia and,
       -- Comply with requirements of the Regulations for Companies and the Company's Articles of Association with respect to the preparation and presentation of consolidated financial statements.
       * These financial statements include the accounts of the head office in Jeddah and Riyadh branch.
For Dr. Mohamed Al-Amri & Co.
/s/ Mohamed A. Al-Amri
Dr. Mohamed A. Al-Amri
Certified Public Accountant                            Date: Shawal 28, 1415 (H)
Registration No. (60)                                         March 29, 1995 (G)

                                                          Jeddah, The Kingdom of
                                                                    Saudi Arabia

                                AUDITORS' REPORT
TO: THE PARTNERS OF
AL-AWSAT INTERNATIONAL
TRANSPORT COMPANY LIMITED
(A LIMITED LIABILITY COMPANY)
    We have audited the accompanying consolidated balance sheet of Al-Awsat International Transport Company Limited as of December 31, 1995 and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for the year then ended including the related notes from No. 1 to No.
10. These consolidated financial statements are the responsibility of the company's management and were prepared to comply with applicable articles of regulations for companies. We have obtained all information and explanations which we considered necessary for our audit.
    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
    In our opinion, the financial statements taken as a whole:
       -- Present fairly the financial position of Al-Awsat International Transport Company Limited as of December 31, 1995 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles in Saudi Arabia; and,
       -- Comply with requirements of the Regulations for Companies and the Company's Articles of Association with respect to the preparation and presentation of consolidated financial statements.
       * The previous partners sold their total shares to new partners as Note No. 8 indicates.
For Dr. Mohamed Al-Amri & Co.
/s/ Mohamed A. Al-Amri
Dr. Mohamed A. Al-Amri
Certified Public Accountant                                  Shawal 07, 1416 (H)
Registration No. (60)                                      February 25, 1996 (G)

                                                          Jeddah, The Kingdom of
                                                                    Saudi Arabia

                          INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholders
Aramex International Courier of Virginia, Inc.
Falls Church, Virginia
    We have audited the balance sheets of Aramex International Courier of Virginia, Inc. as of December 31, 1995 and 1994, and the related statements of income and retained earnings, and cash flows for the years then ended (none of which are shown separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier of Virginia, Inc. as of December 31, 1995 and 1994, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.
                                          /s/ EDWARD ISAACS & COMPANY LLP
New York, New York
February 23, 1996

                          INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholders
Aramex International Courier, Ltd.
New York, New York

    We have audited the consolidated balance sheets of Aramex International Courier, Ltd. and subsidiary, Aramex International Courier of N.J., Inc. as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the three years in the period ended December 31, 1995 (none of which are shown separately herein). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aramex International Courier, Ltd. and subsidiary as of December 31, 1995, 1994 and 1993, and the results of their operations and cash flows for the each of the years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.
                                          /s/ EDWARD ISAACS & COMPANY LLP
New York, New York
March 30, 1996

                          INDEPENDENT AUDITORS' REPORT
To the Partners
Aramex International Courier--Texas, Ltd.
Houston, Texas
    We have audited the balance sheet of Aramex International Courier--Texas, Ltd. (a partnership) as of December 31, 1994, and the related statements of operations and partners' equity deficiency and cash flows for the year then ended (none of which are shown separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.
    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier--Texas, Ltd. as of December 31, 1994, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.
                                          /s/ EDWARD ISAACS & COMPANY LLP
New York, New York
March 14, 1995

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders

Aramex International Courier of California

Inglewood, California

    We have audited the balance sheet of Aramex International Courier of California as of December 31, 1994, and the related statements of income and accumulated deficit, and cash flows for the year then ended. These financial statements (none of which are shown separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International of California as of December 31, 1994, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /S/ EDWARD ISAACS & COMPANY LLP

New York, New York
May 4, 1995

                          INDEPENDENT AUDITORS' REPORT

To the Partners

Aramex International Courier -- Texas, Ltd.

Houston, Texas

    We have audited the statements of operations and changes in partners' equity deficiency and cash flows of Aramex International Courier -- Texas, Ltd. (a partnership) for the nine months ended September 30, 1995 (date of dissolution). These financial statements (none of which are shown separately herein) are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, results of operations and cash flows of Aramex International Courier -- Texas, Ltd. for the nine months ended September30, 1995 in conformity with generally accepted accounting principles.

                                          /S/ EDWARD ISAACS & COMPANY LLP

New York, New York
December 1, 1995

                          INDEPENDENT AUDITORS' REPORT

                                                                   March 9, 1994

Board of Directors
  Aramex International Courier of Virginia
  Falls Church, Virginia

    We have audited the accompanying balance sheet of Aramex International Courier of Virginia of December 31, 1993, and the related statements income and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier of Virginia as of December 31, 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            BISH & HAFFEY
                                            /s/ Bish & Haffey
                                            Alexandria, Virginia

                                AUDITOR'S REPORT

To the Shareholders of
Aramex International Courier of Los Angeles Inc.

    We have audited the balance sheet as of December 31, 1993 of Aramex International Courier of Los Angeles Inc. (Aramex LAX Station), and the related statements of operations, and cash flows for the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements present fairly, in all material respects, the financial position of Aramex International Courier of Los Angeles Inc. at December 31, 1993, and the results of their operations and their cash flows for the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          /S/ IRENE P. TSE, J.D.

MONTEBELLO, CALIFORNIA
JUNE 18, 1994

                                AUDITORS' REPORT

Messers. Partners of Arab-American Express Courier
A Limited Liability Company
Beirut Branch
Beirut - Lebanon

    We have audited the accompanying balance sheet of the Arab-American Express Courier - a Limited Liability Company, Beirut branch as at December 31, 1993 and related statements of income and cash flow for the year then ended. These financial statements were prepared by the Company's management and under their responsibility. Our responsibility is to express an opinion on these financial statements, based on our auditing procedures.

    We conducted our audit in accordance with generally accepted auditing standards, those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant Messrs. partners of Arab-American Express Courier estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion the financial statements give a true and fair view of the financial position of Arab American Express Courier Beirut Branch as at 31 December 1993 and the results of its operations for the year then ended in accordance with International Accounting Standards and as adapted to comply with the Lebanese General Accounting plan.

    Without qualifying our opinion above, we draw attention to note 14 which refers to the modification of the policy of calculating revenues from direct services, as realized revenues are recorded in the income statement, while unrealized sales of coupons are considered as deferred income.

/s/ Talal Abu GhaZaleh & Co.
AL DAR AUDIT BUREAU
(TALAL ABU-GHAZALEH & Co.)

Beirut on 30 June, 1994

                                AUDITORS' REPORT

Messes. Partners of Aramex s.a.r.l.
Beirut--Lebanon

    We have audited the accompanying balance sheet of Aramex s.a.r.l. as of December 31, 1993 and the related statements of income and cash flow for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

1 With reference to note 5 to the financial statements clients Accounts maintained in foreign currency were not translated at year end official closing rates.

2   No Audited financial statements were issued for 1992.

    In our opinion, except for the effect of notes 1 and 2 mentioned above on the financial statements, the financial statements give a true and fair view of the financial position of Aramex s.a.r.l. as of December 31, 1993 and the results of its operations for the year then ended in accordance with Generally Accepted Accounting Standards and as adapted to comply with the Lebanese General Accounting Plan.

Beirut on September 1, 1994

/S/ TALAL ABU-GHAZALEH & CO.

Al Dar Audit Bureau
(Talal Abu-Ghazaleh & Co.)

                          INDEPENDENT AUDITOR'S REPORT
ARAMEX INTERNATIONAL COURIER - TEXAS, LTD:

    We have audited the accompanying balance sheets of Aramex International Courier - Texas, LTD as of December 31, 1993, and the related statments of income and partners' equity and statements of cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier -Texas, LTD as of December 31, 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Frank E. Stanley III & Co.
March 24, 1994
Houston, Texas

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company's Organization................................................   10
Risk Factors..............................................................   12
Use of Proceeds...........................................................   19
Dilution..................................................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   23
Business..................................................................   28
Management................................................................   39
Principal and Selling Shareholders........................................   44
Certain Transactions......................................................   45
Description of Capital Stock..............................................   47
Stock Eligible for Future Sale............................................   50
Certain Foreign Issuer Considerations.....................................   51
Taxation..................................................................   52
Underwriting..............................................................   58
Legal Matters.............................................................   60
Experts...................................................................   60
Additional Information....................................................   63
Index to Financial Statements.............................................  F-1

                            ------------------------

    UNTIL JANUARY   , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,000,000 SHARES

  [LOGO]

         [LOGO]

                                     ARAMEX
                                 INTERNATIONAL
                                    LIMITED

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            COMMONWEALTH ASSOCIATES

                                JANUARY   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses expected to be incurred by the Company (on behalf of itself and the Selling Shareholders) in connection with this offering.

NATURE OF FEES AND EXPENSES                                                        AMOUNT(1)
-------------------------------------------------------------------------------  -------------
SEC Registration Fee...........................................................  $    2,962.12
NASD Filing Fee................................................................       1,477.50
Nasdaq National Market Listing Fee.............................................      30,199.22
Accounting Fees and Expenses...................................................     110,000.00
Legal Fees and Expenses........................................................     200,000.00
Blue Sky Qualification Fees and Expenses.......................................      15,000.00
Transfer Agent and Registrar Fees..............................................       5,000.00
Printing Expenses..............................................................      75,000.00
Miscellaneous..................................................................      10,361.16
                                                                                 -------------
      Total....................................................................  $  450,000.00
                                                                                 -------------
                                                                                 -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (i) Section 98 of The Companies Act 1981 of Bermuda renders void any provisions, whether contained in a company's bye-laws or in any contract between the company and any officer thereof, exempting such officer from, or indemnifying such officer against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation of the company; provided, that a, company may indemnify such officer against any liability incurred by him in defending any proceedings, criminal or civil, in which judgment is given in such officer's favor or in which he is acquitted or when relief is granted to such officer by the Supreme Court of Bermuda as provided for by The Companies Act 1981.

    (ii) Section 98A of The Companies Act 1981 of Bermuda provides that a company may purchase and maintain insurance for the benefit of any officer of the Company against any liability incurred by him in his capacity as an officer of the company with respect to a violation of his duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances or indemnifying such officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary and that no provision of the Companies Act 1981 shall render any such insurance policy void or voidable. The registrant intends to obtain such an insurance policy prior to the closing of the offering pursuant to this registration statement.

    (iii) The Bye-laws of the registrant provide that the directors, secretary and other officers for the time being of the Company and the liquidatory or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administors, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys or or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

    The Bye-laws also provide that the registrant may purchase insurance on behalf of any person, including officers and directors, serving at the request of the registrant against any liability asserted against such person.

    The registrant intends to enter into agreements with its directors and executive officers which provide for indemnification of such persons against judgments, fines, penalties, charges and expenses suffered or incurred by them in their capacity as representatives of the registrant. The agreements will provide that, in certain circumstances, the registrant may reimburse or advance funds to any person m respect of expenses incurred in advance of the final disposition of any suit, claim or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) (i) On October 22, 1996, Aramex International, Limited, a Hong Kong company ("Aramex Hong Kong"), and the Company's predecessor sold 195 shares (or 304,688 shares giving effect to the Reorganization) of common stock to Airborne Freight Corporation for an aggregate consideration of $2 million. The shares were offered in reliance on Section 4(2) of the Securities Act of 1933.

    (ii) On December 13, 1996, Aramex International Limited subscribed for 100 shares of Aramex Hong Kong and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares.

    (iii) Prior to the effective date of this Offering, Messrs. William Kingson, Fadi Ghandour, Ms. Rula Ghandour and Airborne Freight Corporation subscribed for an aggregate of 3,125,688 shares of Aramex Bermuda.

    (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 15(a).

                               INDEX TO EXHIBITS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The exhibits listed in the following table have been filed as part of this registration statement.


  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement**
       3.1   Memorandum of Association of Aramex International Limited**
       3.2   Bye-laws of Aramex International Limited**
       4.1   Specimen of Common Stock Certificate**
       4.2   Form of Underwriter's Warrant Agreement including form of Redeemable Warrant Certificate**
       5.1   Opinion of Conyers, Dill & Pearman**
       8.1   Opinion of Conyers, Dill & Pearman relating to tax matters**
       8.2   Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters**
      10.1   Stock Option Plan**
      10.2   Form of Agreement granting a license to use the "Aramex" name**
      10.3   Form of Management Agreement**
      10.4   Form of Agreement with each of the Company's Middle East (MED) Mail Order Catalog Companies**
      10.5   Employment Agreement dated as of November 4, 1996 between Aramex International Limited and William
             Kingson**
      10.6   Employment Agreement dated as of November 4, 1996 between Aramex International Limited and Fadi
             Ghandour**
      10.7   Form of Indemnification Agreement, between Aramex International Limited and members of the Board of
             Directors**
      10.8   Stock Purchase Agreement dated as of October 22, 1996 between Aramex International Limited and Airborne
             Freight Corporation**
      10.9   Shareholders Agreement dated October 22, 1996 between William Kingson, Fadi Ghandour, Rula Ghandour and
             Airborne Freight Corporation**
     10.10   Amendment No. 1 to Shareholders Agreement dated as of December 11, 1996 between William Kingson, Fadi
             Ghandour, Rula Ghandour and Airborne Freight Corporation as amended by Agreement dated as of December 12,
             1996**
     10.11   Nominee Shareholder Agreement dated January 1, 1995 by and between Raghida Ali Ghandour and Aramex
             International Limited**
     10.12   Nominee Shareholder Agreement dated January 1, 1995 by and between Fadi Ali Ghandour and Aramex
             International Limited**
     10.13   Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996.**
      21.1   List of subsidiaries of Aramex International Limited**
      23.1   Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)**
      23.2   Consent of Allen & Overy**
      23.3   Consent of Arthur Andersen**
      23.4   Consent of Khleif & Co.**
      23.5   Consent of Mehta & Tengra
      23.6   Consent of Dr. Mohamed Al-Amri & Co.**
      23.7   Consent of Edward Isaacs & Co. LLP

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      23.8   Consent of Bish & Haffey PC**
      23.9   Consent of Irene P. TSE, J.D.**
     23.10   Consent of Talal Abu-Ghazaleh & Co.
     23.11   Consent of Talal Abu-Ghazaleh & Co.
     23.12   Consent of Frank E. Stanley III & Co.**
     23.13   Consent of Orrick, Herrington & Sutcliffe LLP**
     23.14   Supplemental Letter from Dr. Mohamed Al-Amri & Co.**
     23.15   Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi**
      24.1   Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)


------------------------

 ** Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1, and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on January 8, 1997.


                                ARAMEX INTERNATIONAL LIMITED

                                By:             /s/ WILLIAM KINGSON
                                     -----------------------------------------
                                                  William Kingson
                                               CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                 TITLE OF CAPACITIES             DATE
------------------------------  ---------------------------  -------------------

     /s/ WILLIAM KINGSON        Chairman of the Board
------------------------------    (Principal Executive           January 8, 1997
       William Kingson            Officer)

      /s/ FADI GHANDOUR*        President, Deputy Chairman
------------------------------    and                            January 8, 1997
        Fadi Ghandour             Chief Executive Officer

      /s/ RULA GHANDOUR*        Director
------------------------------                                   January 8, 1997
        Rula Ghandour

                                Accounting and Finance
      /s/ EMAD SHISTAWI*          Manager
------------------------------    (Principal Financial and       January 8, 1997
        Emad Shistawi             Accounting Officer)

   *By:/s/ WILLIAM KINGSON
     as attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement**

       3.1   Memorandum of Association of Aramex International Limited**

       3.2   Bye-laws of Aramex International Limited**

       4.1   Specimen of Common Stock Certificate**

       4.2   Form of Underwriter's Warrant Agreement including form of Redeemable Warrant Certificate**

       5.1   Opinion of Conyers, Dill & Pearman**

       8.1   Opinion of Conyers, Dill & Pearman relating to tax matters**

       8.2   Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters**

      10.1   Stock Option Plan**

      10.2   Form of Agreement granting a license to use the "Aramex" name**

      10.3   Form of Management Agreement**

      10.4   Form of Agreement with each of the Company's Middle East (MED) Mail Order Catalog Companies**

      10.5   Employment Agreement dated as of November 4, 1996 between Aramex International Limited and William
             Kingson**

      10.6   Employment Agreement dated as of November 4, 1996 between Aramex International Limited and Fadi
             Ghandour**

      10.7   Form of Indemnification Agreement, between Aramex International Limited and members of the Board of
             Directors**

      10.8   Stock Purchase Agreement dated as of October 22, 1996 between Aramex International Limited and Airborne
             Freight Corporation**

      10.9   Shareholders Agreement dated October 22, 1996 between William Kingson, Fadi Ghandour, Rula Ghandour and
             Airborne Freight Corporation**

      10.10  Amendment No. 1 to Shareholders Agreement dated as of December 11, 1996 between William Kingson, Fadi
             Ghandour, Rula Ghandour and Airborne Freight Corporation as amended by Agreement dated as of December
             12, 1996**

      10.11  Nominee Shareholder Agreement dated January 1, 1995 by and between Raghida Ali Ghandour and Aramex
             International Limited**

      10.12  Nominee Shareholder Agreement dated January 1, 1995 by and between Fadi Ali Ghandour and Aramex
             International Limited**

      10.13  Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996.**

      21.1   List of subsidiaries of Aramex International Limited**

      23.1   Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)**

      23.2   Consent of Allen & Overy**

      23.3   Consent of Arthur Andersen**

      23.4   Consent of Khleif & Co.**

      23.5   Consent of Mehta & Tengra

      23.6   Consent of Dr. Mohamed Al-Amri & Co.**

      23.7   Consent of Edward Isaacs & Co. LLP

      23.8   Consent of Bish & Haffey PC**

      23.9   Consent of Irene P. TSE, J.D.**

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      23.10  Consent of Talal Abu-Ghazaleh & Co.

      23.11  Consent of Talal Abu-Ghazaleh & Co.

      23.12  Consent of Frank E. Stanley III & Co.**

      23.13  Consent of Orrick, Herrington & Sutcliffe LLP**

      23.14  Supplemental Letter from Mohamed Al-Amri**

      23.15  Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi**

      24.1   Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)


------------------------

 ** Previously filed.